Exhibit 10.18

AMENDED AND RESTATED LOAN AGREEMENT
Dated as of March 29, 2007
Between
THE ENTITIES WHOSE NAMES APPEAR ON THE SIGNATURE PAGES HEREOF,
as Borrower
and
COLUMN FINANCIAL, INC.,
as Lender

-i-

-ii-

AMENDED AND RESTATED LOAN AGREEMENT
          THIS AMENDED AND RESTATED LOAN AGREEMENT, dated as of March 29, 2007 (as amended, restated, replaced, supplemented or otherwise modified from time to time, this “Agreement”), between COLUMN FINANCIAL, INC., having an address at 11 Madison Avenue, New York, New York 10010 (“Lender”) and the entities set forth on Schedule I annexed hereto and made a part hereof, each having its principal place of business at 4445 Willard Avenue, 12th Floor, Chevy Chase, MD 20815 (collectively, and jointly and severally, “Borrower”).
WITNESSETH:
          WHEREAS, Lender made a loan (the “Original Loan”) to Borrower, subject to and in accordance with the terms of that certain Loan Agreement dated as of December 1, 2006 (the “Original Loan Agreement”) and the other Loan Documents (as defined in the Original Loan Agreement) executed and delivered in connection therewith (collectively, the “Original Loan Documents”).
          WHEREAS, Lender and Borrower desire to modify, amend and restate in their entirety the terms of the Original Loan Agreement, subject to and in accordance with the terms of this Agreement.
          NOW THEREFORE, in consideration of the making of the Loan by Lender and the covenants, agreements, representations and warranties set forth in this Agreement, the parties hereto hereby amend and restate the Original Loan Agreement in its entirety and covenant, agree, represent and warrant as follows:
I. DEFINITIONS; PRINCIPLES OF CONSTRUCTION
          Section 1.1. Definitions. For all purposes of this Agreement, except as otherwise expressly required or unless the context clearly indicates a contrary intent:
          “Acceptable Counterparty” shall mean any counterparty to the Interest Rate Cap Agreement (or any guarantor thereof) that has and shall maintain, until the expiration of the applicable Interest Rate Cap Agreement, the Minimum Counterparty Rating.
          “Additional Insolvency Opinion” shall have the meaning set forth in Section 4.1.30(c) hereof.
          “Adjusted Release Amount” shall mean, for each Individual Property, one hundred twenty-five percent (125%) of the Release Amount for such Individual Property.
          “Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by or is under common control with such first Person or is a director or officer of such first Person or of an Affiliate of such first Person. Affiliate shall not include (i) any Operating Tenant solely because it is a tenant under an Operating Lease, (ii) any director or shareholder of CapitalSource Inc. (iii) any Person that is under the control of any director of CapitalSource Inc. or (iv) any Person that is under the control of or controls any shareholder of CapitalSource Inc.
          “ALTA” shall mean American Land Title Association, or any successor thereto.
          “Applicable Interest Rate” shall mean the rate or rates at which the outstanding principal amount of the Loan bears interest from time to time in accordance with the provisions of Section 2.2.3 hereof.
          “Appraisal” shall mean, with respect to each Individual Property, an appraisal of such Individual Property prepared by a qualified MAI appraiser with no interest (direct or indirect) in the Loan or in the Properties and which is in compliance with the requirements of FIRREA and is otherwise in form and substance satisfactory to Lender in its sole discretion.
          “Assignment of Leases” shall mean, with respect to each Individual Property, that certain first priority Assignment of Leases and Rents, dated as of December 1, 2006, executed by the Borrower Entity or Maryland Guarantor which owns such Individual Property, as assignor, in favor of Lender, as assignee, assigning to Lender all of such Borrower Entity’s and Maryland Guarantor’s interest in and to the Leases and Rents of such Individual Property as security for the Loan, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
          “Award” shall mean any compensation paid by any Governmental Authority in connection with a Condemnation with respect to all or any part of any Individual Property.
          “Bankruptcy Action” shall mean with respect to any Person (a) such Person filing a voluntary petition under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law; (b) the filing of an involuntary petition against such Person under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law, or soliciting or causing to be solicited petitioning creditors for any involuntary petition against such Person; (c) such Person filing an answer consenting to or otherwise acquiescing in or joining in any involuntary petition filed against it, by any other Person under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law, or soliciting or causing to be solicited petitioning creditors for any involuntary petition from any Person; (d) such Person consenting to or acquiescing in or joining in an application for the appointment of a custodian, receiver, trustee, or examiner for such Person or any portion of the Property; or (e) such Person making an assignment for the benefit of creditors, or admitting, in writing or in any legal proceeding, its insolvency or inability to pay its debts as they become due.
          “Bankruptcy Code” shall mean the Bankruptcy Reform Act of 1978, as amended, 11 U.S.C., Section 101, et seq., and the regulations adopted and promulgated pursuant thereto.
          “Basic Carrying Costs” shall mean, for any period, with respect to each Individual Property, the sum of the following costs associated with such Individual Property for such period: (a) Taxes and (b) Insurance Premiums.

          “Borrower” shall mean, individually and collectively, each of the entities set forth on Schedule I annexed hereto and made a part hereof, together with their successors and assigns. Each reference to Borrower shall refer to such entities collectively and individually to each entity constituting Borrower.
          “Borrower Entity” shall have the meaning set forth in Section 11.1 hereof.
          “Breakage Costs” shall have the meaning set forth in Section 2.2.3(h) hereof.
          “BSI Reserve Account” shall have the meaning set forth in Section 7.6 hereof.
          “Business Day” shall mean any day other than a Saturday, Sunday or any other day on which national banks in New York, New York are not open for business.
          “Calculation Date” shall mean the last day of each calendar month during the term of the Loan.
          “Capital Expenditures” shall mean, for any period, the amount expended for items capitalized under GAAP (including expenditures for building improvements or major repairs, leasing commissions and tenant improvements).
          “Cash Management Account” shall have the meaning set forth in Section 2.6.2 hereof.
          “Cash Management Agreement” shall mean that certain Amended and Restated Cash Management Agreement, dated as of the date hereof, by and between Borrower and Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
          “Cash Trap Period” shall have the meaning set forth in Section 9.3 hereof.
          “Casualty” shall have the meaning set forth in Section 6.2 hereof.
          “Casualty Consultant” shall have the meaning set forth in Section 6.4(b)(iii) hereof.
          “Casualty Retainage” shall have the meaning set forth in Section 6.4(b)(iv) hereof.
          “Closing Date” shall mean the date of this Agreement.
          “Code” shall mean the Internal Revenue Code of 1986, as amended, as it may be further amended from time to time, and any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.
          “Collateral Assignment of Interest Rate Cap Agreement” shall mean that certain Collateral Assignment of interest Rate Cap Agreement, dated as of the date hereof,

executed by Borrower in connection with the Loan for the benefit of the Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
          “Condemnation” shall mean a temporary or permanent taking by any Governmental Authority as the result or in lieu or in anticipation of the exercise of the right of condemnation or eminent domain, of all or any part of any Individual Property, or any interest therein or right accruing thereto, including any right of access thereto or any change of grade affecting such Individual Property or any part thereof.
          “Condemnation Proceeds” shall have the meaning set forth in Section 6.4(b) hereof.
          “Counterparty” shall mean, with respect to the Interest Rate Cap Agreement with Deutsche Bank and with respect to any Replacement Interest Rate Cap Agreement, any substitute Acceptable Counterparty.
          “Covered Disclosure Information” shall have the meaning set forth in Section 9.2 (b) hereof.
          “CS” shall mean Credit Suisse Securities (USA) LLC and its successors in interest.
          “Debt” shall mean the outstanding principal amount set forth in, and evidenced by, this Agreement and the Note together with all interest accrued and unpaid thereon (including any interest that would accrue on the outstanding principal amount of the Loan through and including the end of any applicable Interest Period, even if such Interest Period extends beyond any applicable Payment Date, prepayment date or the Maturity Date) and all other sums due and payable to Lender in respect of the Loan under the Note, this Agreement, the Mortgages and the other Loan Documents.
          “Debt Service” shall mean, with respect to any particular period of time, scheduled principal and/or interest payments due and payable under this Agreement and the Note.
          “Debt Service Coverage Ratio” shall mean a ratio for the applicable period in which:
(a)	the numerator is the Net Cash Flow (excluding interest on credit accounts) for such period as set forth in the financial statements required hereunder; and

(b)	the denominator is the Debt Service due and payable under the Note for such period.
          “Debt Service Reserve Account” shall have the meaning set forth in Section 7.4.1 hereof.

          “Debt Service Reserve Fund” shall have the meaning set forth in Section 7.4.1 hereof.
          “Default” shall mean the occurrence of any event hereunder or under any other Loan Document which, but for the giving of notice or passage of time, or both, would be an Event of Default.
          “Default Rate” shall mean a rate per annum equal to the lesser of (a) the Maximum Legal Rate and (b) three percent (3%) above the Applicable Interest Rate.
          “Determination Date” shall mean, with respect to any Interest Period, the date that is two (2) London Business Days prior to the fifteenth (15th) day of the calendar month in which such Interest Period commences.
          “Disclosure Document” shall mean a prospectus, private placement memorandum or offering memorandum in each case in preliminary or final form, used to offer Securities in connection with a Securitization which Borrower has been given a reasonable opportunity to review by Lender.
          “Effective Operating Lease” shall mean an Operating Lease approved by Lender which is in force and effect and which has not been cancelled or terminated.
          “Eligible Account” shall mean a separate and identifiable account from all other funds held by the holding institution that is either (a) an account or accounts maintained with a federal or state-chartered depository institution or trust company which complies with the definition of Eligible Institution or (b) a segregated trust account or accounts maintained with a federal or state chartered depository institution or trust company acting in its fiduciary capacity which, in the case of a state chartered depository institution or trust company, is subject to regulations substantially similar to 12 C.F.R. §9.10(b), having in either case a combined capital and surplus of at least $50,000,000 and subject to supervision or examination by federal and state authority. An Eligible Account will not be evidenced by a certificate of deposit, passbook or other instrument.
          “Eligible Institution” shall mean a depository institution or trust company, the short term unsecured debt obligations or commercial paper of which are rated at least “A-1+” by S&P, “P-1” by Moody’s and “F-1+” by Fitch in the ease of accounts in which funds are held for thirty (30) days or less (or, in the case of accounts in which funds are held for more than thirty (30) days, the long term unsecured debt obligations of which are rated at least “AA” by Fitch and S&P and “Aa2” by Moody’s).
          “Embargoed Person” shall have the meaning set forth in Section 4.1.35 hereof.
          “Environmental Indemnity” shall mean that certain Environmental Indemnity Agreement dated as of December 1, 2006, executed by Borrower and CSE Mortgage LLC in connection with the Loan for the benefit of Lender, as amended by letter dated as of the date hereof deleting CSE Mortgage LLC as a party thereunder, and as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

          “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
          “Event of Default” shall have the meaning set forth in Section 8.1(a) hereof.
          “Excess Cash Flow” shall have the meaning set forth in Section 2.6.2 hereof.
          “Exchange Act” shall have the meaning set forth in Section 9.2(a) hereof.
          “Extended Maturity Date” shall have the meaning set forth in Section 2.10 hereof.
          “Extension Option” shall have the meaning set forth in Section 2.10 hereof.
          “Facility”, with respect to each Individual Property, shall have the meaning set forth in the granting clause of the Mortgage for such Individual Property.
          “Fiscal Year” shall mean each twelve (12) month period commencing on January 1 and ending on December 31 during each year of the term of the Loan.
          “Fitch” shall mean Fitch, Inc.
          “GAAP” shall mean generally accepted accounting principles in the United States of America as of the date of the applicable financial report.
          “Government Account” shall mean any account payable by any Government Payor under the Medicare or Medicaid programs, any similar or implementing state statutes and the rules and regulations promulgated pursuant to any thereof.
          “Government Payor” shall mean the Centers for Medicare and Medicaid Services and any other federal or state governmental authority or any other governmental Person responsible for making payment of any Government Account.
          “Governmental Authority” shall mean any court, board, agency, commission, office or other authority of any nature whatsoever for any governmental unit (federal, state, county, district, municipal, city or otherwise) whether now or hereafter in existence.
          “Gross Income from Operations” shall mean, for any period, all income, computed in accordance with GAAP, derived from the operation of the Properties from whatever source during such period, including, but not limited to, all patient or resident room revenues, revenues for services provided to patients or residents, revenues from charges imposed on patients or persons acting by or on behalf of patients or residents, or revenues received for care or services to patients or residents, all food, beverage, and merchandise sales receipts, Rents, utility charges, escalations, forfeited security deposits, interest on credit accounts, service fees or charges, license fees, parking fees, rent concessions or credits, and other pass-through or reimbursements paid by tenants under the Leases of any nature, but excluding (a) Rents from month-to-month tenants or tenants that are included in any Bankruptcy Action, (b) sales, use and occupancy or other taxes on receipts required to be accounted for by Borrower to any

Governmental Authority or Healthcare Authority, (c) refunds and uncollectible accounts, (d) sales of furniture, fixtures and equipment, Insurance Proceeds and Condemnation Proceeds (other than business interruption or other loss of income insurance), (e) and any disbursements to the Borrower from the Tax and Insurance Escrow Fund, the Replacement Reserve Fund, the Debt Service Reserve Fund, or any other escrow fund established by the Loan Documents (it being the intent that with respect to each Individual Property subject to an Operating Lease, Gross Income from Operations includes all revenue received by the applicable operator tenant but excludes any rent received by Borrower under the applicable Operating Lease).
          “Guarantor” shall mean CapitalSource Inc., a Delaware corporation.
          “Guaranty” shall mean that certain Guaranty Agreement, dated of even date herewith, from Guarantor to Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
          “Health Care Authorities” shall mean any Governmental Authority or quasi-Governmental Authority or any agency, intermediary, board, authority or entity having jurisdiction over the ownership, operation, use or occupancy of any Individual Property as a skilled nursing facility, long-term acute care facility or assisted living facility.
          “Health Care Licenses” shall have the meaning set forth in Section 4.2(a) hereof.
          “Health Care Requirements” shall mean, with respect to each Individual Property, all federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions or agreements, in each case, pertaining to or concerned with the establishment, construction, ownership, operation, use or occupancy of such Individual Property or any part thereof as a skilled nursing facility, long-term acute care facility, assisted living facility or other health care facility and all material permits, licenses and authorizations and regulations relating thereto, including all material rules, orders, regulations and decrees of and agreements with Health Care Authorities as pertaining to such Individual Property.
          “Improvements” shall have the meaning set forth in the granting clause of the related Mortgage with respect to each Individual Property.
          “Indebtedness” of a Person, at a particular date, means the sum (without duplication) at such date of (a) all indebtedness or liability of such Person (including, without limitation, amounts for borrowed money and indebtedness in the form of mezzanine debt and preferred equity); (b) obligations evidenced by bonds, debentures, notes, or other similar instruments; (c) obligations for the deferred purchase price of property or services (including trade obligations); (d) obligations under letters of credit; (e) obligations under acceptance facilities; (f) all guaranties, endorsements (other than for collection or deposit in the ordinary course of business) and other contingent obligations to purchase, to provide funds for payment, to supply funds, to invest in any Person or entity, or otherwise to assure a creditor against loss; and (g) obligations secured by any Liens, whether or not the obligations have been assumed. For the purposes hereof, with respect to Borrower, the term “Indebtedness” does not include any obligations of Borrower under the Operating Leases.

          “Indemnifying Person” shall mean each of Borrower, and Principal.
           “Independent Director” or “Independent Manager” shall mean a Person who, except in connection with his or her service as an Independent Director or Independent Manager of any Principal, the Borrower, Guarantor or any Affiliate of any of them or any borrower of any of them or any of the affiliates of such borrower under the applicable organizational documents of such entity, is not at the time of initial appointment, or at any time while serving as a director or manager, as applicable, and has not been at any time during the preceding five (5) years: (a) a stockholder, director, officer, employee, partner, member, attorney or counsel of the Principal, the Borrower or any Affiliate of any of them; (b) a creditor, customer, supplier or other Person who derives any of its purchases or revenues from its activities with the Principal, the Borrower or any Affiliate of any of them, but shall exclude Persons who are creditors, customers, suppliers or other Persons who derives any of their purchases or revenues from their activities with the Guarantor; (c) a Person controlling or under common control with any such stockholder, director, officer, partner, member, customer, supplier or other Person; or (d) a member of the immediate family of any such stockholder, director, officer, employee, partner, member, creditor, customer, supplier or other Person. As used in this definition, the term “control” means the possession directly or indirectly, of the power to direct or cause the direction of management, policies or activities of a Person, whether through ownership of voting securities, by contract or otherwise.
          “Individual Property” shall mean each parcel of real property, the Improvements thereon and all personal property owned by a Borrower Entity and encumbered by a Mortgage, together with all rights pertaining to such property and Improvements, as more particularly described in the Granting Clauses of each Mortgage and referred to therein as the “Property”.
          “Initial Closing Date” shall mean December 1, 2006.
          “Initial Maturity Date” shall mean April 9, 2009.
          “Initial Term” shall mean the period from and after the Closing Date through and including the Initial Maturity Date.
          “Insolvency Opinion” shall mean that certain non-consolidation opinion letter dated as of the Closing Date delivered by Hogan & Hartson LLP in connection with the Loan.
          “Insurance Account” shall mean any account payable by any Insurance Payor in respect of any private program of health insurance.
          “Insurance Payor” shall mean any private insurance carrier or other Person responsible for making payment of any Insurance Account.
          “Insurance Premiums” shall mean the premiums due for the insurance required under Section 6.1 hereof.
          “Insurance Proceeds” shall have the meaning set forth in Section 6.4(b) hereof.

          “Interest Period” shall mean, with respect to any Payment Date, the period commencing on the fifteenth (15th) day of the calendar month immediately preceding the calendar month in which such Payment Date occurs and terminating on (and including) the fourteenth (14th) day of the calendar month in which such Payment Date occurs; provided; however, each Interest Period shall be a full month and shall not be shortened by reason of any payment of the Loan prior to the expiration of such Interest Period.
          “Knowledge” or “knowledge” whenever in any Loan Document, or in any document or certificate executed on behalf of Borrower, Principal or Guarantor pursuant to any Loan Document, reference is made to the knowledge of any of Borrower, Principal or Guarantor (whether by use of the words “knowledge” or “known”, or other words of similar meaning, and whether or not the same are capitalized), such shall be deemed to refer solely to the knowledge, without duty of independent inquiry or investigation (except that the persons described in clause (i) shall make reasonable inquiry of one or more of the persons described in clause (ii) below), of one or more of the following persons: (i) Jim Pieczynski (for so long as such individual is employed in his current position), or such individual who succeeds him as the senior officer in charge of the Properties; Imram Javaid (for so long as such individual is employed in his current position), or such individual who succeeds him as the officer in charge of the day to day running of the Properties; the individuals who report directly to Mr. Javaid or his successor; and Giles Coates (for so long as such individual is employed in his current position), or such individual who succeeds him as Assistant Treasurer in charge of the Properties; and (ii) the individuals employed by CapitalSource Inc. with whom the persons mentioned in clause (i) above would reasonably be expected to consult for information on the subject matter (other than those acting in their capacity as attorneys), including without limitation the individuals with responsibility for management, oversight or supervision of one or more of the Properties and/or one or more of the applicable Borrower Entities.
          “LC Covered Property” shall mean an Individual Property with respect to which Borrower has delivered a Letter of Credit pursuant to Section 2.7 or Section 8.1(e) for as long as Lender is holding such Letter of Credit as additional security for repayment of the Debt.
          “Lease” shall mean any lease (including each Operating Lease and any master lease, sub-master lease or operating lease), rental agreement, residency agreement, occupancy agreement, residency agreement, sublease or subsublease, letting, license, concession or other agreement of whatever form, including, without limitation, service, consulting and administrative agreement (whether written or oral and whether now or hereafter in effect) pursuant to which any Person is granted a possessory interest in, or right to use or occupy all or any portion of any space in any Individual Property, and (a) every modification, amendment, extension, renewal, replacement or other agreement relating to such lease, sublease, subsublease, or other agreement entered into in connection with such lease, sublease, subsublease, or other agreement and (b) every guarantee of the performance and observance of the covenants, conditions and agreements in such lease, sublease, subsublease or other agreement. For the avoidance of doubt, the term “Lease” does not include any Loan Document.
          “Lease Debt Service Coverage Ratio” shall mean a ratio for the applicable period in which:

(i)	the numerator is the Rents (without duplication) payable to Borrower under the Operating Leases for such period; and

(ii)	the denominator is the Debt Service due and payable under the Note for such period.
          “Legal Requirements” shall mean, with respect to each Individual Property, all federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities or Health Care Authorities affecting such Individual Property or any part thereof, or the construction, use, alteration or operation thereof, or any part thereof, whether now or hereafter enacted and in force, and all permits, licenses and authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to Borrower, at any time in force affecting such Individual Property or any part thereof, including, without limitation, any which could reasonably be expected to (a) require repairs, modifications or alterations in or to such Individual Property or any part thereof, or (b) in any way limit the use and enjoyment thereof.
          “Lender” shall have the meaning set forth in the introductory paragraph hereto, together with its successors and assigns.
          “Letter of Credit” shall mean an irrevocable, transferable, clean sight draft letter of credit acceptable to Lender and the Rating Agencies (having a term of not less than one year) in favor of Lender and entitling Lender to draw thereon in New York, New York, issued by a domestic Eligible Institution or the U.S. agency or branch of a foreign Eligible Institution. If at any time the bank issuing any such Letter of Credit shall cease to be an Eligible Institution, Lender shall have the right after ten (10) Business Days’ notice to Borrower, provided that Borrower has not delivered to Lender a replacement Letter of Credit within said ten (10) Business Day period, to draw down the same in full and hold the proceeds of such draw as Reserve Funds in accordance with the provisions hereof, provided that Borrower shall be permitted to obtain and deliver to Lender a replacement Letter of Credit, in which event Lender will return to Borrower the original letter of Credit or the proceeds thereof, as applicable.
          “Liabilities” shall have the meaning set forth in Section 9.2(b) hereof.
          “LIBOR” shall mean, with respect to each Interest Period, the rate (expressed as a percentage per annum and rounded upward, if necessary, to the next nearest 1/1000 of 1%) for deposits in U.S. dollars, for a one-month period, that appears on Telerate Page 3750 (or the successor thereto) as of 11:00 a.m., London time, on the related Determination Date. If such rate does not appear on Telerate Page 3750 as of 11:00 a.m., London time, on such Determination Date, LIBOR shall be the arithmetic mean of the offered rates (expressed as a percentage per annum) for deposits in U.S. dollars for a one-month period that appear on the Reuters Screen Libor Page as of 11:00 a.m., London time, on such Determination Date, if at least two such offered rates so appear. If fewer than two such offered rates appear on the Reuters Screen Libor Page as of 11:00 a.m., London time, on such Determination Date, Lender shall request the principal London office of any four major reference banks in the London interbank market selected by Lender to provide such bank’s offered quotation (expressed as a percentage per annum) to prime banks in the London interbank market for deposits in U.S. dollars for a one-month period as of 11:00 a.m., London time, on such Determination Date for the amounts of not less than the outstanding amount of the Loan. If at least two such offered quotations are so provided, LIBOR shall be the arithmetic mean of such quotations. If fewer than two such quotations are so provided, Lender shall request any three major banks in New York City selected by Lender to provide such bank’s rate (expressed as a percentage per annum) for loans in U.S. dollars to leading European banks for a one-month period as of approximately 11:00 a.m., New York City time on the applicable Determination Date for amounts of not less than the outstanding amount of the Loan. If at least two such rates are so provided, LIBOR shall be the arithmetic mean of such rates. LIBOR shall be determined conclusively by Lender or its agent, absent manifest error.
          “LIBOR Loan” shall mean the Loan at such time as interest thereon accrues at a rate of interest based upon LIBOR.
          “Licenses” shall have the meaning set form in Section 4.1.22 hereof.
          “Lien” shall mean, with respect to each Individual Property, any mortgage, deed of trust, deed to secure debt, lien, pledge, hypothecation, assignment, security interest, or any other encumbrance, charge or transfer of, on or affecting Borrower, the related Individual Property, any portion thereof or any interest therein, including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement, and mechanic’s, materialmen’s and other similar liens and encumbrances.
          “Loan” shall mean the loan made by Lender to Borrower pursuant to this Agreement.
          “Loan Documents” shall mean, collectively, this Agreement, the Note, the Mortgages, the Assignments of Leases, the Environmental Indemnity, the Guaranty, the Maryland Guaranty, the Cash Management Agreement, the Collateral Assignment of Interest Rate Cap Agreement, the Modification Documents, the Side Letter Agreements and all other documents executed and/or delivered to Lender in connection with the Loan.
          “Lockbox Account” shall have the meaning set forth in Section 2.6.1(a) hereof.
          “Lockbox Bank” shall mean Bank of America, N.A. or any successor or permitted assigns thereof.
          “Lockout Release Date” shall mean the date that is one (1) year after the first (1st) Payment Date.
          “London Business Day” shall mean any day other than a Saturday, Sunday or any other day on which commercial banks in London, England are not open for business.
          “Major Lease” shall mean all Leases which individually or in the aggregate with respect to the same Tenant and its Affiliates constitute more than five percent (5%) of the total annual Rents for the Properties or more than five percent (5%) of the square footage of the Improvements.
          “Maryland Guarantors” shall mean CSE Cambridge Realty LLC, CSE Elkton Realty LLC and CSE Lexington Park Realty, each a Delaware limited liability company.
          “Maryland Guaranty” shall mean that certain Amended and Restated Guaranty Agreement dated of even date herewith given by Maryland Guarantors to Lender.
          “Material Adverse Effect” (whether capitalized or not) shall mean any material adverse effect upon (a) the business, operations, economic performance, prospects, assets or condition (financial or otherwise) of (i) Borrower (taken as a whole) or (ii) the Properties (taken as a whole); (b) the ability of Borrower (taken as a whole) to perform, in all material respects, its obligations under the Loan Documents; (c) the enforceability or validity of any Loan Document or the performance or priority of any Lien created under any Loan Document; (d) the value of, or cash flow from, the Properties or the operations thereof (taken as a whole); or (e) the material rights, interest and remedies of Lender under the Loan Documents. To the extent that any one act or event when taken by itself does not have a Material Adverse Effect but such act or event together with one or more other acts or events then in existence would collectively have a Material Adverse Effect, then such acts or events shall be deemed to have a Material Adverse Effect
          “Maturity Date” shall mean the Initial Maturity Date or, if Borrower has timely and properly extended the Initial Maturity Date pursuant to Section 2.10 hereunder, the applicable Extended Maturity Date, or such other date on which the final payment of principal of the Note becomes due and payable as therein or herein provided, whether at such stated maturity date, by declaration of acceleration, or otherwise.
          “Maximum Legal Rate” shall mean the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the indebtedness evidenced by the Note and as provided for herein or the other Loan Documents, under the laws of such state or states whose laws are held by any court of competent jurisdiction to govern the interest rate provisions of me Loan.
          “Medical Payors” shall mean the Center for Medicare and Medicaid Services and any other federal or state governmental authority or any other governmental Person responsible for making payment of any Medicaid Account.
          “Medicaid” shall mean Title XIX of the Social Security Act, which was enacted in 1965 to provide a cooperative federal-state program for tow income and medically indigent persons, which is partially funded by the federal government and administered by the states.
          “Medicaid Account” shall mean any account payable by any Medical Payor under the Medicare or Medicaid programs, any similar or implementing state statutes and the rules and regulations promulgated pursuant to any thereof.

          “Medicare” shall mean Title XVIII of the Social Security Act, which was enacted in 1965 to provide a federally funded and administered health program for the aged and certain disabled persons.
          “Minimum Counterparty Rating” shall mean, with respect to a Counterparty, that (x) short-term unsecured debt obligations or commercial paper or counterparty rating of such Counterparty are rated at least “A-l” by S&P and, if rated by Fitch, at least “F-1” by Fitch or, in the event that the short-term unsecured debt obligations or commercial paper of such Counterparty are not rated, the long-term unsecured debt obligations or counterparty rating of such Counterparty are rated at least “A+” by S&P and, if rated by Fitch, Fitch, and (y) the short-term unsecured debt obligations or commercial paper or counterparty rating of such Counterparty are rated at least “P-l” by Moody’s and the long-term unsecured debt obligations or counterparty rating of such Counterparty are rated at least “Al” by Moody’s or, in the event that the short-term unsecured debt obligations or commercial paper of such Counterparty are not rated, the long-term unsecured debt obligations of such Counterparty are rated at least “Aa3” by Moody’s, which rating shall not include a “t” or otherwise reflect a termination risk.
          “Modification Documents” shall mean the documents set forth on Schedule X attached hereto.
          “Modification Letter Agreements” shall mean, collectively, that certain letter agreement dated as of December 1, 2006 between the parties hereto regarding so-called “Modification Documents”, as amended by that certain letter agreement dated as of December 29, 2006 between the parties hereto, as further amended by that certain letter agreement dated as of February 27, 2007 between the parties hereto, as terminated by that certain letter agreement dated as of the date hereof between the parties hereto.
          “Modification Title Endorsements’’ shall mean (i) with respect to all of the Properties other than the Texas Properties, “modification” endorsements insuring Lender that the priority of its Liens created by the Mortgages on the Properties is unaffected by the execution, delivery and/or filing of any Modification Documents applicable to any Individual Property and (ii) with respect to the Texas Properties, new Title Policies dated as of the Closing Date.
          “Monthly Principal Payment Amount” shall mean, on each Payment Date, an amount of principal of the Loan set forth opposite such Payment Date on Schedule IX attached hereto.
          “Moody’s” shall mean Moody’s Investor Service, Inc.
          “Mortgage” shall mean, with respect to each Individual Property, that certain first priority Mortgage (or Deed of Trust or Indemnity Deed of Trust) Assignment of Leases and Rents and Security Agreement, dated as of December 1, 2006, executed and delivered by the Borrower Entity which owns such Individual Property as security for the Loan and encumbering such Individual Property, as modified or amended by any Modification Document dated as of the date hereof to be recorded as a modification of the Mortgage dated as of the Initial Closing Date, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

          “Net Cash Flow” shall mean, for any period, the amount obtained by subtracting Operating Expenses and Capital Expenditures for such period from Gross Income from Operations for such period.
          “Net Cash Flow Schedule” shall have the meaning set forth in Section 5.1.11(b) hereof.
          “Net Operating Income” shall mean, for any period, the amount obtained by subtracting Operating Expenses for such period from Gross Income from Operations for such period.
          “Net Proceeds” shall have the meaning set forth in Section 6.4(b) hereof.
          “Net Proceeds Deficiency” shall have the meaning set forth in Section 6.4(b)(vi) hereof.
          “New Lease” shall have the meaning set forth in Section 5.1.20 hereof.
          “Non-Material Lease” shall mean any Lease to a third-party tenant with respect to an Individual Property, which Lease (i) is entered into in the ordinary course of business, (ii) has a term not to exceed one (1) year, (iii) is for a non-material portion of the Facility located on such Individual Property (in any event not to exceed 500 square feet of such Facility) and (iv) facilitates the provision of services by such third party at such Facility, which services are related or reasonably incident to the primary business conducted at such Facility. In addition, any Lease relating to billboard space, telephone use, vending machines, cellular antenna or other telecommunications equipment which (i) is entered into in the ordinary course of business (ii) relates to only one Individual Property, (iii) has a term of not more than five (5) years and (iv) provides for rents or fees that do not exceed three (3%) percent of the Rents for such Individual Property shall also be a Non-Material Lease.
          “Note” shall mean that certain Amended and Restated Promissory Note of even date herewith in the principal amount of Two Hundred Eighty Seven Million One Hundred Eighty-Two Thousand Four Hundred Twenty-Two and No/100 Dollars ($287,182,422.00), made by Borrower (other than Maryland Guarantors) in favor of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
          “O&M Programs” shall mean collectively, with respect to the Properties, those certain Operations and Maintenance Programs to be delivered as provided in Section 5.1.25 hereof.
          “Occupancy Report” shall mean a schedule which sets forth the occupancy status of each Individual Property, the average daily rate and other charges payable with respect thereto, the class of payment or reimbursement (i.e., private, third-party payor, Medicaid, and Veterans Administration), the average monthly census of the applicable Facility, occupancy rates and any arrearages in payments, in each case, in such form and to such extent as is required to be provided, from time to time by the Operator Tenant of such Individual Property under its Operating Lease.

          “Officer’s Certificate” shall mean a certificate of Borrower delivered to Lender by Borrower which is signed by an authorized senior officer of the general partner or managing member of Borrower, as applicable.
          “Operating Expenses” shall mean, for any period, the total of all expenditures, computed in accordance with GAAP, of whatever kind during such period relating to the operation, maintenance and management of the Properties that are incurred with respect to the Properties on a regular monthly or other periodic basis to the extent actually incurred with respect to the Properties, including without limitation, utilities, ordinary repairs and maintenance, license fees, property taxes and assessments, advertising expenses, legal fees, consulting fees, management fees, payroll and related taxes, computer processing charges, tenant improvements and leasing commissions, operational equipment or other lease payments as approved by Lender, and other similar costs, but excluding depreciation, Debt Service, Capital Expenditures, and contributions to the Replacement Reserve Fund, the Tax and Insurance Escrow Fund, the Debt Service Reserve Fund and any other reserves required under the Loan Documents, it being understood that with respect to any Individual Property subject to an Effective Operating Lease, Operating Expense shall not include rent payable by the Operator Tenant to Borrower under such Operating Lease.
          “Operating Leases” shall mean the operating leases affecting one of the Individual Properties and which are described on Schedule II annexed hereto, and all Replacement Operating Leases. Unless otherwise consented to by Lender, each Replacement Operating Lease shall provide that the Operator Tenant shall be solely responsible for obtaining and maintaining all Health Care Licenses and for complying with all Health Care Requirements.
          “Operator Tenant” shall mean, with respect to each Individual Property, the operator tenant of such Individual Property pursuant to the Operating Lease relating to such Individual Property.
          “Other Borrower” shall have the meaning set forth in Section 11.1 hereof.
          “Other Borrower Collateral” shall have the meaning set forth in Section 11.2.1 hereof.
          “Other Charges” shall mean all ground rents, maintenance charges, impositions other than Taxes, and any other charges, including, without limitation, vault charges and license fees for the use of vaults, chutes and similar areas adjoining any Individual Property, now or hereafter levied or assessed or imposed against such Individual Property or any part thereof but only if non-payment thereof will result in a lien against a Property.
          “Payor” shall mean, individually and collectively as the context requires, (a) Government Payor and (b) Private Payor.
          “Payment Date” shall mean the ninth (9th) day of each calendar month during the term of the Loan or, if such day is not a Business Day, the immediately preceding Business Day.
          “Permitted Encumbrances” shall mean, with respect to an Individual Property, collectively (a) the Liens and security interests created by or expressly permitted under the Loan

Documents, (b) all Liens, encumbrances and other matters disclosed in the Title Insurance Policies relating to such Individual Property or any part thereof, (c) Liens, if any, for Taxes or Other Charges not yet due or delinquent, (d) involuntary liens or encumbrances which are subordinate to the Lien of the applicable Mortgage and related Loan Documents and do not materially and adversely affect the value or operation of the Property in question (e) liens and encumbrances of Persons claiming under or through an Operator Tenant provided (i) such liens or encumbrances (A) are not prohibited under an Operating Lease, (B) are subordinate to the Lien of the applicable Mortgage and related Loan Documents and (C) do not materially or adversely affect the value or operation of the Individual Property in question and (ii) the holder of such lien or encumbrance has not commenced an action or proceeding against or relating to the Individual Properly in question, and (f) such other title and survey exceptions as Lender has approved or may approve in writing in Lender’s sole discretion.
          “Permitted Investments” shall have the meaning set forth in the Cash Management Agreement.
          “Person” shall mean any individual, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association or Governmental Authority and any fiduciary acting in such capacity on behalf of any of the foregoing.
          “Personal Property” shall have the meaning set forth in the granting clauses of the Mortgage with respect to each Individual Property.
          “Physical Conditions Report” shall mean, with respect to each Individual Property, a report prepared by a company reasonably satisfactory to Lender regarding the physical conditions of such. Individual Property, in form and substance reasonably satisfactory to Lender and consistent with Lender’s then underwriting criteria.
          “Policies” shall have the meaning specified in Section 6.1(b) hereof.
          “Prescribed Laws” shall mean, collectively, (a) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56) (The USA PATRIOT Act), (b) Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism, (c) the International Emergency Economic Power Act, 50 U.S.C. §1701 et. seq. and (d) any other applicable Legal Requirements relating to money laundering or terrorism.
          “Prepayment Premium” shall mean, if the prepayment occurs on or after the Lockout Release Date and on or before the date that is six (6) months prior to the Initial Maturity Date, an amount equal to one percent (1%) of the principal amount of the Loan being prepaid.
          “Prime Rate” shall mean the annual rate of interest publicly announced by Citibank, N.A. in New York, New York, as its base rate, as such rate shall change from time to time. If Citibank, N.A. ceases to announce a base rate, Prime Rate shall mean the rate of interest published in The Wall Street Journal from time to time as the “Prime Rate.” If more than one “Prime Rate” is published in The Wall Street Journal for a day, the average of such “Prime Rates” shall be used, and such average shall be rounded up to the nearest one-eighth of one percent (0.125%). If The Wall Street Journal ceases to publish the “Prime Rate,” the Lender shall select an equivalent publication that publishes such “Prime Rate,” and if such “Prime Rates” are no longer generally published or are limited, regulated or administered by a governmental or quasigovermental body, then Lender shall select a comparable interest rate index.
          “Prime Rate Loan” shall mean the Loan at such time as interest thereon accrues at a rate of interest based upon the Prime Rate.
          “Prime Rate Spread” shall mean the difference (expressed as the number of basis points) between (a) LIBOR plus the Spread on the date LIBOR was last applicable to the Loan and (b) the Prime Rate on the date that LIBOR was last applicable to the Loan; provided, however, in no event shall such difference be a negative number.
          “Principal” shall mean the Special Purpose Entity which is the (a) managing member of the Borrower in the event that such Borrower is a limited liability company with more than one member, or (b) general partner of such Borrower in the event that the Borrower is a limited partnership.
          “Private Payor” shall mean, individually and collectively as the context requires, (a) Insurance Payor and (b) Resident Payor.
          “Properties” shall mean, collectively, each and every Individual Property which is subject to the terms of this Agreement.
          “Provided Information” shall mean any and all written financial and other written information prepared at any time by any Indemnifying Person or its agents and provided to Lender with respect to the Properties, Borrower, Principal or Guarantor.
          “Qualified Operator” shall mean with respect to each Individual Property, a reputable and experienced operator possessing experience in operating and managing health care properties similar in size, scope, use and value as such Individual Property, which operator, in all cases, is licensed to operate such Individual Property and shall otherwise be reasonably approved by Lender, provided that, if a Securitization shall have occurred, in addition to obtaining Lender’s approval, Borrower shall have obtained and delivered to Lender prior written confirmation from the applicable Rating Agencies that operation of such Individual Property by such Person will not cause a downgrade, withdrawal or qualification of the then current ratings of the Securities or any class thereof.
          “Replacement Interest Rate Cap Agreement” means an interest rate cap agreement from an Acceptable Counterparty with terms identical to the Interest Rate Cap Agreement except that the same shall be effective in connection with replacement of the Interest Rate Cap Agreement (a) following a downgrade, withdrawal or qualification of the long-term unsecured debt rating of the Counterparty or (b) or (b) in connection with each Extension Option pursuant to Section 2.10 hereof; provided that to the extent any such interest rate cap agreement does not meet the foregoing requirements, a “Replacement Interest Rate Cap Agreement” shall be such interest rate cap agreement approved in writing by each of the Rating Agencies with respect thereto.

          “Rating Agencies” shall mean each of S&P, Moody’s and Fitch, or any other nationally recognized statistical rating agency which has been approved by Lender; provided that at any time after a Securitization, Rating Agencies shall mean those of the foregoing rating agencies that from time to time rate the Securities.
          “Release Amount” shall mean for an Individual Property the amount set forth on Schedule I hereto.
          “REIT” shall mean a real estate investment trust within the meaning of Section 856 through 859 of the Code.
          “REMIC Trust” shall mean a “real estate mortgage investment conduit” within the meaning of Section 860D of the Code that holds the Note.
          “Rents” shall mean, with respect to each Individual Property, all amounts payable to Borrower on account of or by virtue of any Operating Lease of any other Lease, accounts (including any rights of Borrower in accounts arising from the operations conducted at or by the Facility), deposits (whether for security or otherwise but excluding any resident trust accounts), rents, issues, profits, revenues, royalties, rights, benefits, and income of every nature of and from the Individual Property and the operations conducted or to be conducted thereon, including, without limitation, minimum rents, additional rents, termination payments, forfeited security deposits, any rights to payment earned under Leases for the operation of ongoing retail businesses such as newsstands, concession stands, barbershops, beauty shops, gift shops, cafeterias, dining rooms, restaurants, lounges, vending machines, physicians’ offices, pharmacies, laboratories, gymnasiums, swimming pools, tennis courts, golf courses, recreational centers and specialty shops, liquidated damages following default and all proceeds payable under any policy of insurance covering loss of rents resulting from untenantability due to destruction or damage to the Individual Property, together with the immediate and continuing right to collect and receive the same, whether now due or hereafter becoming due, and together with all rights and claims of any kind that Borrower may have against any tenant lessee or licensee under the Leases or against any other occupant of the Individual Property.
          “Replacement Operating Lease” shall mean for each Individual Property with respect to which an Operating Lease has expired or terminated, a replacement operating lease for such Individual Property with a Qualified Operator whose terms and provisions arc approved by Lender, in accordance with Section 5.1.20.
          “Replacement Reserve Account” shall have the meaning set forth in Section 7.3.1 hereof.
          “Replacement Reserve Fund” shall have the meaning set forth in Section 7.3.1 hereof.
          “Replacement Reserve Monthly Deposit” shall have the meaning set forth in Section 7.3.1 hereof,
          “Replacement Reserve Target Property” shall mean each Individual Property either (a) not subject to an Effective Operating Lease or (b) subject to an Effective Operating

Lease with respect to which Borrower has failed to deliver to Lender evidence reasonably satisfactory to Lender that during the preceding calendar year that the applicable Operator Tenant has expended not less than $300 per bed at the Individual Property in question for replacements and repairs customarily funded from replacement reserves.
          “Replacements” shall have the meaning set forth in Section 7.3.1 hereof.
          “Required Repair Account” shall have the meaning set forth in Section 7.1.1 hereof.
          “Required Repair Fund” shall have the meaning set forth in Section 7.1.1 hereof.
          “Required Repairs” shall have the meaning set forth in Section 7.1.1 hereof.
          “Reserve Funds” shall mean, collectively, the Tax and Insurance Escrow Fund, the Replacement Reserve Fund, the Debt Service Reserve Fund, the Required Repair Fund, funds in the Landlord Contribution Reserve Account, proceeds of any Letter of Credit, and any other escrow fund established pursuant to the Loan Documents.
          “Resident Account” shall mean any account payable by any Resident Payor in respect of any Lease.
          “Resident Payor” shall mean any resident or other Person occupying any Facility pursuant to a Lease who is responsible for making payment of any Resident Account.
          “Restoration” shall mean the repair and restoration of an Individual Property after a Casualty or Condemnation as nearly as possible to the condition the Individual Property was in immediately prior to such Casualty or Condemnation, with such alterations as may be reasonably approved by Lender. Restoration shall include the planning and permitting associated with such work.
          “Restoration Threshold” shall mean one million and No/100 Dollars ($1,000,000.00).
          “Restricted Party” shall mean, collectively Borrower and Principal.
          “S&P” shall mean Standard & Poor’s Ratings Group, a division of the McGraw-Hill Companies.
          “Sale or Pledge” shall mean a voluntary or involuntary sale, conveyance, assignment, transfer, encumbrance or pledge of a legal or beneficial interest.
          “Securities” shall have the meaning set forth in Section 9.1 hereof.
          “Securities Act” shall have the meaning set forth in Section 9.2(a) hereof.
          “Securitization” shall have the meaning set forth in Section 9.1 hereof.

          “Security Agreement” shall have the meaning set forth in Section 2.5.1(a)(vi) hereof.
          “Servicer” shall have the meaning set forth in Section 9.5 hereof.
          “Servicing Agreement” shall have the meaning set forth in Section 9.5 hereof.
          “Severed Loan Documents” shall have the meaning set forth in Section 8.2(c) hereof.
          “Side Letter Agreements” shall mean (i) that certain Letter Agreement dated as of the date hereof regarding the release of CSE Mortgage LLC under the Environmental Indemnity Agreement and the Guaranty Agreement dated December 1, 2006 in favor of Lender, (ii) that certain Letter Agreement dated as of the date hereof regarding local counsel opinion letters, (iii) that certain Letter Agreement dated as of the date hereof regarding Borrower supplemental insurance.
          “Social Security Act” shall mean 42 U.S.C. 401 et seq., as enacted in 1935, and amended, restated or otherwise supplemented thereafter from time to time and all rules and regulations promulgated thereunder.
          “Special Purpose Entity” shall mean a corporation, limited partnership or limited liability company which at all times on and after the date hereof:
          (a) is organized solely for the purpose of (i) acquiring, developing, owning, holding, selling, leasing, financing, transferring and exchanging the Properties, entering into this Agreement with the Lender, performing its obligations under the Loan Documents, refinancing the Properties in connection with a permitted repayment of the Loan, and transacting lawful business that is incident, necessary and appropriate to accomplish the foregoing; or (ii) acting as a general partner of one or more of the limited partnerships that owns an Individual Property or as a member of a limited liability company that owns one or more of the Properties;
          (b) is not engaged, directly or indirectly, and will not engage in any business unrelated to (i) the acquisition, development, ownership or financing of the Properties, (ii) acting as general partner of one or more limited partnerships that owns an Individual Property or (iii) acting as a member of a limited liability company that owns an Individual Property, as applicable;
          (c) does not have and will not have any assets other than those related to the Properties or its partnership interest in any such limited partnership or member interest in any such limited liability company that owns an Individual Property or acts as the general partner or managing member thereof, as applicable;
          (d) has not engaged, sought or consented to and will not, to the extent permitted by applicable law, engage in, seek or consent to any dissolution, winding up, liquidation, consolidation, merger, sale of all or substantially all of its assets, transfer of partnership or membership interests (if such entity is a general partner in a limited partnership or a member in a limited liability company) or amendment of its limited partnership agreement, articles of incorporation, articles of organization, certificate of formation or operating agreement (as applicable) with respect to the matters set forth in this definition;
          (e) if such entity is a limited partnership, has, as its only general partners, Special Purpose Entities that are corporations, limited partnerships or limited liability companies;
          (f) if such entity is a corporation, has at least two (2) Independent Directors, and has not caused or allowed and will not cause or allow the board of directors of such entity to take any action requiring the unanimous affirmative vote of one hundred percent (100%) of the members of its board of directors unless two Independent Directors shall have participated in such vote;
          (g) if such entity is a limited liability company with more than one member, has at least one member that is a Special Purpose Entity that is a corporation that has at least two Independent Directors and mat owns at least one percent (1.0%) of the equity of the limited liability company;
          (h) if such entity is a limited liability company with only one member, is a limited liability company organized in the State of Delaware that has (i) as its only member a non-managing member, (ii) at least two Independent Directors or Independent Managers and has not caused or allowed and will not cause or allow the board of managers of such entity to take any action requiring the unanimous affirmative vote of one hundred percent (100%) of the managers unless two Independent Directors or Independent Managers, as applicable, shall have participated in such vote and (iii) at least one springing member that will become the non-managing member of such entity upon the dissolution of the existing non-managing member;
          (i) if such entity is (i) a limited liability company, has articles of organization, a certificate of formation and/or an operating agreement, as applicable, (ii) a limited partnership, has a limited partnership agreement, or (iii) a corporation, has a certificate of incorporation or articles that, in any such case, provide that such entity will not, to the extent permitted by applicable law: (A) dissolve, merge, liquidate, consolidate; (B) sell all or substantially all of its assets or the assets of the Borrower (as applicable); (C) engage in any other business activity, or amend its organizational documents with respect to the matters set forth in this definition, in any case without the consent of the Lender; or (D) without the affirmative vote of two Independent Directors and of all other directors of the corporation (that is such entity or the general partner or managing or co-managing member of such entity), file a bankruptcy or insolvency petition or otherwise institute insolvency proceedings with respect to itself or to any other entity in which it has a direct or indirect legal or beneficial ownership interest;
          (j) is and will remain solvent and pay its debts and liabilities (including, as applicable, shared personnel and overhead expenses) from its assets as the same shall become due, and is maintaining and will maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations;

          (k) subject to such entity being treated as a “disregarded entity” or “qualified REIT subsidiary” for tax purposes has not failed and will not fail to correct any known misunderstanding regarding the separate identity of such entity;
          (l) subject to such entity being treated as a “disregarded entity” or “qualified REIT subsidiary” for tax purposes has maintained and will maintain its accounts, books and records separate from any other Person and will file its own tax returns, except to the extent that it is part of a consolidated group filing a consolidated return or returns;
          (m) subject to such entity being treated as a “disregarded entity” or “qualified REIT subsidiary” for tax purposes has maintained and will maintain its own records, books, resolutions and agreements;
          (n) other than as provided in or contemplated by the Cash Management Agreement and the Loan Documents, (i) has not commingled and will not commingle its funds or assets with those of any other Person and (ii) has not participated and will not participate in any cash management system with any other Person;
          (o) other than as provided in or contemplated by the Cash Management Agreement and the Loan Documents, has held and will hold its assets in its own name;
          (p) has conducted and will conduct its business in its name or in a name franchised or licensed to it by an entity other than an Affiliate of Borrower, except for services rendered under a business management services agreement with an Affiliate that complies with the terms contained in Subsection (dd) below, so long as the manager, or equivalent thereof, under such business management services agreement holds itself out as an agent of the Borrower;
          (q) has maintained and will maintain its financial statements, accounting records and other entity documents separate from any other Person and has not permitted and will not permit its assets to be listed as assets on the financial statement of any other entity except as required by GAAP, or except to the extent that such entity is treated as a disregarded entity for tax purposes or is otherwise required to file consolidated tax returns by law, and, if part of a consolidated group, is shown as a separate member of such group;
          (r) has paid and will pay its own liabilities and expenses, including the salaries of its own employees, if any, out of its own funds and assets, and has maintained and will maintain a sufficient number of employees, if any, in light of its contemplated business operations;
          (s) has observed and will observe all partnership, corporate or limited liability company formalities, as applicable;
          (t) has and will have no Indebtedness other than (i) Obligations under the Loan, (ii) unsecured trade payables incurred in the ordinary course of business relating to the ownership and operation of the Properties, in an aggregate amount for all Borrowers not to exceed three and one-half per cent (3.5%) of the principal amount of indebtedness under the Loan Agreement, which unsecured trade payables are not more than sixty (60) days past the date incurred, are not evidenced by a promissory note, and (iii) such other liabilities that are contemplated or permitted pursuant to the Loan Documents;
          (u) has not and will not assume or guarantee or become obligated for the debts of any other Person or hold out its credit as being available to satisfy the obligations of any other Person except in each case as contemplated or permitted pursuant to the Loan Documents;
          (v) except as otherwise provided in the organizational documents of Maryland guarantors and CSE North CarolinaHoIdings I LLC, has not and will not acquire obligations or securities of its partners, members or shareholders or any other Affiliate;
          (w) has allocated and will allocate fairly and reasonably any overhead expenses that are shared with any Affiliate, including, but not limited to, paying for shared office space and services performed by any employee of an Affiliate;
          (x) maintains and uses and will maintain and use separate stationery, invoices and, except as provided in or contemplated by the Cash Management Agreement or other Loan Documents, checks bearing its name. The stationery, invoices, and checks utilized by the Special Purpose Entity or utilized to collect its funds or pay its expenses shall bear its own name and shall not bear the name of any other entity unless such entity is clearly designated as being the Special Purpose Entity’s agent, except as provided in or contemplated by the Cash Management Agreement or other Loan Documents;
          (y) has not pledged and will not pledge its assets for the benefit of any other Person, except as permitted by the Loan Documents;
          (z) has held itself out and identified itself and will hold itself out and identify itself as a separate and distinct entity under its own name or in a name franchised or licensed to it by an entity other than an Affiliate of Borrower and not as a division or part of any other Person, except for services rendered under a business management services agreement with an Affiliate that complies with the terms contained in Subsection (dd) below, so long as the manager, or equivalent thereof, under such business management services agreement holds itself out as an agent of the Borrower;
          (aa) has maintained and will maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person;
          (bb) has not made and will not make loans to any Person or hold evidence of indebtedness issued by any other Person or entity (other than cash and investment-grade securities issued by an entity that is not an Affiliate of or subject to common ownership with such entity);
          (cc) has not identified and will not identify its partners, members or shareholders, or any Affiliate of any of them, as a division or part of it, and has not identified itself and shall not identify itself as a division of any other Person;

          (dd) has not entered into or been a party to, and will not enter into or be a party to, any transaction with its partners, members, shareholders or Affiliates other than on terms which are intrinsically fair, commercially reasonable and are no less favorable to it than would be obtained in a comparable arm’s-length transaction with an unrelated third party;
          (ee) has not and will not have any obligation to, and will not, indemnify its partners, officers, directors or members, as the case may be, unless such an obligation is fully subordinated to the Debt and will not constitute a claim against it in the event that cash flow in excess of the amount required to pay the Debt is insufficient to pay such obligation;
          (ff) if such entity is a corporation, it shall consider the interests of its creditors in connection with all corporate actions;
          (gg) does not and will not have any of its obligations guaranteed by any Affiliate (other than as contemplated or required by or permitted pursuant to the Loan Documents); and
          (hh) has complied and will comply in all material respects with all of the terms and provisions contained in its organizational documents. The statements of fact contained in its organizational documents are and will remain true and correct in all material respects.
          “Spread” shall mean one and eighty-five hundredths percent (1.85%).
          “State” shall mean, with respect to an Individual Property, the State or Commonwealth in which such Individual Property or any part thereof is located.
          “Strike Price” shall mean six and three quarters percent (6.75%).
          “Successor Borrower” shall have the meaning set forth in Section 2.5.3 hereof.
          “Survey” shall mean an ALTA survey of the Individual Property in question prepared pursuant to the requirements contained in Section 4.1.27 hereof.
          “Tax and Insurance Escrow Fund” shall have the meaning set forth in Section 7.2 hereof.
          “Taxes” shall mean all real estate and personal property taxes, assessments, water rates or sewer rents and other governmental charges, now or hereafter levied or assessed or imposed against any Individual Property or part thereof.
          “Threshold Amount” shall have the meaning set forth in Section 5.1.21 hereof.
          “Title Insurance Policy” or when referred to collectively “Title Insurance Policies” shall mean, with respect to each Individual Property, an ALTA mortgagee title insurance policy in a form acceptable to Lender (or, if an Individual Property is in a State which does not permit the issuance of such ALTA policy, such form as shall be permitted in such State and reasonably acceptable to Lender) and any Modification Title Endorsements required by

Lender issued with respect to such Individual Property and insuring the lien of the Mortgage encumbering such Individual Property.
          “Transfer” shall have the meaning set forth in Section 5.2.10(b) hereof.
          “UCC” or “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in the applicable State in which an Individual Property is located.
          “U.S. Obligations” shall mean non-redeemable securities evidencing an obligation to timely pay principal and/or interest in a full and timely manner that are direct obligations of the United States of America for the payment of which its full faith and credit is pledged.
          “Veterans Administration” shall mean the United States Department of Veterans Affairs
          Section 1.2. Principles of Construction. All references to sections and schedules are to sections and schedules in or to this Agreement unless otherwise specified. All uses of the word “including” shall mean “including, without limitation” unless the context shall indicate otherwise. Unless otherwise specified, the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specified, all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined.
          II. GENERAL TERMS
          Section 2.1. Loan Commitment; Disbursement to Borrower.
               2.1.1 Agreement to Lend and Borrow. Subject to and upon the terms and conditions set forth herein, Lender hereby agrees to make and Borrower hereby agrees to accept the Loan on the Closing Date.
               2.1.2 Single Disbursement to Borrower. Borrower may request and receive only one borrowing hereunder in respect of the Loan and any amount borrowed and repaid hereunder in respect of the Loan may not be reborrowed.
               2.1.3 The Note, Mortgages and Loan Documents. The Loan shall be evidenced by the Note and secured by the Mortgages, the Assignments of Leases and the other Loan Documents.
               2.1.4 Use of Proceeds. Borrower shall use the proceeds of the Loan to (a) acquire the Properties and/or repay and discharge any existing loans relating to the Properties, (b) pay all past-due Basic Carrying Costs, if any, with respect to the Properties, (c) make deposits into the Reserve Funds on the Closing Date in the amounts provided herein, (d) pay costs and expenses incurred in connection with the closing of the Loan, as approved by Lender, and (e) distribute the balance, if any, to Borrower.

          Section 2.2. Interest Rate.
               2.2.1 Interest Rate Generally. Interest on the outstanding principal balance of the Loan shall accrue from the Closing Date to but excluding the Maturity Date at the Applicable Interest Rate (including all interest that would accrue on the outstanding principal balance of the Loan through the end of the Interest Period during which the Maturity Date occurs (even if such period extends beyond the Maturity Date). Interest on the outstanding principal balance of the Loan existing on the commencement of an Interest Period shall accrue for the entire Interest Period and shall be owed by Borrower for the entire Interest Period regardless of whether any principal portion of the Loan is repaid prior to the expiration of such Interest Period.
               2.2.2 Interest Calculation. Interest on the outstanding principal balance of the Loan shall be calculated by multiplying (a) the actual number of days elapsed in the period for which the calculation is being made by (b) a daily rate based on a three hundred sixty (360) day year by (c) the outstanding principal balance.
               2.2.3 Determination of Interest Rate.
                    (a) The Applicable Interest Rate with respect to the Loan shall be: (i) LIBOR plus the Spread with respect to the applicable Interest Period for a LIBOR Loan or (ii) the Prime Rate plus the Prime Rate Spread for a Prime Rate Loan if the Loan is converted to a Prime Rate Loan pursuant to the provisions of Section 2.2.3(c) or (f).
                    (b) Subject to the terms and conditions of this Section 2.2.3, the Loan shall be a LIBOR Loan and Borrower shall pay interest on the outstanding principal amount of the Loan at LIBOR plus the Spread for the applicable Interest Period. Any change in the rate of interest hereunder due to a change in the Applicable Interest Rate shall become effective as of the opening of business on the first day on which such change in the Applicable Interest Rate shall become effective. Each determination by Lender of the Applicable Interest Rate shall be conclusive and binding for all purposes, absent manifest error.
                    (c) In the event that Lender shall have determined (which determination shall be conclusive and binding upon Borrower absent manifest error) that by reason of circumstances affecting the interbank eurodollar market, adequate and reasonable means do not exist for ascertaining LIBOR, then Lender shall forthwith give notice by telephone of such determination, confirmed in writing, to Borrower at least one (1) day prior to the last day of the related Interest Period. If such notice is given, the related outstanding LIBOR Loan shall be converted, on the last day of the then current Interest Period, to a Prime Rate Loan.
                    (d) If, pursuant to the terms of this Agreement, any portion of the Loan has been converted to a Prime Rate Loan and Lender shall determine (which determination shall be conclusive and binding upon Borrower absent manifest error) that the event(s) or circumstance(s) which resulted in such conversion shall no longer be applicable, Lender shall give notice by telephone of such determination, confirmed in writing, to Borrower at least one (1) day prior to the last day of the related Interest Period. If such notice is given, the related outstanding Prime Rate Loan shall be converted to a LIBOR Loan on the last day of the then current Interest Period.

                    (e) With respect to a LIBOR Loan, all payments made by Borrower hereunder shall be made free and clear of, and without reduction for or on account of, income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions, reserves or withholdings imposed, levied, collected, withheld or assessed by any Governmental Authority, which are imposed, enacted or become effective after the date hereof (such non-excluded taxes being referred to collectively as “Foreign Taxes”), excluding income and franchise taxes of the United States of America or any political subdivision or taxing authority thereof or therein (including Puerto Rico). If any Foreign Taxes are required to be withheld from any amounts payable to Lender hereunder, the amounts so payable to Lender shall be increased to the extent necessary to yield to Lender (after payment of all Foreign Taxes) interest or any such other amounts payable hereunder at the rate or in the amounts specified hereunder. Whenever any Foreign Tax is payable pursuant to applicable law by Borrower, as promptly as possible thereafter, Borrower shall send to Lender an original official receipt, if available, or certified copy thereof showing payment of such Foreign Tax. Borrower hereby indemnifies Lender for any incremental taxes, interest or penalties that may become payable by Lender which may result from any failure by Borrower to pay any such Foreign Tax when due to the appropriate taxing authority or any failure by Borrower to remit to Lender the required receipts or other required documentary evidence.
                    (f) If any requirement of law or any change therein or in the interpretation or application thereof, shall hereafter make it unlawful for Lender to make or maintain a LIBOR Loan as contemplated hereunder (i) the obligation of Lender hereunder to make a LIBOR Loan or to convert a Prime Rate Loan to a LIBOR Loan shall be canceled forthwith and (ii) any outstanding LIBOR Loan shall be converted automatically to a Prime Rate Loan on the next succeeding Payment Date or within such earlier period as required by law. Borrower hereby agrees promptly to pay Lender, upon demand, any additional amounts necessary to compensate Lender for any costs incurred by Lender in making any conversion in accordance with this Agreement, including, without limitation, any interest or fees payable by Lender to lenders of funds obtained by it in order to make or maintain the LIBOR Loan hereunder. Lender’s notice of such costs, as certified to Borrower, shall be conclusive absent manifest error.
                    (g) In the event that any change in any requirement of law or in the interpretation or application thereof, or compliance by Lender with any request or directive (whether or not having the force of law) hereafter issued from any central bank or other Governmental Authority:
                         (i) shall hereafter impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of Lender which is not otherwise included in the determination of LIBOR hereunder;
                         (ii) shall hereafter have the effect of reducing the rate of return on Lender’s capital as a consequence of its obligations hereunder to a level below that which Lender could have achieved but for such adoption, change or compliance (taking into consideration Lender’s policies with respect to capital adequacy) by any amount deemed by Lender to be material; or
                         (iii) shall hereafter impose on Lender any other condition and the result of any of the foregoing is to increase the cost to Lender of making, renewing or maintaining loans or extensions of credit or to reduce any amount receivable hereunder;
then, in any such case, Borrower shall promptly pay Lender, upon demand, any additional amounts necessary to compensate Lender for such additional cost or reduced amount receivable which Lender deems to be material as determined by Lender. If Lender becomes entitled to claim any additional amounts pursuant to this Section 2.2.3(g), Lender shall provide Borrower with not less than ninety (90) days notice specifying in reasonable detail the event by reason of which it has become so entitled and the additional amount required to fully compensate Lender for such additional cost or reduced amount. A certificate as to any additional costs or amounts payable pursuant to the foregoing sentence submitted by Lender to Borrower shall be conclusive in the absence of manifest error. This provision shall survive payment of the Note and the satisfaction of all other obligations of Borrower under this Agreement and the Loan Documents.
                    (h) Borrower agrees to indemnify Lender and to hold Lender harmless from any loss or expense which Lender sustains or incurs as a consequence of (i) any default by Borrower in payment of the principal of or interest on a LIBOR Loan, including, without limitation, any such loss or expense arising from interest or fees payable by Lender to lenders of funds obtained by it in order to maintain a LIBOR Loan hereunder, (ii) any prepayment (whether voluntary or mandatory) of the LIBOR Loan on a day that (A) is not the Payment Date immediately following the last day of an Interest Period with respect thereto or (B) is the Payment Date immediately following the last day of an Interest Period with respect thereto if Borrower did not give the prior notice of such prepayment required pursuant to the terms of this Agreement, including, without limitation, such loss or expense arising from interest or fees payable by Lender to lenders of funds obtained by it in order to maintain the LIBOR Loan hereunder and (iii) the conversion (for any reason whatsoever, whether voluntary or involuntary) of the Applicable Interest Rate from LIBOR plus the Spread to the Prime Rate plus the Prime Rate Spread with respect to any portion of the outstanding principal amount of the Loan then bearing interest at LIBOR plus me Spread on a date other than the Payment Date immediately following the last day of an Interest Period, including, without limitation, such loss or expenses arising from interest or fees payable by Lender to lenders of funds obtained by it in order to maintain a LIBOR Loan hereunder (the amounts referred to in clauses (i), (ii) and (iii) are herein referred to collectively as the “Breakage Costs”); provided, however, Borrower shall not indemnify Lender from any loss or expense arising from Lender’s willful misconduct or gross negligence. This provision shall survive payment of the Note in full and the satisfaction of all other obligations of Borrower under this Agreement and the other Loan Documents.
                    (i) Lender shall not be entitled to claim compensation pursuant to this Section 2.2.3 for any Foreign Taxes, increased cost or reduction in amounts received or receivable hereunder, or any reduced rate of return, which was incurred or which accrued more than ninety (90) days before the date Lender notified Borrower of the change in law or other circumstance on which such claim of compensation is based and delivered to Borrower a written statement setting forth in reasonable detail the basis for calculating the additional amounts owed to Lender under this Section 2.2.3, which statement shall be conclusive and binding upon all parties hereto absent manifest error.
               2.2.4 Additional Costs. Lender will use reasonable efforts (consistent with legal and regulatory restrictions) to maintain the availability of the LIBOR Loan and to avoid or reduce any increased or additional costs payable by Borrower under Section 22.3, including, if requested by Borrower, a transfer or assignment of the Loan to a branch, office or Affiliate of Lender in another jurisdiction, or a redesignation of its lending office with respect to the Loan, in order to maintain the availability of the LIBOR Loan or to avoid or reduce such increased or additional costs, provided that the transfer or assignment or redesignation (a) would not result in any additional costs, expenses or risk to Lender that are not reimbursed by Borrower and (b) would not be disadvantageous in any other respect to Lender as determined by Lender in its sole discretion.
               2.2.5 Default Rate. In the event that, and for so long as, any Event of Default shall have occurred and be continuing, the outstanding principal balance of the Loan and, to the extent permitted by law, all accrued and unpaid interest in respect of the Loan and any other amounts due pursuant to the Loan Documents, shall accrue interest at the Default Rate, calculated from the date such payment was due without regard to any grace or cure periods contained herein, with respect to an Event of Default under clauses (i), (vi) or (vii) of Section 8.1, and calculated from the date Lender gives a notice to Borrower stating that an Event of Default has occurred, in all other instances.
               2.2.6 Usury Savings. This Agreement, the Note and the other Loan Documents are subject to the express condition that at no time shall Borrower be obligated or required to pay interest on the principal balance of the Loan at a rate which could subject Lender to either civil or criminal liability as a result of being in excess of the Maximum Legal Rate. If, by the terms of this Agreement or the other Loan Documents, Borrower is at any time required or obligated to pay interest on the principal balance due hereunder at a rate in excess of the Maximum Legal Rate, the Applicable Interest Rate or the Default Rate, as the case may be, shall be deemed to be immediately reduced to the Maximum Legal Rate and all previous payments in excess of the Maximum Legal Rate shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder. All sums paid or agreed to be paid to Lender for the use, forbearance, or detention of the sums due under the Loan, shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Loan does not exceed the Maximum Legal Rate of interest from time to time in effect and applicable to the Loan for so long as the Loan is outstanding.
               2.2.7 Interest Rate Cap Agreement.
          (a) Prior to or contemporaneously with the Closing Date, Borrower shall enter into an Interest Rate Cap Agreement with a LIBOR strike price equal to the Strike Price. The Interest Rate Cap Agreement (i) shall be in a form and substance reasonably acceptable to Lender, (ii) shall be with an Acceptable Counterparty, (iii) shall direct such Acceptable Counterparty to deposit directly into the Lockbox Account any amounts due Borrower under such Interest Rate Cap Agreement so long as any portion of the Debt exists, provided that the Debt shall be deemed to exist if the Properties transferred by judicial or non-judicial foreclosure or deed-in-lieu thereof, (iv) shall initially be for a period ending on the Initial Maturity Date, and (v) shall have an initial notional amount equal to the principal balance of the Loan. Borrower shall collaterally assign to Lender, pursuant to the Collateral Assignment of Interest Rate Cap Agreement, all of its right, title and interest to receive any and all payments under the Interest Rate Cap Agreement, and shall deliver to Lender an executed counterpart of such Interest Rate Cap Agreement (which shall, by its terms, authorize the assignment to Lender and require that payments be deposited directly into the Lockbox Account).
          (b) Borrower shall comply with all of its obligations under the terms and provisions of the Interest Rate Cap Agreement. All amounts paid by the Counterparty under the Interest Rate Cap Agreement to Borrower or Lender shall be deposited immediately into the Lockbox Account or if the Lockbox Account is not then required to be in effect, into such account as specified by Lender. Borrower shall take all actions reasonably requested by Lender to enforce Lender’s rights under the Interest Rate Cap Agreement in the event of a default by the Counterparty and shall not waive, amend or otherwise modify any of its rights thereunder.
          (c) In the event of any downgrade, withdrawal or qualification of the rating of the Counterparty by S&P or Moody’s, Borrower shall replace the Interest Rate Cap Agreement with a Replacement Interest Rate Cap Agreement not later than ten (10) Business Days following receipt of notice from Lender of such downgrade, withdrawal or qualification. Notwithstanding the foregoing, the provision of this Section 2.2.7(b) shall not be applicable if the Counterparty is Lender or an Affiliate thereof.
          (d) In the event that Borrower fails to purchase and deliver to Lender the Interest Rate Cap Agreement or fails to maintain the Interest Rate Cap Agreement in accordance with the terms and provisions of this Agreement, Lender may purchase the Interest Rate Cap Agreement and the cost incurred by Lender in purchasing such Interest Rate Cap Agreement shall be paid by Borrower to Lender with interest thereon at the Default Rate from the date such cost was incurred by Lender until such cost is reimbursed by Borrower to Lender.
          (e) In connection with the Interest Rate Cap Agreement, Borrower shall obtain and deliver to Lender an opinion from counsel (which counsel may be in-house counsel for the Counterparty) for the Counterparty (upon which Lender and its successors and assigns may rely) which shall provide, in relevant part, that: the Counterparty is duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation and has the organizational power and authority to execute and deliver, and to perform its obligations under, the Interest Rate Cap Agreement; the execution and delivery of the Interest Rate Cap Agreement by the Counterparty, and any other agreement which the Counterparty has executed and delivered pursuant thereto, and the performance of its obligations thereunder have been and remain duly authorized by all necessary action and do not contravene any provision of its certificate of incorporation or by-laws (or equivalent organizational documents) or any law, regulation or contractual restriction binding on or affecting it or its property; all consents, authorizations and approvals required for the execution and delivery by the Counterparty of the Interest Rate Cap Agreement, and any other agreement which the Counterparty has executed and delivered pursuant thereto, and the performance of its obligations thereunder have been obtained and remain in full force and effect, all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with any governmental authority or regulatory body is required for such execution, delivery or performance; the Interest Rate Cap Agreement, and any other agreement which the Counterparty has executed and delivered pursuant thereto, has been duly executed and delivered by the Counterparty and constitutes the legal, valid and binding obligation of the Counterparty, enforceable against the Counterparty in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law); depending on the nature of the transaction, the Counterparty’s opinion shall contain such additional opinions on such other matters relating to the Interest Rate Cap Agreement and/or the confirmation as Lender shall reasonably require, including the following additional opinions if the Counterparty is a foreign entity: (A) that the jurisdiction where the Counterparty is located will respect and give effect to the choice of law provisions of the Interest Rate Cap Agreement and the confirmation, and (B) that a judgment obtained in the courts of the State of New York is enforceable in the jurisdiction where the Counterparty is located; and the Counterparty’s opinion shall be addressed to Lender and its successors and assigns and shall state that it may be relied upon by (A) any assignee of Lender’s interest in the Loan, (B) any participant of Lender’s interest in the Loan, (C) any servicer of the Loan, (D) any purchaser of the Loan or any portion thereof in any Securitization, (E) any Rating Agency involved in a Securitization of the Loan, (F) the issuer of securities in a Securitization of the Loan, and (G) any trustee or servicer appointed in connection with a Securitization of the Loan.
          Section 2.3. Loan Payment.
               2.3.1 Payments Generally. Prior to the date hereof Borrower has made interest payments to Lender pursuant to the Original Loan Agreement and the Modification Letter Agreements through February 27, 2007. Borrower shall pay to Lender (i) on the Closing Date, an amount equal to interest only on the outstanding principal balance of the Loan from February 28 up to and including April 14, 2007, and (ii) on the May Payment Date and each Payment Date thereafter up to and including the Maturity Date, (x) interest accruing on the Loan during the entire Interest Period in which such Payment Date occurs, and (y) the Monthly Principal Payment Amount. For purposes of making payments hereunder, but not for purposes of calculating interest accrual periods, if the day on which such payment is due is not a Business Day, then amounts due on such date shall be due on the immediately preceding Business Day and with respect to payments of principal due on the Maturity Date, interest shall be payable at the Applicable Interest Rate or the Default Rate, as the case may be, through and including the day immediately preceding such Maturity Date. All amounts due pursuant to this Agreement and the other Loan Documents shall be payable without setoff, counterclaim, defense or any other deduction whatsoever.
               2.3.2 Payment on Maturity Date. Borrower shall pay to Lender on the Maturity Date the outstanding principal balance of the Loan, all accrued and unpaid interest and all other amounts due hereunder and under the Note, the Mortgages and the other Loan Documents.

               2.3.3 Late Payment Charge. If any principal, interest or any other sums due under the Loan Documents is not paid by Borrower by the date on which it is due, Borrower shall pay to Lender upon demand an amount equal to the lesser of three percent (3%) of such unpaid sum or the maximum amount permitted by applicable law in order to defray the expense incurred by Lender in handling and processing such delinquent payment and to compensate Lender for the loss of the use of such delinquent payment. Any such amount shall be secured by the Mortgages and the other Loan Documents to the extent permitted by applicable law.
               2.3.4 Method and Place of Payment. Except as otherwise specifically provided herein, all payments and prepayments under this Agreement and the Note shall be made to Lender not later than 1:00 p.m., New York City time, on or before the date when due and shall be made in lawful money of the United States of America in immediately available funds at Lender’s office or as otherwise directed by Lender, and any funds received by Lender after such time shall, for all purposes hereof, be deemed to have been paid on the next succeeding Business Day.
          Section 2.4. Prepayments.
               2.4.1 Voluntary Prepayments. Prior to the Lockout Release Date, the outstanding principal amount of the Loan may not be prepaid in whole or in part. On any Payment Date occurring on, or after, the Lockout Release Date, Borrower may, at its option and upon thirty (30) days prior notice to Lender, prepay the Debt in whole but not in part, (except as expressly set forth herein); provided that such prepayment is accompanied by the Prepayment Premium, if applicable. If the prepayment occurs after the date that is six (6) months prior to the Initial Maturity Date, there shall be no Prepayment Premium or other prepayment fee, premium or penalty. If a prepayment under this Section 2.4.1 is made on a day other than a Payment Date, then in connection with such prepayment, Borrower shall pay to Lender, simultaneously with such prepayment (i) all interest on the principal balance of the Loan then being prepaid which would have accrued through the end of the Interest Period men in effect notwithstanding that such Interest Period extends beyond the date of prepayment and (ii) the Prepayment Premium; provided, however, that if the date of prepayment is a date on or after the Determination Date in such calendar month and prior to the first day of me Interest Period that commences in such calendar month, Borrower shall also pay to Lender in connection with such prepayment all interest on the principal balance of the Loan then being prepaid which would have accrued through the end of the next succeeding Interest Period. Any prepayment received by Lender on a date other than a Payment Date shall be held by Lender as collateral security for the Loan and shall be applied to the Debt on the next Payment Date.
               2.4.2 Mandatory Prepayments. On the next occurring Payment Date following the date on which Lender actually receives any Net Proceeds, if Lender is not obligated to make such Net Proceeds available to Borrower for the Restoration of any Individual Property, Borrower shall prepay, or authorize Lender to apply Net Proceeds as a prepayment of, the outstanding principal balance of the Note in an amount equal to one hundred percent (100%) of such Net Proceeds, together with (i) in the event that such Net Proceeds are received on or before a Payment Date, interest that would have accrued on such prepaid amounts through and including the end of the Interest Period in which such Payment Date occurs, or (ii) in the event that such Net Proceeds are received on a date after a Payment Date, interest that would have accrued on such prepaid amounts through and including the end of the Interest Period in which the next Payment Date occurs. Other than following the occurrence of and during the continuance of an Event of Default, no Prepayment Premium or other prepayment fee, premium or penalty shall be due in connection with any prepayment made pursuant to this Section 2.4.2. Any partial prepayment under this Section 2.4.2 shall be applied to the last payments of principal due under the Loan.
               2.4.3 Prepayments After Default. If during the continuance of an Event of Default, payment of all or any part of the Debt is tendered by Borrower or otherwise recovered by Lender (including through application of any Reserve Funds), such tender or recovery shall be (a) made on the next occurring Payment Date together with the monthly payment of Debt Service (including interest accruing through and including the end of the Interest Period in which such Payment Date occurs), and (b) if such payment occurs prior to the Lockout Release Date, deemed a voluntary prepayment by Borrower in violation of the prohibition against prepayment set forth in Section 2.4.1 and Borrower shall pay, in addition to the Debt, an amount equal to five percent (5%) of the principal balance of the Loan to be prepaid or satisfied. Such deemed voluntary prepayment by itself shall not constitute an Event of Default.
          Section 2.5. Release of Property. Except as set forth in this Section 2.5, no repayment or prepayment of all or any portion of the Note shall cause, give rise to a right to require, or otherwise result in, the release of any Lien of any Mortgage on any Individual Property.
               2.5.1 Release of Individual Property. If Borrower has elected to prepay a portion of the Loan on or after the Lockout Release Date and the requirements of this Section 2.5 have been satisfied, Borrower may obtain (i) the release of one or more Individual Properties from the Lien(s) of the Mortgage(s) thereon (and related Loan Documents) and the release of the respective obligations of Borrower and Guarantor under the Loan Documents with respect to each such Individual Property (other than those expressly stated to survive), (ii) a release of the Borrower Entity that is the owner of such Individual Property from all obligations under the Loan Documents (other than those expressly stated to survive), and (iii) the disbursement to Borrower of all Reserve Funds specifically relating to such Individual Properties upon the satisfaction of each of the following conditions:
          (a) Borrower shall submit to Lender, not less than thirty (30) days prior to the date of such release, a release of Lien (and related Loan Documents) for such Individual Property for execution by Lender. Such release shall be in a form appropriate in each jurisdiction in which the Individual Property is located and that contains standard provisions, if any, protecting the rights of the releasing lender. In addition, Borrower shall provide all other documentation Lender reasonably requires to be delivered by Borrower in connection with such release, together with an Officer’s Certificate certifying that, to such officer’s knowledge, such documentation (i) is in compliance with all Legal Requirements, (ii) will effect such release in accordance with the terms of this Agreement, and (iii) will not impair or otherwise adversely affect the Liens, security interests and other rights of Lender under the Loan Documents not being released (or as to the parties to the Loan Documents and Properties subject to the Loan Documents not being released);

          (b) After giving effect to such release, the Debt Service Coverage Ratio for the Properties then remaining subject to the Liens of the Mortgages shall be equal to or greater than the Debt Service Coverage Ratio for the twelve (12) full calendar months immediately preceding the date of such release;
          (c) After giving effect to such release, the Lease Debt Service Coverage Ratio for the Properties then remaining subject to the Liens of the Mortgages shall be equal to or greater than the Lease Debt Service Coverage Ratio for the twelve (12) full calendar months immediately preceding the date of such release;
          (d) Each Individual Property to be released shall be conveyed to a Person other than a Borrower;
          (e) Borrower shall pay to Lender an amount equal to the Adjusted Release Amount and such amount paid to Lender in connection with any such release shall be applied (i) first, to prepay Principal in an amount equal to the Release Amount of each Individual Property being released, (ii) second, to the payment of the Prepayment Premium, if any, applicable to the principal amount of the Loan being prepaid, and (iii) third, the balance, to prepay Principal and the Release Amounts of each Individual Property remaining subject to the Lien of a Mortgage immediately following such release shall be proportionately reduced by the Principal so prepaid pursuant to this clause (iii); and
           (f) After giving effect to such release, in no event may the aggregate Release Amounts for all of the Individual Properties released from the Liens of the Mortgages thereon pursuant to this Section 2.5.1 or pursuant to Section 2.5.2, Section 2.5.3, Section 2.7 or Section 8.1(c) exceed in the aggregate 10% of the original principal amount of the Loan.
               2.5.2 Release of Property with Options to Purchase. (a) With respect to the Individual Property known as Upland, IN (the “Upland Property”), the Operator Tenant under the Operating Lease for the Upland Property has an option to purchase the Upland Property on or prior to the Lockout Release Date. If such Operator Tenant timely and properly exercises its option to purchase the Upland Property in accordance with the terms and provisions of its Operating Lease on or prior to the Lockout Release Date, then Borrower shall have the obligation to prepay a portion of the Loan in an amount equal to the Adjusted Release Amount of the Upland Property, and Lender shall release the Upland Property from the Lien of the Mortgage thereon as provided in Section 2.5.1.
          (b) With respect to the Upland Property, if the Operator Tenant timely and properly exercises its option to purchase the Upland Property in accordance with the terms and provisions of its Operating Lease and the closing of the Upland Property takes place after the Lockout Release Date, the terms and provisions of Section 2.5.1 shall be applicable.
               2.5.3 Release of Special Financing Individual Properties. With respect to the Individual Properties located in (1) Las Vegas, NM, (2) Hilliard, OH, (3) Canton, OH, (4) Mobile, AL, (5) Wichita, KS, (6) Frankston, TX, (7) Yorktown, IN, (8) Chesterton, IN and (9) Denver, CO (collectively, the “SF Individual Properties”), Borrower shall have the right to prepay a portion of the Loan in an amount equal to the Adjusted Release Amount of such

Individual Property, in which event Borrower shall pay to Lender in addition thereto a prepayment premium equal to five percent (5%) of the principal prepaid, and Lender shall (i) release such Individual Property from the Lien of the Mortgage thereon as provided in Section 2.5 and automatically and immediately release Borrower’s, Principal’s, Maryland Guarantor’s and Guarantor’s respective obligations under the Loan Documents with respect to each such Individual Property (other than those expressly stated to survive), (ii) automatically and immediately release the Borrower Entity that is the owner of such Individual Property from all obligations under the Loan Documents (other than those expressly stated to survive), and (iii) disburse to Borrower all Reserve Funds specifically relating to such Individual Properties, if any.
               2.5.4 Release on Payment in Full. Lender shall, upon the written request and at the expense of Borrower, upon payment in full of all principal and interest due on the Loan and all other amounts due and payable under the Loan Documents in accordance with the terms and provisions of the Note and this Agreement, release the Lien of the Mortgage on each Individual Property not theretofore released.
          Section 2.6. Cash Management.
               2.6.1 Lockbox Account. (a) Borrower shall establish and maintain a segregated Eligible Account (the “Lockbox Account") with Lockbox Bank in trust for the benefit of Lender, which Lockbox Account shall be in the name of Borrower but shall be under the sole dominion and control of Lender. Borrower hereby grants to Lender a first priority security interest in the Lockbox Account and all deposits at any time contained therein and the proceeds thereof and will take all actions necessary to maintain in favor of Lender a perfected first priority security interest in the Lockbox Account, including, without limitation, executing and filing UCC-1 Financing Statements and continuations thereof. Lender and Servicer shall have the sole right to make withdrawals from the Lockbox Account and all costs and expenses for establishing and maintaining the Lockbox Account shall be paid by Borrower.
          (b) Borrower shall deliver written instructions to all Operator Tenants under the Operating Leases to deliver all Rents payable thereunder directly to the Lockbox Account. Borrower shall deposit all amounts received by Borrower constituting Rents under the Operating Leases into the Lockbox Account within two (2) Business Days after receipt.
          (c) Borrower shall obtain from Lockbox Bank its agreement to transfer to the Cash Management Account in immediately available funds by federal wire transfer all amounts on deposit in the Lockbox Account once every Business Day throughout the term of the Loan.
          (d) The provisions above regarding the Lockbox Account are further detailed in the Cash Management Agreement and in that certain Deposit Account Control Agreement dated as of December 1, 2006, by and among CSE Elkton LLC, Column Financial, Inc., and Bank of America, N.A.
               2.6.2 Cash Management Account. (a) Lender shall establish and maintain a segregated Eligible Account (the “Cash Management Account") to be held by Servicer in trust for the benefit of Lender, which Cash Management Account shall be under the sole dominion and control of Lender. The Cash Management Account shall be entitled “Column

Financial, Inc. as Lender, pursuant to Amended and Restated Loan Agreement dated as of March 29, 2007 — Cash Management Account” Borrower hereby grants to Lender a first priority security interest in the Cash Management Account and all deposits at any time contained therein and the proceeds thereof and will take all actions necessary to maintain in favor of Lender a perfected first priority security interest in the Cash Management Account, including, without limitation, executing and filing UCC-1 Financing Statements and continuations thereof. Borrower will not in any way alter or modify the Cash Management Account and will notify Lender of the account number thereof. Lender and Servicer shall have the sole right to make withdrawals from the Cash Management Account and all costs and expenses for establishing and maintaining the Cash Management Account shall be paid by Borrower.
          (b) Provided no Event of Default shall have occurred and be continuing, on each Payment Date (or, if such Payment Date is not a Business Day, on the immediately preceding Business Day) all funds on deposit in the Cash Management Account shall be applied by Lender to the payment of the following items in the order indicated:
                         (i) First, payment of the Debt Service for such Interest Period, applied first to the payment of accrued and unpaid interest for such period computed at the Applicable Interest Rate and then applied to the payment of the Monthly Principal Payment Amount for such period;
                         (ii) Second, payment to the Replacement Reserve Fund in accordance with the terms and conditions hereof;
                         (iii) Third, payment to the Lender of any other amounts then due and payable under the Loan Documents;
                         (iv) Fourth, if the amount in the Tax and Insurance Account is less than $250,000, payment to the Tax and Insurance Account until the amount in such account equals $250,000;
                         (v) Fifth, if the amount in the Debt Service Reserve Account is less than $1,750,000, payment to the Debt Service Reserve Account until the amount in such account equals $1,750,000;
                         (vi) Sixth, if the amount in the BSI Reserve Account is less than $250,000 payment to the BSI Reserve Account until the amount in such account equals $250,000; and
                         (vii) Lastly, payment of any excess amounts (“Excess Cash Flow") to Borrower.
          (c) The insufficiency of funds on deposit in the Cash Management Account shall not relieve Borrower from the obligation to make any payments, as and when due pursuant to this Agreement and the other Loan Documents, and such obligations shall be separate and independent, and not conditioned on any event or circumstance whatsoever.

          (d) All funds on deposit in the Cash Management Account during the continuance of an Event of Default may be applied by Lender in such order and priority as Lender shall determine.
          (e) The provisions above regarding cash management are further detailed in the Cash Management Agreement.
               2.6.3 Payments Received Under the Cash Management Agreement. Notwithstanding anything to the contrary contained in this Agreement and the other Loan Documents, and provided no Event of Default has occurred and is continuing, Borrower’s obligations with respect to payment of Debt Service and amounts due for the Tax and Insurance Escrow Fund, Required Repair Fund, Landlord Contribution Fund, Replacement Reserve Fund, Debt Service Reserve Fund and any other payment reserves established pursuant to this Agreement or any other Loan Document shall be deemed satisfied to the extent sufficient amounts are deposited in the Cash Management Account established pursuant to the Cash Management Agreement to satisfy such obligations on the dates each such payment is required, regardless of whether any of such amounts are so applied by Lender.
          Section 2.7. Expiring Or Terminating Operating Leases.
          No later than five (5) days prior to the expiration of an Operating Lease and no earlier than sixty (60) days prior to such expiration and no later than thirty (30) days after the termination of an Operating Lease for any reason, Borrower shall (i) deliver to Lender a Letter of Credit in an equal amount to the Release Amount for the Individual Property subject to such Operating Lease; or (ii) (1) on or prior to the Lockout Release Date, pay to Lender an amount equal to the Adjusted Release Amount of such Individual Property, or (2) after the Lockout Release Date, prepay a portion of the Loan in order to obtain a release of such Individual Property pursuant to Section 2.5. If Borrower delivers a Letter of Credit in accordance with clause (i), then (1) such Letter of Credit shall be additional security for the repayment of the Debt and may be drawn upon by Lender (A) upon the occurrence and during the continuance of an Event of Default or (B) at any time less than thirty (30) days prior to the expiration date of such Letter of Credit if such Letter of Credit is not renewed prior thereto, or if a substitute Letter of Credit is not delivered to Lender prior thereto, in which event Lender shall hold the proceeds of such Letter of Credit as Reserve Funds until the earlier of the occurrence of an Event of Default (in which event the provisions of Section 7.7 shall be applicable) or Borrower becomes entitled to the disbursement thereof as provided below, and (2) upon the date that an Operator Tenant satisfactory to Lender under a Replacement Operating Lease approved by Lender in possession of the Individual Property, has commenced paying fixed rent and has delivered to Lender an estoppel certificate in form and substance reasonably satisfactory to Lender, the Letter of Credit (or the proceeds thereof) will be released to Borrower provided that no Event of Default is then in effect.
     If Borrower makes a payment in accordance with clause (ii)(1), then such payment shall be held as Reserve Funds and as additional security for the repayment of the Debt and may be drawn upon by Lender (A) upon the occurrence and during the continuance of an Event of Default, or (B) as a prepayment of the Loan in accordance with Section 2.5.1 upon the later to occur of (x) the Lockout Release Date, and (y) thirty (30) days after the expiration or termination of such Operating Lease. Upon the date that an Operator Tenant satisfactory to Lender under a Replacement Operating Lease approved by Lender takes possession of the Individual Property, has commenced paying fixed rent and has delivered to Lender an estoppel certificate in form and substance reasonably satisfactory to Lender, the payment deposited in accordance with clause (ii)(1) will be released to Borrower provided that no Event of Default is then in effect. In order to comply with the rules and regulations applicable to REMIC Trusts under the Code, in the event that the aggregate face amount of Letters of Credit and all payments held pursuant to clause (ii)(1) exceeds ten percent (10%) of the Debt, then Lender may apply any such sums in excess of ten percent (10%) of the Debt to the payment of the Debt in any order in its sole discretion.
          Section 2.8. Substitution of Individual Properties. At any time after the date hereof, Borrower may obtain the release of one or more Individual Properties from the Lien of the Mortgage thereon and the release of Borrower’s, Principal’s and Guarantor’s obligations under the Loan Documents with respect to such Individual Property (other than those expressly stated to survive) (each such Individual Property, a “Substituted Property”), by substituting therefor one or more properties (such properties, individually and collectively as the context requires, “Substitute Property”), upon the satisfaction of each of the following conditions:
          (a) After giving effect to the proposed substitution, no Default or Event of Default shall be continuing;
          (b) Lender shall have received at least thirty (30) days’ prior written notice of the proposed substitution (or a shorter period of time if permitted by Lender in its sole discretion), which notice shall be revocable at any time provided that Borrower pays all of Lender’s actual costs and expenses incurred in connection with the revoked notice;
          (c) The Release Amount of the Substituted Property, when taken together with the Release Amounts of all other Substituted Properties substituted pursuant to this Section 2.8, does not exceed 25% of the Loan Amount in the aggregate;
          (d) The number of Properties (including the Substitute Property but excluding the Substituted Property) located in any one State will not exceed 25% of the number of Properties immediately after such substitution;
          (e) Lender shall have received an Officer’s Certificate that each of the representations and warranties contained in this Agreement and the other Loan Documents shall be true and correct with respect to the Substitute Property Borrower and the Substitute Property as of the applicable Substitution Effective Date (on a pro forma basis giving effect to the proposed substitution);
          (f) The Substitute Property shall not have suffered a Casualty or Condemnation which has not been fully restored;
          (g) The entity owning the Substitute Property (the “Substitute Property Borrower”) shall have indefeasible fee title to the Substitute Property free and clear of any lien or other encumbrance except for Permitted Encumbrances;

          (h) Simultaneously with the substitution, the Substituted Property shall be conveyed to a Person other than a Borrower;
          (i) The “as is” appraised value of the Substitute Property and the “leased fee value” as shown in the related Appraisal dated no earlier than forty-five (45) days prior to the proposed substitution date is equal to or exceeds the “as is” appraised value of the Substituted Property and the “leased fee value” immediately prior to the substitution;
          (j) The Net Operating Income calculated with respect to the Substitute Property for the twelve (12) calendar month period immediately preceding the substitution is equal to or exceeds the Net Operating Income calculated with respect to the Substituted Property for the twelve (12) calendar month period immediately preceding the substitution;
          (k) Borrower shall have obtained and delivered to Lender prior written confirmation from the applicable Raring Agencies that the substitution will not cause a downgrade, withdrawal or qualification of the then-current ratings of the Securities or any class thereof,
          (l) Each Substitute Property Borrower shall be a newly formed single-member limited liability company organized in the State of Delaware pursuant to a certificate of formation and a limited liability company operating agreement in the form approved by Lender in connection with the closing of the Loan, which entity is a Special Purpose Entity, at least 51% of the membership interests of which are owned, directly or indirectly, by Guarantor;
          (m) Lender shall have received such certified charter documents, good standing certificates, qualifications to do business, resolutions and consents for the Substitute Property Borrower (including any general partner thereof) and the Substitute Property Operator (including any general partner thereof) in connection with the substitution as would be required by a reasonably prudent lender originating commercial mortgage loans for securitization similar to the Loan;
          (n) The operator of the Facility located on the Substitute Property shall be a Qualified Operator (the “Substitute Property Operator”), which Substitute Property Operator shall have applied for and obtained the Health Care Licenses necessary to operate the Facility located on the Substitute Property;
          (o) The Facility located on the Substitute Property shall be operated as a skilled nursing facility or an assisted living facility;
          (p) Borrower shall have caused to be executed and delivered to Lender (i) an Operating Lease with respect to the Substitute Property between the Substitute Property Borrower, as landlord, and the Substitute Property Operator, as operator tenant, which Operating Lease provides for a base rent which equals or exceeds the base rent payable under the Operating Lease affecting the Substituted Property and is otherwise acceptable to and approved by Lender.
          (q) Borrower and Substitute Property Borrower shall have executed, acknowledged and delivered to Lender a joinder agreement whereby Substitute Property

Borrower covenants and agrees to assume and be bound by all of the terms and provisions of this Agreement, the Note and the other Loan Documents as a Borrower as if it were an original signatory thereto and whereby Borrower and Substitute Property Borrower acknowledge that the Substitute Property is an Individual Property for all purposes under, and is otherwise in all respects subject to, the Loan Documents (including, without limitation, the Environmental Indemnity);
          (r) Borrower shall have executed and delivered to Lender a ratification and confirmation of the Environmental Indemnity and Borrower shall have caused Guarantor to have executed and delivered to Lender a ratification and confirmation of the Guaranty;
          (s) Substitute Property Borrower shall have executed (as appropriate), acknowledged (as appropriate) and delivered to Lender with respect to Substitute Property Borrower and the Substitute Property (i) a mortgage, deed of trust, deed to secure debt or other applicable security instrument, an assignment of leases and rents, in each case, in form appropriate for recording in the jurisdiction in which the Substitute Property is located and otherwise in both form and substance the same as the counterparts of such documents executed and delivered in connection with the closing of the Loan (or heretofore executed and delivered pursuant to this subsection (s) in connection with a prior substitution) with respect to Individual Properties located in the same State in which the Substitute Property is located (or, if the Substitute Property is located in a State other than those in which the Property is located, subject to such modifications as are necessary to reflect the laws of such State as shall be recommended by the counsel admitted to practice in such State and delivering the opinion as to the enforceability of such documents required pursuant to subsection (ee) below) (collectively, the “Substitute Property Lien Documents”), which Substitute Property Lien Documents shall secure all amounts evidenced by the Note, provided that in the event that the jurisdiction in which the Substitute Property is located imposes a mortgage recording, intangibles or similar tax and does not permit the allocation of indebtedness for the purpose of determining the amount of such tax payable, the principal amount secured by such Substitute Property Lien Documents shall be equal to one hundred twenty-five percent (125%) of the applicable Substitute Allocated Loan Amount, (ii) a letter countersigned by a title insurance company acknowledging receipt of the Substitute Property Lien Documents and agreeing to record or file, as applicable, the Substitute Property Lien Documents as directed, so as to effectively create upon such recording and filing valid and enforceable first priority Liens upon the Substitute Property in favor of Lender (or such other trustee as may be desired under local law), subject only to Permitted Encumbrances and other liens or encumbrances approved by Lender which approval will not be unreasonably withheld if such liens or encumbrances would be acceptable to a reasonably prudent lender originating commercial mortgage loans for securitization similar to the Loan, and (iii) (x) a UCC Financing Statement in form appropriate for recording in the jurisdiction in which the Substitute Property is located and otherwise effective to perfect the first priority security interest of Lender in the Fixtures (as such term is defined in the Substitute Property Lien Documents) created by the Substitute Property Lien Documents (the “Substitute Property Fixture Filing”), and (y) either (I) a UCC Financing Statement in form appropriate for filing in the jurisdiction in which the Substitute Property Borrower is organized and otherwise effective to perfect the first priority security interest of Lender in the Personal Property and all other assets of Substitute Property Borrower created by the Substitute Property Lien Documents and the other Loan Documents or (II) a UCC-3 Amendment in form appropriate for recording in the State of Delaware amending the UCC Financing Statement filed in the State of Delaware at the closing of the Loan and adding the Substitute Property Borrower as a debtor (and, in either case, together with an executed authorization to file in the form provided to Lender at the closing of the Loan); and (iv) an Environmental Indemnity with respect to the Substitute Property;
          (t) Lender shall have received such other modifications and amendments to this Agreement, the other Loan Documents and the Leases as would be requested by a reasonably prudent lender originating commercial mortgage loans for securitization similar to the Loan in order to reflect and effect the substitution and to protect and preserve the Liens and security interests of Lender in and to the Property and the Substitute Property;
          (u) Lender shall have received such lien, credit, bankruptcy, litigation and judgment searches with respect to the Substitute Property, the Substitute Property Borrower, the Substitute Property Operator, any former owner and/or operator of the Substitute Property and any direct or indirect owner of any thereof as would be required by, and acceptable to, a reasonably prudent lender originating commercial mortgage loans for securitization similar to the Loan;
          (v) Lender shall have received such evidence that the Substitute Property, the Facility thereon and the operations thereof are in compliance with all Health Care Requirements as would be acceptable to a reasonably prudent lender originating commercial mortgage loans for securitization similar to the Loan;
          (w) Lender shall have received (i) a “tie-in” or similar endorsement to each Title Insurance Policy evidencing the substitution of the Substitute Property for the Substituted Property, to the extent such endorsements are available in the related jurisdictions, (ii) a Title Insurance Policy (or a marked, signed and re-dated commitment to issue such Title Insurance Policy, effective as a pro forma Title Insurance Policy) dated as of the Substitution Effective Date insuring the Lien of the applicable Substitute Property Lien Documents encumbering the Substitute Property, issued by one of the title insurance companies that issued the Title Insurance Policy at the closing of the Loan, which Title Insurance Policy shall (w) provide coverage in the amount of the applicable Substitute Allocated Loan Amount or, if the “tie-in” or similar endorsement described above is not available in the related jurisdiction, in an amount equal to one hundred twenty-five percent (125%) of the applicable Substitute Allocated Loan Amount, (x) insure Lender that the applicable Substitute Property Lien Documents create a valid first lien on the fee estate of the Substitute Property, free and clear of all exceptions from coverage other than Permitted Encumbrances and standard exceptions and exclusions from coverage (as modified by the terms of any endorsements), (y) contain such endorsements and affirmative coverages as are contained in the Title Insurance Policy issued at the closing of the Loan to the extent available in the relevant jurisdiction, and (z) name Lender and its successors and assigns as the insured, and (iii) copies of paid receipts or other evidence as would be acceptable to a reasonably prudent lender originating commercial mortgage loans for securitization similar to the Loan confirming that all premiums in respect of such endorsements and Title Insurance Policy have been fully paid;

          (x) Lender shall have received (i) an endorsement to the Title Insurance Policy referenced in subsection (w) above insuring that the Substitute Property constitutes a separate tax lot or (ii) if the endorsement referenced in clause (i) above is not obtainable, then either (A) a letter from the appropriate Governmental Authority stating that the Substitute Property constitutes a separate tax lot or (B) copies of tax assessments from the appropriate taxing authority demonstrating that the Substitute Property constitutes a separate tax lot;
          (y) Lender shall have received a recent signed and sealed survey with respect to the Substitute Property, which survey shall (i) be certified to the title insurance company, Lender and Lender’s successors and assigns, which certification shall be in substantially the same form and substance as the certification of the Survey of the Substituted Property (including a certification of whether the Improvements located on the Substitute Property are located in a federally designated “special flood hazard area”), (ii) be prepared (x) by a professional land surveyor licensed in the State in which the Substitute Property is located, and (y) in accordance with the most recently established Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys and otherwise substantially in the same form and substance as the Surveys delivered at the closing of the Loan, and (iii) reflect the same legal description contained in the Title Insurance Policy relating to such Substitute Property and include, among other things, a metes and bounds description of the real property comprising part of such Substitute Property or other type of real property description (e.g., block and lot) that is customarily used in the jurisdiction in which the Substitute Property is located;
          (z) Lender shall have received valid certificates of insurance evidencing insurance coverage with respect to the Substitute Property, which insurance coverage (including any required flood, earthquake and/or coastal windstorm insurance) and the insurance companies providing such coverage shall be in compliance with the requirements of Section 6.1 (including clause (g) hereof) hereof, together with evidence of the payment of all Insurance Premiums for such insurance payable for the existing policy period;
          (aa) Lender shall have received a Phase I environmental report and, if recommended under the Phase I environmental report, a Phase II environmental report, which concludes that the Substitute Property does not contain any Hazardous Substances (as defined in the Environmental Indemnity) requiring remediation under any Environmental Law (as defined in the Environmental Indemnity) and is not subject to any known risk of contamination from any off-site Hazardous Substance;
          (bb) Lender shall have received a physical condition report with respect to the Substitute Property evidencing that the Substitute Property is in good condition and repair and free of material damage or waste, which physical condition report shall be (i) prepared by an engineer that prepared one or more of the Physical Condition Reports delivered at the closing of the Loan or by a licensed and experienced engineer, (ii) in form and substance substantially similar to the Physical Condition Reports delivered at the closing of the Loan, and (iii) certified to Lender and its successors and assigns. If the physical condition report recommends any immediate repairs to the Substitute Property and such repairs cannot be completed prior to the Substitution Effective Date, a substitution shall not be permitted with respect to such proposed Substitute Property at any time prior to a Securitization. If, subsequent to a Securitization, the physical condition report recommends any immediate repairs to the Substitute Property, such physical condition report shall include an estimate of the cost of such immediate repairs and Borrower shall deposit with Lender into the Required Repairs Reserve Account an amount equal to one hundred twenty-five percent (125%) of such estimated cost, which amount shall be held and/or disbursed in the same manner as Required Repairs Reserve Funds pursuant to Section 7.1 hereof;
          (cc) Lender shall have received a zoning report certifying that the Substitute Property and its use comply in all material respects with all applicable building laws and zoning ordinances or constitute a legal non-conforming use or structure thereunder, which zoning report shall be (i) prepared by a nationally recognized zoning review consultant, (ii) in form and substance substantially similar to the zoning reports delivered at the closing of the Loan, and (iii) certified to Lender and its successors and assigns;
          (dd) If the Substitute Property is located in the State of California or a seismic area designated as Zone 3 or 4, Lender shall have received a PML study and a seismic report which would be acceptable to a reasonably prudent lender originating commercial mortgage loans for securitization similar to the Loan and, if such study and report are so acceptable, Borrower shall have obtained such earthquake insurance with respect to the Substitute Property as would be acceptable to a reasonably prudent lender originating commercial mortgage loans for securitization similar to the Loan;
          (ee) Lender shall have received the following opinions of Borrower’s counsel: (i) an opinion or opinions of counsel admitted to practice under the laws of the State in which the Substitute Property is located opining as to such matters with respect to the Substitute Property Lien Documents, the Substitute Property Fixture Filing and the Substitute Property Borrower and with such qualifications and assumptions as the local law opinions with respect to the Substituted Property and Borrower delivered at the closing of the Loan, which opinions and the counsel issuing the same would be acceptable to a reasonably prudent lender originating commercial mortgage loans for securitization similar to the Loan, (ii) an opinion or opinions of counsel admitted in New York and Delaware opining as to such matters with respect to the Substitute Property Borrower and the documents and instruments delivered with respect to the substitution and with such qualifications and assumptions as the opinions with respect to the Property and Borrower delivered by Hogan & Hartson LLP and Richards, Layton & Finger at the closing of the Loan, which opinions and the counsel issuing the same would be acceptable to a reasonably prudent lender originating commercial mortgage loans for securitization similar to the Loan, (iii) so-called “Special Delaware” opinions with respect to the Substitute Property Borrower issued by counsel admitted to practice in Delaware and with such qualifications and assumptions as the “Special Delaware” opinions with respect to Borrower delivered by Richards, Layton & Finger at the closing of the Loan, which opinions and counsel issuing the same shall otherwise be acceptable to the Rating Agencies, (iv) an opinion of counsel acceptable to the Rating Agencies with respect to such health care regulatory matters as are required by the Rating Agencies, and (v) an opinion of counsel acceptable to the Rating Agencies that the substitution does not constitute a “significant modification” of the Loan under Section 1001 of the Code or otherwise cause a tax to be imposed on a “prohibited transaction” by any REMIC Trust;

          (ff) Borrower shall have caused all Taxes and Other Charges relating to the Substitute Property to be current;
          (gg) Borrower shall have made such additional deposits to the Reserve Funds in respect of the Substitute Property in connection with the substitution as would be required by a reasonably prudent lender originating commercial mortgage loans for securitization similar to the Loan;
          (hh) Lender shall have received with respect to the Substitute Property Borrower and the Substitute Property, as applicable, (i) annual operating statements for the three (3) years (or such shorter period of time that the Facility located on such Substitute Property has been in operation but in no event less than one (1) year) immediately prior to the Substitution Effective Date, (ii) audited financial statements for the most current completed Fiscal Year in accordance with the requirements of Section 5.1.11 hereof, (iii) a current operating statement, (iv) a Borrower Annual Budget for the Substitute Property; and (v) an Officer’s Certificate certifying that each of the foregoing presents fairly the financial condition and the results of operations of the Substitute Property Borrower and the Substitute Property;
          (ii) Lender shall have received such other information and further approvals, opinions, documents, instruments and information in connection with the substitution as the Rating Agencies reasonably require;
          (jj) Borrower shall submit to Lender, not less than ten (10) Business Days prior to the date of such release, a release of Lien (and related Loan Documents) for the Substituted Property for execution by Lender. Such release shall be in a form appropriate in each jurisdiction in which such Substituted Property is located and that contains standard provisions, if any, protecting the rights of Lender. In addition, Borrower shall provide all other documentation in connection with such release as would be required by a reasonably prudent Lender originating commercial mortgage loans for securitization similar to the Loan, together with an Officer’s Certificate certifying that to Borrower’s knowledge such documentation (i) is in compliance with all Legal Requirements and applicable Health Care Requirements, (ii) will effect such release in accordance with the terms of this Agreement, and (iii) will not impair or otherwise adversely affect the Liens, security interests and other rights of Lender under the Loan Documents not being released (or as to the parties to the Loan Documents and Properties subject to the Loan Documents not being released);
          (kk) Borrower shall have paid or reimbursed Lender for all reasonable out-of-pocket costs and expenses incurred by Lender (including, without limitation, reasonable attorneys fees and disbursements) in connection with the substitution and Borrower shall have paid all recording charges, filing fees, transfer recordation or similar taxes or other expenses (including, without limitation, mortgage and intangibles taxes and documentary stamp taxes) payable in connection with the substitution. Borrower shall have paid all costs and expenses and fees of the Rating Agencies incurred in connection with the substitution; and
          (ll) If the Substitute Property Borrower has leasehold title to the Substitute Property, Lender shall have received (i) a copy of the related ground lease, together with an Officer’s Certificate certifying that such ground lease is true, accurate and complete, and (ii) a ground lessor estoppel certificate certifying to such matters as would be acceptable to a reasonably prudent lender originating commercial mortgage loans for securitization similar to the Loan. Such ground lease and the terms and provisions thereof shall meet Rating Agency requirements.
          Upon the date of satisfaction of the foregoing conditions precedent, (i) Lender shall effect the release of the Substituted Property from the Lien of the Loan Documents and the release of Borrower’s, Principal’s and Guarantor’s respective obligations under the Loan Documents with respect to each such Substituted Property (other than those expressly stated to survive), (ii) the Substitute Property shall be deemed to be an Individual Property for all purposes under this Agreement and the other Loan Documents, (iii) the Substitute Property Borrower shall be deemed to be a Borrower for all purposes under this Agreement and the other Loan Documents, (iv) the Substituted Borrower shall be released from its obligations under the Loan and the Loan Documents except for those obligations that expressly survive, (v) the Substitute Property Operating Lease shall be deemed to be an approved Operating Lease for all purposes under this Agreement and the other Loan Documents, (vi) the Release Amount of the Substitute Property shall be equal to the Release Amount of the Substituted Property (and, if there is more than one Substitute Properly, the Release Amount of the Substituted Property shall be allocable to each such Substitute Property on a pro rata basis according to the appraised value thereof), and (vii) the Adjusted Release Amount of the Substitute Property shall be equal to the Adjusted Release Amount of the Substituted Property (and, if there is more than one Substitute Property, the Adjusted Release Amount of the Substituted Property shall be allocable to each such Substitute Property on a pro rata basis according to the appraised value thereof) (such date, the “Substitution Effective Date”).
           Section 2.10 Extension of the Initial Maturity Date. Borrower shall have the option to extend the term of the Loan beyond the Initial Maturity Date (each such option, an “Extension Option”) for three (3) successive terms (each such term, an “Extension Term”) of one (1) year each (the Initial Maturity Date following the exercise of each such option is defined herein as the “Extended Maturity Date”) upon satisfaction of each of the following terms and conditions:
                    (a) no Event of Default shall have occurred and be continuing at the time the applicable Extension Option is exercised and on the date that the applicable Extension Term is commenced;
                    (b) Borrower shall notify Lender of its irrevocable election to extend the Maturity Date as aforesaid not earlier than nine (9) months, and no later than thirty (30) days, prior to (i) with respect to the first Extension Option, the Initial Maturity Date, (ii) with respect to the second Extension Option, the end of the first Extension Option, and (iii) with respect to the third Extension Option, the end of the second Extension Option;
                    (c) if the Interest Rate Cap Agreement is scheduled to mature prior to the applicable Extended Maturity Date, Borrower shall obtain and deliver to Lender not later than the Business Day prior to the first day of each Extension Option (provided that the form of such Replacement Interest Rate Cap shall have been delivered to Lender not later than ten (10) Business Days prior to the first day of such Extension Option), a Replacement Interest Rate Cap

Agreement from an Acceptable Counterparty which Replacement Interest Rate Cap Agreement shall be effective commencing on the first date of such Extension Option and shall have a maturity date not earlier than the applicable Extended Maturity Date;
                    (d) in connection with each Extension Option, Borrower shall have delivered to Lender together with its notice pursuant to Subsection (b) of this Section 2.10 and as of the commencement of the applicable Extension Option, an Officer’s Certificate in form acceptable to Lender certifying that each of the representations and warranties of Borrower contained in the Loan Documents is true, complete and correct in all material respects as of the date of such Officer’s Certificate to the extent such representations and warranties are not matters which by their nature can no longer be true and correct as a result of the passage of time;
                    (e) Borrower shall have paid to Lender all reasonable costs actually incurred by Lender in connection with the exercise of the Extension Option (including reasonable attorneys’ fees).
          III. CONDITIONS PRECEDENT
          Section 3.1. Conditions Precedent to Closing. The obligation of Lender to make the Loan hereunder is subject to the fulfillment by Borrower or waiver by Lender of the following conditions precedent no later than the Closing Date:
               3.1.1 Representations and Warranties; Compliance with Conditions. The representations and warranties of Borrower contained in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the Closing Date with the same effect as if made on and as of such date, and no Event of Default shall have occurred and be continuing; and Borrower shall be in compliance in all material respects with all terms and conditions set forth in this Agreement and in each other Loan Document on its part to be observed or performed.
               3.1.2 Loan Agreement and Note. Lender shall have received a copy of this Agreement and the Note, in each case, duly executed and delivered on behalf of Borrower.
               3.13 Delivery of Loan Documents; Title Insurance; Reports; Leases.
          (a) Mortgages, Assignments of Leases. Lender shall have received from Borrower folly executed and acknowledged counterparts of the Mortgages, the Assignments of Leases and any Modification Documents to be recorded and evidence that counterparts of the Mortgages, Assignments of Leases and any Modification Documents to be recorded have been delivered to the title company for recording, in the reasonable judgment of Lender, so as to effectively create upon such recording valid and enforceable Liens upon each Individual Property, of the requisite priority, in favor of Lender (or such other trustee as may be required or desired under local law), subject only to the Permitted Encumbrances. Lender shall have also received from Borrower fully executed counterparts of the other Loan Documents.
          (b) Title Insurance. Lender shall have received Title Insurance Policies, including Modification Title Endorsements, issued by a title company acceptable to Lender and dated as of the Initial Closing Date or the Closing Date, as applicable, with reinsurance and direct access agreements acceptable to Lender. Such Title Insurance Policies shall (i) provide coverage in amounts satisfactory to Lender, (ii) insure Lender that the relevant Mortgage creates a valid lien on the Individual Property encumbered thereby of the requisite priority, free and clear of all exceptions from coverage other than Permitted Encumbrances and standard exceptions and exclusions from coverage (as modified by the terms of any endorsements), (iii) contain such endorsements and affirmative coverages as Lender may reasonably request, and (iv) name Lender as the insured. The Title Insurance Policies shall be assignable. Lender also shall have received evidence that all premiums in respect of such Title Insurance Policies have been paid.
          (c) Survey. Lender shall have received a current Survey for each Individual Property, certified to the title company and Lender and their successors and assigns, in form and content reasonably satisfactory to Lender and prepared by a professional and properly licensed land surveyor reasonably satisfactory to Lender in accordance with the Accuracy Standards for ALTA/ACSM Land Title Surveys as adopted by ALTA, American Congress on Surveying & Mapping and National Society of Professional Surveyors in 1999. Each such Survey shall reflect the same legal description contained in the Title Insurance Policies relating to such Individual Property and shall include, among other things, a metes and bounds description of the real property comprising part of such Individual Property reasonably satisfactory to Lender. The surveyor’s seal shall be affixed to each Survey and the surveyor shall provide a certification for each Survey in form and substance acceptable to Lender.
          (d) Insurance. Lender shall have received valid certificates of insurance for the Policies required hereunder, satisfactory to Lender in its sole discretion, and evidence of the payment of all Insurance Premiums payable for the existing policy period.
          (e) Environmental Reports. Lender shall have received a Phase I environmental report (and, if recommended by the Phase I environmental report, a Phase II environmental report) in respect of each Individual Property, in each case satisfactory in form and substance to Lender.
          (f) Zoning. With respect to each Individual Property, Lender shall have received, at Lender’s option, (i) letters or other evidence with respect to each Individual Property from the appropriate municipal authorities (or other Persons) concerning applicable zoning and building laws, (ii) an ALTA 3.1 zoning endorsement for the applicable Title Insurance Policy, if available, and (iii) a zoning report, in each case in substance reasonably satisfactory to Lender.
          (g) Encumbrances. Borrower shall have taken or caused to be taken such actions in such a manner so that Lender has a valid and perfected first priority Lien as of the Closing Date with respect to each Mortgage on the applicable Individual Property, subject only to applicable Permitted Encumbrances and such other Liens as are permitted pursuant to the Loan Documents, and Lender shall have received reasonably satisfactory evidence thereof.
               3.1.4 Related Documents. Each additional document not specifically referenced herein, but relating to the transactions contemplated herein, shall be in form and substance reasonably satisfactory to Lender, and shall have been duly authorized, executed and delivered by all parties thereto and Lender shall have received and approved certified copies thereof.
               3.1.5 Delivery of Organizational Documents. Borrower shall deliver or cause to be delivered to Lender copies certified by Borrower of all organizational documentation related to Borrower and/or the formation, structure, existence, good standing and/or qualification to do business, as Lender may request in its sole discretion, including, without limitation, good standing certificates, qualifications to do business in the appropriate jurisdictions, resolutions authorizing the entering into of the Loan and incumbency certificates as may be requested by Lender.
               3.1.6 Opinions of Borrower’s Counsel. Lender shall have received opinions from Borrower’s counsel with respect to non-consolidation and the due execution, authority, enforceability of the Loan Documents and such other matters as Lender may require, all such opinions in form, scope and substance reasonably satisfactory to Lender and Lender’s counsel in their sole discretion.
               3.1.7 Intentionally Omitted.
               3.1.8 Basic Carrying Costs. Borrower shall have paid all of the following costs relating to the Properties which are in arrears, (a) accrued but unpaid Insurance Premiums, (b) currently due Taxes (including any in arrears) and (c) currently due Other Charges, which amounts shall be funded with proceeds of the Loan.
               3.1.9 Completion of Proceedings. All corporate and other proceedings taken or to be taken in connection with the transactions contemplated by this Agreement and other Loan Documents and all documents incidental thereto shall be satisfactory in form and substance to Lender, and Lender shall have received all such counterpart originals or certified copies of such documents as Lender may reasonably request.
               3.1.10 Payments. All payments, deposits or escrows required to be made or established by Borrower under this Agreement, the Note and the other Loan Documents on or before the Closing Date shall have been paid.
               3.1.11 Tenant Estoppels. Lender shall have received an executed tenant estoppel letter, which shall be in form and substance satisfactory to Lender, from each Operator Tenant.
               3.1.12 Transaction Costs. Borrower shall have paid or reimbursed Lender for all title insurance premiums, recording and filing fees, costs of environmental reports, Physical Conditions Reports, appraisals and other reports, the fees and costs of Lender’s counsel and all other third party out-of-pocket expenses incurred in connection with the origination of the Loan.
               3.1.13 Material Adverse Change. There shall have been no material adverse change in the financial condition or business condition of Borrower or the Properties since the date of the most recent financial statements delivered to Lender. The income and expenses of the Properties, the occupancy thereof, and all other features of the transaction shall be as represented to Lender without material adverse change. Neither Borrower nor any of its constituent Persons shall be the subject of any bankruptcy, reorganization, or insolvency proceeding.
               3.1.14 Leases and Rent Roll. Lender shall have received certified copies of each Operating Lease and all other Leases. Lender shall have received a current certified rent roll of the Properties, reasonably satisfactory in form and substance to Lender, together with copies of all necessary approvals in accordance with all applicable Legal Requirements and, to the extent the same are in Borrower’s possession or control, copies of all necessary approvals in accordance with all applicable Healthcare Requirements.
               3.1.15 Subordination and Attornment. Lender shall have received appropriate instruments acceptable to Lender subordinating all of the Leases designated by Lender to the Mortgage. Lender shall have received an agreement to attorn to Lender reasonably satisfactory to Lender from tenants designated by Lender.
               3.1.16 Tax Lot. Lender shall have received evidence that each Individual Property constitutes one (1) or more separate tax lots, which evidence shall be reasonably satisfactory in form and substance to Lender.
               3.1.17 Physical Conditions Reports. Lender shall have received Physical Conditions Reports with respect to each Individual Property, which reports shall be reasonably satisfactory in form and substance to Lender.
               3.1.18 Intentionally Omitted.
               3.1.19 Appraisal. Lender shall have received an appraisal of each Individual Property, which shall be reasonably satisfactory in form and substance to Lender.
               3.1.20 Financial Statements. To the extent in Borrower’s possession or control, Lender shall have received a balance sheet with respect to each Individual Property for the two most recent Fiscal Years and statements of income and statements of cash flows with respect to each Individual Property for the three most recent Fiscal Years, each in form and substance reasonably satisfactory to Lender.
               3.1.21 Medicare/Medicaid Agreements. To the extent in Borrower’s possession or control, Lender shall have received, in form and substance reasonably acceptable to Lender, copies of each Operator Tenant’s current and valid Medicare and Medicaid provider numbers and agreements, copies of the most recent state surveys, copies of all participation agreements relating to health plans, and information pertaining to the patient census for each Individual Property.
               3.1.22 Further Documents. Lender or its counsel shall have received such other and further approvals, opinions, documents and information as Lender or its counsel may have reasonably requested including the Loan Documents in form and substance satisfactory to Lender and its counsel.

          IV. REPRESENTATIONS AND WARRANTIES
          Section 4.1. Borrower Representations. Borrower represents and warrants as of the Closing Date that, except as otherwise set forth on Schedule VI annexed hereto:
               4.1.1 Organization. Borrower has been duly organized and is validly existing and in good standing with requisite power and authority to own its properties and to transact the businesses in which it is now engaged. Borrower is duly qualified to do business and is in good standing in each jurisdiction where it is required to be so qualified in connection with its properties, businesses and operations. Borrower possesses all material rights, licenses, permits and authorizations, governmental or otherwise, necessary to entitle it to own its properties and to transact the businesses in which it is now engaged, and the sole business of Borrower is the ownership and leasing of the Properties. The ownership interests of Borrower are as set forth on the organizational chart attached hereto as Schedule IV.
               4.1.2 Proceedings. Borrower has taken all necessary action to authorize the execution, delivery and performance of this Agreement and the other Loan Documents. This Agreement and such other Loan Documents have been duly executed and delivered by or on behalf of Borrower and constitute legal, valid and binding obligations of Borrower enforceable against Borrower in accordance with their respective terms, subject only to applicable bankruptcy, insolvency and similar laws affecting rights of creditors generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).
               4.1.3 No Conflicts. The execution, delivery and performance of this Agreement and the other Loan Documents by Borrower will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance (other than pursuant to the Loan Documents) upon any of the property or assets of Borrower pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, partnership agreement, management agreement or other agreement or instrument to which Borrower is a party or by which any of Borrower’s property or assets is subject, nor will such action result in any material violation of the provisions of any statute or any order, rule or regulation of any Governmental Authority or Health Care Authority having jurisdiction over Borrower or any of Borrower’s properties or assets, and any material consent, approval, authorization, order, registration or qualification of or with any such Governmental Authority or Health Care Authority required for the execution, delivery and performance by Borrower of this Agreement or any other Loan Documents has been obtained and is in full force and effect.
               4.1.4 Litigation. There are no actions, suits or proceedings at law or in equity by or before any Governmental Authority or Health Care Authority or other agency now pending or threatened against or affecting Borrower, Principal, Guarantor or, to Borrower’s actual knowledge, any Individual Property or any Operator Tenant, which actions, suits or proceedings, if determined against Borrower, Principal, Guarantor or any Individual Property, could reasonably be expected to materially adversely affect the condition (financial or otherwise)

or business of Borrower, Principal, any Operator Tenant, Guarantor or the condition or ownership of any Individual Property.
               4.1.5 Agreements. Borrower is not a party to any agreement or instrument or subject to any restriction which might materially and adversely affect Borrower or any Individual Property, or Borrower’s business, properties or assets, operations or condition, financial or otherwise. Borrower is not in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which it is a party or, to Borrower’s actual knowledge, by which Borrower or any of the Properties are bound. Borrower has no material financial obligation under any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which Borrower is a party or, to Borrower’s knowledge, by which Borrower or the Properties is otherwise bound, other than (a) obligations incurred in the ordinary course of the ownership of the Properties as permitted pursuant to clause (t) of the definition of “Special Purpose Entity” set forth in Section 1.1 hereof and (b) obligations under the Loan Documents.
               4.1.6 Title. Each Borrower Entity has good, marketable and insurable fee simple title to the real property comprising part of the Individual Property set forth next to such Borrower Entity’s name on Schedule I attached hereto and has good title to the balance of such Individual Property, free and clear of all Liens whatsoever except the Permitted Encumbrances and the Liens created by the Loan Documents. The Permitted Encumbrances in the aggregate do not materially and adversely affect the value, operation or use of the applicable Individual Property (as currently used) or Borrower’s ability to repay the Loan. Each Mortgage, and each Mortgage Modification Document to be recorded, when properly recorded in the appropriate records, together with any Uniform Commercial Code financing statements required to be filed in connection therewith, created (a) a valid, perfected first priority lien on the applicable Individual Property, subject only to Permitted Encumbrances and the Liens created by the Loan Documents and (b) perfected security interests in and to, and perfected collateral assignments of, all personally (including the Leases), all in accordance with the terms thereof, in each case subject only to any applicable Permitted Encumbrances and the Liens created by the Loan Documents. To Borrower’s actual knowledge, there are no claims for payment for work, labor or materials affecting the Properties which are or could reasonably be expected to become a Lien prior to, or of equal priority with, the Liens created by the Loan Documents.
               4.1.7 Solvency. Borrower has (a) not entered into the Loan or executed the Note, this Agreement or any other Loan Documents with the actual intent to hinder, delay or defraud any creditor and (b) received reasonably equivalent value in exchange for its obligations under such Loan Documents. The fair saleable value of Borrower’s assets exceeds and will, immediately following the making of the Loan, exceed Borrower’s total liabilities, including, without limitation, subordinated, unliquidated, disputed and contingent liabilities. The fair saleable value of Borrower’s assets is and will, immediately following the making of the Loan, be greater than Borrower’s probable liabilities. Borrower’s assets do not and, immediately following the making of the Loan will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. Borrower does not intend to, and does not believe that it will, incur debt and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such debt and liabilities as they mature (taking into account the timing and amounts of cash to be received by Borrower and the amounts to be payable on or in respect of obligations of Borrower). No petition in bankruptcy has been filed against Borrower or any constituent Person, and neither Borrower nor any constituent Person has ever made an assignment for the benefit of creditors or taken advantage of any insolvency act for the benefit of debtors. Neither Borrower nor any of its constituent Persons are contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of all or a major portion of Borrower’s assets or properties, and Borrower has no knowledge of any Person contemplating the filing of any such petition against it or such constituent Persons.
               4.1.8 Full and Accurate Disclosure. To Borrower’s knowledge, no statement of fact made by Borrower in this Agreement or in any of the other Loan Documents contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained herein or therein not misleading at the time such statement was made by Borrower. To Borrower’s knowledge, there is no material fact presently known to Borrower which has not been disclosed to Lender which materially and adversely affects, nor as far as Borrower can foresee, reasonably could materially and adversely affect, any Individual Property or the business, operations or condition (financial or otherwise) of Borrower.
               4.1.9 No Plan Assets. Borrower is not an “employee benefit plan,” as defined in Section 3(3) of ERISA, subject to Title I of ERISA, and none of the assets of Borrower constitutes “plan assets” of one or more such plans within the meaning of 29 C.F.R. Section 2510.3-101. In addition, (a) Borrower is not a “governmental plan” within the meaning of Section 3(32) of ERISA and (b) transactions by or with Borrower are not subject to any state statute regulating investments of, or fiduciary obligations with respect to, governmental plans similar to the provisions of Section 406 of ERISA or Section 4975 of the Code currently in effect, which prohibit or otherwise restrict the transactions contemplated by this Loan Agreement.
               4.1.10 Compliance. Borrower and, except as disclosed in the Zoning Reports and the Physical Conditions Reports, the Properties (including the use thereof) comply in all material respects with all applicable Legal Requirements, and, to Borrower’s actual knowledge, Health Care Requirements, including, without limitation, building and zoning ordinances and codes and Prescribed Laws. None of Borrower or, to Borrower’s actual knowledge, any Operator Tenant is in default or violation of any material order, writ, injunction, decree or demand of any Governmental Authority or, to Borrower’s actual knowledge, any Health Care Authority. There has not been committed by Borrower, or to Borrower’s actual knowledge, any Operator Tenant or any other Person in occupancy of or involved with the operation or use of one or more of the Properties any act or omission affording the federal government or any other Governmental Authority or Health Care Authority the right of forfeiture as against any Individual Property or any part thereof or any monies paid in performance of Borrower’s obligations under any of the Loan Documents.
               4.1.11 Financial Information. All financial data, including, without limitation, the statements of cash flow and income and operating expense, prepared by or on behalf of Borrower or Guarantor and delivered to Lender in connection with the Loan (i) are true, complete and correct in all material respects, (ii) accurately represent the financial condition of the Borrower as of the date of such reports, and (iii) to the extent prepared or audited by an independent certified public accounting firm, have been prepared in accordance with GAAP throughout the periods covered, except as disclosed therein. Except for Permitted Encumbrances, Borrower does not have any contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments that are known to Borrower and reasonably likely to have a materially adverse effect on any Individual Property or the operation thereof as a skilled nursing facility or assisted living facility, as applicable, except as referred to or reflected in said financial statements. Since the date of such financial statements, there has been no Material Adverse Effect.
               4.1.12 Condemnation. To Borrower’s actual knowledge, and except as has been disclosed in the Title Insurance Policies and Zoning Reports, no Condemnation or other proceeding has been commenced or is threatened or contemplated with respect to all or any material portion of any Individual Property or for the relocation of roadways providing access to any Individual Property.
               4.1.13 Federal Reserve Regulations. No part of the proceeds of the Loan have been or will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose which would be inconsistent with such Regulation U or any other Regulations of such Board of Governors, or for any purposes prohibited by applicable Legal Requirements or by the terms and conditions of this Agreement or the other Loan Documents.
               4.1.14 Utilities and Public Access. Except as disclosed by the Surveys, each Individual Property has rights of access to public ways and is served by water, sewer, sanitary sewer and storm drain facilities reasonably adequate to service such Individual Property for its respective intended uses. Except as disclosed by the Surveys, all public utilities necessary or convenient to the full use and enjoyment of each Individual Property are located either in the public right-of-way abutting such Individual Property (which are connected so as to serve such Individual Property without passing over other property) or in recorded easements serving such Individual Property and such easements are set forth in and insured by the Title Insurance Policies. Except as disclosed by the Surveys, all roads necessary for the use of each Individual Property for their current respective purposes have been completed and dedicated to public use and accepted by all Governmental Authorities or are in recorded easements.
               4.1.15 Not a Foreign Person. Borrower is not a “foreign person” within the meaning of §1445(f)(3) of the Code.
               4.1.16 Separate Lots. Except as disclosed by the Surveys, each Individual Property is comprised of one (1) or more parcels which constitute a separate tax lot or lots and does not constitute a portion of any other tax lot not a part of such Individual Property.
               4.1.17 Assessments. Except as disclosed by the Title Insurance Policies, there are no pending or proposed special or other assessments for public improvements or otherwise materially adversely affecting any Individual Property, nor, to Borrower’s actual knowledge, are there any contemplated improvements to any Individual Property that could reasonably be expected to result in such special or other assessments.

               4.1.18 Enforceability. The Loan Documents are not subject to any right of rescission, set-off, counterclaim or defense by Borrower, Principal or Guarantor, including the defense of usury, nor would the operation of any of the terms of the Loan Documents, or the exercise of any right thereunder, render the Loan Documents unenforceable (subject to principles of equity and bankruptcy, insolvency and other laws generally affecting creditors’ rights and the enforcement of debtors‘ obligations in the several states in which the Individual Properties are located), and Borrower, Principal and Guarantor have not asserted any right of rescission, set-off, counterclaim or defense with respect thereto.
               4.1.19 No Prior Assignment. There are no prior assignments by Borrower of the Leases or any portion of the Rents due and payable or to become due and payable which are presently outstanding.
               4.1.20 Insurance. Borrower has obtained and has delivered to Lender certificates of all Policies reflecting the insurance coverages, amounts and other requirements set forth in this Agreement. To Borrower’s actual knowledge, no claims have been made under any such Policies, and no Person, including Borrower, has done, by act or omission, anything which could reasonably be expected to impair the coverage of any such Policies.
               4.1.21 Use of Property. Each Individual Property is used exclusively as a skilled nursing facility, an assisted living facility and other appurtenant and related uses.
               4.1.22 Certificate of Occupancy; Licenses. Except as disclosed by the Zoning Reports or the Physical Conditions Reports, all certifications, permits, licenses and approvals, including without limitation, certificates of completion and occupancy permits required for the legal use, occupancy and operation of each Individual Property as a skilled nursing facility or assisted living facility (collectively, the “Licenses”), have been obtained and are in full force and effect. Except as disclosed by the Zoning Reports, the use being made of each Individual Property is in conformity with the certificate of occupancy issued for such Individual Property.
               4.1.23 Flood Zone. Except as disclosed by the Surveys, none of the Improvements on any Individual Property are located in an area as identified by the Federal Emergency Management Agency as an area having special flood hazards or, if so located, the flood insurance required pursuant to Section 6.1(a)(i) is in full force and effect with respect to each such Individual Property.
               4.1.24 Physical Condition. Except as disclosed by the Physical Conditions Reports, each Individual Property, including, without limitation, all buildings, improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components, are in good condition, order and repair in all material respects; except as disclosed by the Physical Conditions Reports, there exists no structural or other material defects or damages in any Individual Property, whether latent or otherwise, and Borrower has not received notice from any insurance company or bonding company of any defects or inadequacies in any Individual Property, or any part thereof, which would materially adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond.
               4.1.25 Boundaries. Except as disclosed by the Surveys, all of the material improvements which were included in determining the appraised value of each Individual Property, excluding parking spaces, lie wholly within the boundaries and building restriction lines of such Individual Property, and no improvements on adjoining properties encroach upon such Individual Property, and no easements or other encumbrances upon the applicable Individual Property encroach upon any of the improvements, so as to affect the value or marketability of the applicable Individual Property except those which are insured against by the Title Insurance Policy.
               4.1.26 Leases. The Properties are not subject to any Leases other than the Operating Leases described in Schedule II attached hereto and made a part hereof and residency agreements with residents of the Facilities. Borrower is the owner and lessor of landlord’s interest in the Operating Leases. No Person has any possessory interest in any Individual Property or right to occupy the same except under and pursuant to the provisions of the Operating Leases and residency agreements with residents of the Facilities. The current Operating Leases are in full force and effect and, to Borrower’s knowledge, there are no defaults thereunder by either party and there are no conditions that, with the passage of time or the giving of notice, or both, would constitute defaults thereunder. Except as disclosed in Schedule II attached hereto, no Rent has been paid more than one (1) month in advance of its due date. All work to be performed by Borrower under each Operating Lease has been performed as required and has been accepted by the applicable Operator Tenant, and any payments, free rent, partial rent, rebate of rent or other payments, credits, allowances or abatements required to be given by Borrower to any Operator Tenant has already been received by such Operator Tenant. To Borrower’s knowledge, and except as disclosed in Schedule II attached hereto, all work to be performed by the applicable Operator Tenant under each Operating Lease has been performed. There has been no prior sale, transfer or assignment, hypothecation or pledge of any Lease or of the Rents received therein which is still in effect. No Operator Tenant listed on Schedule II has assigned its Operating Lease or sublet all or any portion of the premises demised thereby, no such tenant holds its leased premises under assignment or sublease, nor does anyone except such tenant and its employees occupy such leased premises. Other than as set forth on Schedule II, no Operator Tenant under any Operating Lease has a right or option pursuant to such Operating Lease or otherwise to purchase all or any part of the leased premises or the building of which the leased premises are a part. No tenant under any Lease has any right or option for additional space in the Improvements.
               4.1.27 Survey. The Survey for each Individual Property delivered to Lender in connection with this Agreement has been prepared in accordance with the provisions of Section 3.1.3(c) hereof, and, to Borrower’s knowledge, does not fail to reflect any material matter affecting such Individual Property or the title thereto.
               4.1.28 Principal Place of Business; State of Organization. Borrower’s principal place of business as of the date hereof is the address set forth in the introductory paragraph of this Agreement. The Borrowers are organized under the laws of the state of Delaware.

               4.1.29 Filing and Recording Taxes. All transfer taxes, deed stamps, intangible taxes or other amounts in the nature of transfer taxes required to be paid by any Person under applicable Legal Requirements and applicable Health Care Requirements currently in effect in connection with the transfer of the Properties to Borrower have been paid. All mortgage, mortgage recording, stamp, intangible or other similar tax required to be paid by any Person under applicable Legal Requirements and applicable Health Care Requirements currently in effect in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Loan Documents, including, without limitation, the Mortgages, have been paid, and, under current Legal Requirements and applicable Health Care Requirements, each of the Mortgages is enforceable in accordance with their respective terms by Lender (or any subsequent holder thereof), subject to principles of equity and bankruptcy, insolvency and other laws generally applicable to creditors’ rights and the enforcement of debtors’ obligations.
               4.130 Special Purpose Entity/Separateness. (a) Until the Debt has been paid in full, Borrower hereby represents, warrants and covenants that (i) Borrower is, shall be and shall continue to be a Special Purpose Entity, and (ii) Principal is, shall be and shall continue to be a Special Purpose Entity.
          (b) The representations, warranties and covenants set forth in Section 4.1.30(a) shall survive for so long as any amount remains payable to Lender under this Agreement or any other Loan Document.
          (c) All of the assumptions made in the Insolvency Opinion, including, but not limited to, any exhibits attached thereto, are true and correct in all respects and any assumptions made in any subsequent non-consolidation opinion required to be delivered in connection with the Loan Documents (an “Additional Insolvency Opinion”), including, but not limited to, any exhibits attached thereto, will have been and shall be true and correct in all respects. Borrower has complied and will comply with, and Principal has complied and Borrower will cause Principal to comply with, all of the assumptions made with respect to Borrower and Principal in the Insolvency Opinion. Borrower will have complied and will comply with all of the assumptions made with respect to Borrower and Principal in any Additional Insolvency Opinion. Each entity other than Borrower and Principal with respect to which an assumption shall be made in any Additional Insolvency Opinion will have complied and will comply with all of the assumptions made with respect to it in any Additional Insolvency Opinion.
               4.1.31 Management. Borrower is not a party to any property management agreements with respect to any of the Individual Properties.
               4.1.32 Illegal Activity. No portion of any Individual Property has been or will be purchased by Borrower or Maryland guarantor with proceeds of any illegal activity.
               4.1.33 No Change in Facts or Circumstances; Disclosure. All information submitted by Borrower to Lender and in all financial statements, rent rolls, Occupancy Reports, other reports, certificates and other documents submitted in connection with the Loan or in satisfaction of the terms thereof and all statements of fact made by Borrower in this Agreement or in any other Loan Document, are accurate, complete and correct in all material respects. There has been no material adverse change in any condition, fact, circumstance or event that would make any such information inaccurate, incomplete or otherwise misleading in any material respect in light of the circumstances known by Borrower to be existing at the time such information was submitted. Borrower has disclosed to Lender all material facts and has not failed to disclose any material fact that could cause any Provided Information or representation or warranty made herein to be materially misleading at fee time made or provided.
               4.1.34 Investment Company Act. Borrower is not (a) an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended; (b) a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of either a “holding company” or a “subsidiary company” within the meaning of the Public Utility Holding Company Act of 1935, as amended; or (c) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money.
               4.1.35 Embargoed Person. At all times throughout the term of the Loan, including after giving effect to any Transfers permitted pursuant to the Loan Documents, (a) none of the funds or other assets of Borrower, Principal and Guarantor constitute property of, or are beneficially owned, directly or indirectly, by any person, entity or government subject to trade restrictions under U.S. law, including, but not limited to, the International Emergency Economic Powers Act, 50 U.S.C, §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder with the result that the investment in Borrower, Principal or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan made by the Lender is in violation of law (“Embargoed Person”); (b) no Embargoed Person has any interest of any nature whatsoever in Borrower, Principal or Guarantor, as applicable, with the result that the investment in Borrower, Principal or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan is in violation of law; and (c) none of the funds of Borrower, Principal or Guarantor, as applicable, have been derived from any unlawful activity with the result that the investment in Borrower, Principal or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan is in violation of law.
               4.1.36 Cash Management Account. (a) This Agreement, together with the other Loan Documents, creates a valid and continuing security interest (as defined in the Uniform Commercial Code of the State of Delaware) in the Lockbox Account and Cash Management Account in favor of Lender, which security interest is prior to all other Liens, other than Permitted Encumbrances, and is enforceable as such against creditors of and purchasers from Borrower. Other than in connection with the Loan Documents and except for Permitted Encumbrances, Borrower has not sold or otherwise conveyed the Lockbox Account and Cash Management Account;
          (b) Each of the Lockbox Account and Cash Management Account constitute “deposit accounts” or “securities accounts” within the meaning of the Uniform Commercial Code of the State of Delaware);
          (c) Pursuant and subject to the terms hereof, the Lockbox Bank has agreed to comply with all instructions originated by Lender, without further consent by Borrower, directing disposition of the Lockbox Account and all sums at any time held, deposited or invested therein, together with any interest or other earnings thereon, and all proceeds thereof (including proceeds of sales and other dispositions), whether accounts, general intangibles, chattel paper, deposit accounts, instruments, documents or securities; and
          (d) The Lockbox Account and Cash Management Account are not in the name of any Person other than Borrower or its designee approved by Lender, as pledgor, or Lender, as pledgee.
          Section 4.2. Health Care Representations. Notwithstanding anything contained in this Section 4.2 to the contrary, (i) with respect to each Individual Property that is subject to an Effective Operating Lease, any breach of the representations, warranties, covenants or agreements set forth in this Section 4.2 which does not have and which would not reasonably be expected to have a Material Adverse Effect, such breach shall not be a Default or an Event of Default hereunder as long as Borrower is using reasonable and diligent efforts to enforce its rights under the applicable Effective Operating Lease to cause the Operator Tenant thereunder to cure such breach and (ii) with respect to each Individual Property that is a LC Covered Property, any breach of the representations, warranties, covenants or agreements set forth in this Section 4.2 which does not subject Lender to any criminal liability shall not be a Default hereunder as long as such Individual Property remains an LC Covered Property.
          Borrower, for itself and its successors and assigns, does hereby represent and warrant to Lender, its successors and assigns, as of the date hereof, and except as set forth on Schedule VI attached hereto, that:
          (a) To Borrower’s actual knowledge, all Medicare and Medicaid provider agreements, certificates of need, if applicable, certifications, governmental licenses, permits, regulatory agreements or other agreements and approvals, including certificates of operation, completion and occupancy, and state nursing facility licenses or other licenses required by Health Care Authorities for the legal use, occupancy and operation of each Facility (collectively, the “Health Care Licenses”) have been obtained and are in full force and effect, including approved provider status in any approved provider payor program. To Borrower’s actual knowledge, Borrower or Operator Tenants own and possess and hold free from restrictions or conflicts with the rights of others, all such Health Care Licenses and will operate or cause each Facility to be operated in such a manner that the Health Care Licenses shall remain in full force and effect;
          (b) Each Facility is duly licensed as a skilled nursing facility or assisted living facility as required under the applicable laws of the state in which such Facility is located. The licensed bed capacity of each Facility is as set forth on Schedule V attached hereto. Neither Borrower nor, to the actual knowledge of Borrower, any Operator Tenant, nor the manager of the operations or Facility has applied to reduce the number of licensed or certified beds of any Facility or to move or transfer the right to any and all of the licensed or certified beds of any Facility to any other location or to amend or otherwise change any Facility and/or the number of beds approved by the state health department or equivalent (or any subdivision) or other applicable state licensing agency, and there are no proceedings or actions pending or contemplated to reduce the number of licensed or certified beds of any Facility;

          (c) To the actual knowledge of Borrower, each License with respect to a Facility (i) has not been (A) transferred to any location other than the applicable Facility or (B) pledged as collateral security, (ii) is held free from restrictions or known conflicts that would materially impair the use or operation of the applicable Facility as intended, and (iii) is not provisional, probationary, or restricted in any way, except in instances where a Governmental Authority or Health Care Authority has issued a provisional, probationary or restricted license, permit or certification in the ordinary course pending issuance of a final license, permit or certification;
          (d) To the actual knowledge of Borrower, no Tenant, Operator Tenant and/or the manager of the operations, or Facility has taken any action to rescind, withdraw, revoke, amend, modify, supplement or otherwise alter the nature, tenor or scope of any License or applicable provider payment program participation;
          (e) To the actual knowledge of Borrower, Borrower, each Operator Tenant, and/or the manager of the operations (and the operation of each Facility) are in material compliance with the applicable provisions of the laws, ordinances, statutes, regulations, orders, standards, policies, restrictions or rules of any Health Care Authority having jurisdiction over the ownership, use, occupancy or operation of any Facility, including (i) staffing requirements, (ii) health and fire safety codes including quality and safety standards, (iii) accepted professional standards and principles that apply to professionals providing services at each Facility, (iv) federal, state or local laws, rules, regulations or published interpretations or policies relating to the prevention of fraud and abuse, (v) insurance, reimbursement and cost reporting requirements, government payment program requirements and disclosure of ownership and related information requirements, (vi) requirements of applicable Health Care Authorities, including those relating to each Facility’s physical structure and environment, licensing, quality and adequacy of medical care, distributions of pharmaceuticals, rate setting, equipment, personnel, operating policies, additions of Facilities and services and fee splitting, and (vii) any other applicable laws, regulations or agreements for reimbursement for the type of care or services provided by Operator Tenants and/or the manager of the operations with respect to each Facility. As used in Sections 4.2(e) and 4.2(f), “material compliance” means a level of compliance that would keep the Borrower, Operator Tenants, and/or the manager of the operations (and the operation of the Facility) free from any proceedings or sanctions by any Governmental Authority or Health Care Authority having jurisdiction over the operation of any Facility and would not adversely affect Borrower’s, each Operator’s Tenant’s and/or the manager’s operations, including, but not limited to, its right to receive reimbursement or insurance payments;
          (f) To Borrower’s actual knowledge, Borrower, each Operator Tenant, and/or the manager of the operations are each in material compliance with the requirements for participation in the Medicare and Medicaid programs with respect to each Facility that currently participates in such programs and has a current provider agreement under Title XVIII and/or XIX of the Social Security Act which is in full force and effect. To Borrower’s actual knowledge, none of Borrower, any Operator Tenant nor the manager of the operations has had any deficiencies on its most recent survey (standard or complaint) that would result in a denial of payment for new admissions with no opportunity to correct prior to termination, and no statement of charges or deficiencies has been made and no penalty enforcement action has been taken under the last survey cycle. To Borrower’s actual knowledge, none of Borrower, any

Operator Tenant nor the manager of the operations had any deficiencies at “level G” or above on its most recent survey (standard or complaint), nor has Operator or the manager of the operations been cited with any substandard quality of care deficiencies (as that term is defined in Part 488 of 42 C.F.R.) for the past two consecutive surveys. To Borrower’s actual knowledge, no Facility has been the subject of a “double G” determination for the last three (3) years. To Borrower’s actual knowledge, no Facility has been designated as a Special Focus Facility (as such term is defined by the Centers of Medicare and Medicaid Service Special Focus Facility Program);
          (g) None of Borrower, or, to Borrower’s actual knowledge, any Operator Tenant nor the manager of the operations is a target of, participant in, or subject to any action, proceeding, suit, audit, investigation or sanction by any Health Care Authority or any other administrative or investigative body or entity or any other third party or any patient or resident (including, without limitation, whistleblower suits, or suits brought pursuant to federal or state False Claims Acts, and Medicaid/Medicare/State fraud/abuse laws) which could reasonably be expected to result, directly or indirectly or with the passage of time, in the imposition of a fine, penalty, alternative, interim or final sanction, a lower rate certification, recoupment, recovery, suspension or discontinuance of all or part of reimbursement from any Health Care Authority, third-party payor, insurance carrier or private payor, a lower reimbursement rate for services rendered to eligible patients, or any other civil or criminal remedy, or which could reasonably be expected to have a material adverse effect on Borrower, any Operator Tenant, and/or the manager of the operations, or the operation of any Facility, including any Facility’s ability to accept or retain residents, or which could result in the appointment of a receiver or manager, or in the modification, limitation, annulment, revocation, transfer, surrender, suspension or other impairment of a License, or affect Borrower’s, any Operator Tenants and/or manager’s participation in the Medicare, Medicaid, or third-party payor program, as applicable, or any successor program thereto, at current rate certification, nor has any such action, proceeding, suit, investigation or audit been threatened;
          (h) To Borrower’s actual knowledge, there are no agreements with residents of any Facility, or with any other persons or organizations, that deviate in any material adverse respect from, or that conflict with, any statutory or regulatory requirements; and all resident records at each Facility, including patient and/or resident accounts records, are true, complete, and correct in all material respects;
          (i) Neither the execution and delivery of the Note, this Agreement, the Mortgages or the other Loan Documents, Borrower’s performance thereunder, the recordation of the Mortgages or the Modification Documents to be recorded (i) adversely affects Borrower’s, any Operator Tenant’s or manager’s right to receive Medicaid, Medicare, insurance company, managed care company, or other third-party insurance payments or reimbursements or to receive private payor payments or reimbursements, (ii) materially reduces the Medicaid, Medicare, insurance company, managed care company, or other third-party insurance payments or reimbursements or materially reduce private payor payments or reimbursements which Borrower, any Operator Tenant, or manager is receiving as of the date hereof, or (iii) adversely affects the Health Care Licenses. As used in this Section 4.2(i), “materially reduce” means any change, effect, event, circumstance, occurrence or state of facts that is adverse to the financial condition or results of operations of any Facility.

          (j) Other than the Medicare and Medicaid programs, neither Borrower nor, to Borrower’s actual knowledge, any Operator Tenant nor the manager of the operations is a participant in any federal, state or local program whereby any federal, state or local government or quasi-governmental body, or any intermediary, agency, board or other authority or entity has the right to recover funds with respect to any Individual Property by reason of the advance of federal, state or local funds, including, without limitation, those authorized under the Hill-Burton Act (42 U.S.C. 291, et seq.). Borrower has received no notice, and is not aware of any violation of applicable antitrust laws by any Operator Tenant with respect to the Properties;
          (k) Except as set forth in Schedule VI attached hereto, Borrower and, to Borrower’s actual knowledge, Operator Tenant’s and manager’s private payor, Medicaid, Medicare, and/or managed care company, insurance company or other third-party insurance accounts receivable with respect to each Individual Property are free of any liens and neither Borrower, nor, to Borrower’s actual knowledge, any Operator Tenant, or manager has pledged any of its receivables as collateral security for any loan or indebtedness;
          (l) To Borrower’s actual knowledge, none of Borrower, any Operator Tenant nor the manager of the operations is a party to any collective bargaining agreement or other labor contract applicable to persons employed by it at any Facility and there are no threatened or pending labor disputes at any Facility;
          (m) Borrower, and, to Borrower’s actual knowledge, each Operator Tenant and/or the manager of the operations each have instituted, and each Facility is operated in material compliance with, a compliance plan which follows applicable guidelines established by Health Care Authorities;
          (n) Borrower, and, to Borrower’s actual knowledge, each Operator Tenant and/or the manager of the operations are in compliance with the Healthcare Insurance Portability and Accountability Act of 1996, and the regulations promulgated thereunder;
          (o) To Borrower’s actual knowledge, there is no threatened or pending revocation, suspension, termination, probation, restriction, limitation, or non-renewal affecting Borrower, any Operator Tenant, and/or the manager of the operations, or any Facility or provider agreement with any third-party payor, Medicare or Medicaid;
          (p) To Borrower’s actual knowledge, all Medicare, Medicaid, and private insurance cost reports and financial reports submitted by or on behalf of each Facility are materially accurate and complete and have not been misleading in any material respects, (i) there are no current, pending or outstanding Medicare, Medicaid or Third-Party Payor Programs reimbursement audits or appeals pending at any of the Facilities, (ii) there are no cost report years that are subject to audits, no cost reports remain “open” or unsettled, and (iii) there are no current or pending Medicare, Medicaid or third-party payor programs recoupment efforts at any Facility;
          (q) To Borrower’s actual knowledge, each Facility and the use thereof complies in all material respects with all applicable local, state, and federal building codes, fire codes,

health care, nursing facility, and other similar regulatory requirements and no waivers of such physical plant standards exist at any of the Facilities;
          (r) To Borrower’s actual knowledge, any existing agreement relating to the management or operation of each Facility is in full force and effect and is not in default by any party. In the event any management or operating agreement is terminated or in the event of foreclosure or other acquisition, the subsequent operator or manager need not obtain a certificate of need prior to applying for and receiving a license to operate a Facility or prior to receiving Medicare or Medicaid payments, as applicable;
          (s) None of Borrower, or to Borrower’s actual knowledge, any Operator Tenant or the manager of the operations, nor any Facility has or will, other than in the normal course of business, change the terms of any of the Medicare, Medicaid or third-party payor programs or its normal billing payment or reimbursement policies and related procedures, including the amount and timing of finance charges, fees and write-offs; and
          (t) To Borrower’s actual knowledge, Borrower has delivered to Lender a true, correct and complete Occupancy Report for each Individual Property.
          (u) Litigation. To Borrower’s actual knowledge, there are no actions suits or proceedings at law or in equity by any person or entity, including any Governmental Authority or any Health Care Authority or other agency now pending or threatened against or affecting Borrower, any Operator Tenant and/or the manager of the operations, or Facility, which actions, suits or proceedings, individually or collectively, if determined against Borrower, any Operator Tenant and/or the manager of the operations, or Facility, might materially adversely affect the condition (financial or otherwise or business of Borrower, Master Tenant, any Operator Tenant and/or the manager of the operations, or the condition or ownership of any Facility.
     Section 4.3. Survival of Representations. Borrower agrees that all of the representations and warranties of Borrower set forth in Sections 4.1 and 4.2 and elsewhere in this Agreement and in the other Loan Documents shall survive for so long as any amount remains owing to Lender under this Agreement or any of the other Loan Documents by Borrower; provided that they are and shall be deemed made solely as of the Closing Date. All representations, warranties, covenants and agreements made in this Agreement or in the other Loan Documents by Borrower shall be deemed to have been relied upon by Lender notwithstanding any investigation heretofore or hereafter made by Lender or on its behalf.
          V. BORROWER COVENANTS
          Section 5.1. Affirmative Covenants. From the date hereof and until payment and performance in full of all obligations of Borrower under the Loan Documents or the earlier release of the Liens of all Mortgages encumbering the Properties (and all related obligations) in accordance with the terms of this Agreement and the other Loan Documents, Borrower hereby covenants and agrees with Lender that:
               5.1.1 Existence; Compliance with Legal Requirements. (a) Borrower shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its existence, material rights, licenses, permits and franchises and comply with all Legal

Requirements and all Health Care Requirements of all Governmental Authorities and Health Care Authorities applicable to Borrower, including, without limitation, Prescribed Laws. Borrower shall use reasonable and diligent efforts to enforce the terms and provisions of the Operating Leases requiring Operator Tenants to do all things necessary to preserve, renew and keep in full force and effect all licenses and permits required to operate a skilled nursing facility or an assisted living facility on the Properties and to comply with all Legal Requirements and all Health Care Requirements of all Governmental Authorities and Health Care Authorities applicable to Operator Tenants and the Properties, including, without limitation, Prescribed Laws. Borrower shall keep and maintain, or shall cause Operator Tenants to keep and maintain, in full force and effect all Licenses and Health Care Licenses necessary for the operation of the Facility on each Individual Property. Borrower shall cause the Facility located on the applicable Individual Property to remain in operation without interruption in accordance with all Legal Requirements and Health Care Requirements. There shall never be committed by Borrower and Borrower shall not permit any Operator Tenant any other Person in occupancy of or involved with the operation or use of the Properties to commit any act or omission affording the federal government or any state or local government the right of forfeiture against any Individual Property or any part thereof or any monies paid in performance of Borrower’s obligations under any of the Loan Documents. Borrower hereby covenants and agrees not to commit, permit or suffer to exist any act or omission affording such right of forfeiture. Borrower shall at all times maintain, preserve and protect all material franchises and trade names and preserve all the remainder of its material property used or useful in the conduct of its business and shall keep the Properties in good working order and repair, and from time to time make, or cause to be made, all reasonably necessary repairs, renewals, replacements, betterments and improvements thereto, all as more fully provided in the Mortgages. Borrower shall keep the Properties insured at all times, as is more fully provided in this Agreement. Borrower shall use reasonable efforts to cause any Individual Property that is the subject of the O&M Agreement to be operated in accordance with the terms and provisions thereof in all material respects. After prior notice to Lender, Borrower, at its own expense, may contest by appropriate legal proceeding promptly initiated and conducted in good faith and with due diligence, the validity of any Legal Requirement or Health Care Requirement, the applicability of any Legal Requirement or Health Care Requirement to Borrower, any Operator Tenant or any Individual Property or any alleged violation of any Legal Requirement or Health Care Requirement, provided that (i) intentionally omitted; (ii) such proceeding shall be conducted in accordance with all applicable statutes, laws and ordinances; (iii) no Individual Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, cancelled or lost; (iv) Borrower shall promptly upon final determination thereof comply with any such Legal Requirement or Health Care Requirement determined to be valid or applicable or cure any violation of any Legal Requirement or Health Care Requirement; (v) if such Legal Requirement has not been complied with, such proceeding shall suspend the enforcement of the contested Legal Requirement or Health Care Requirement against Borrower and any Individual Property; and (vi) Borrower shall furnish such security as is required in the proceeding, or as is reasonably requested by Lender, to insure compliance with such Legal Requirement or Health Care Requirement, together with all interest and penalties payable in connection therewith. Lender may apply any such security, as necessary to cause compliance with such Legal Requirement at any time when, in the reasonable judgment of Lender, the validity, applicability or violation of such Legal Requirement or Health

Care Requirement is finally established or any Individual Property (or any part thereof or interest therein) shall be in danger of being sold, forfeited, terminated, cancelled or lost.
          (b) Notwithstanding anything contained in this Section 5.1.1 to the contrary, (i) with respect to each Individual Property that is subject to an Effective Operating Lease or (ii) an LC Covered Property, any breach of the covenants or agreements set forth in this Section 5.1.1 which does not have and which would not reasonably be expected to have a Material Adverse Effect, such breach shall not be a Default or Event of Default as long as Borrower is using reasonable and diligent efforts to enforce its rights under the applicable Effective Operating Lease to cause the Operator Tenant thereunder to cure such breach and (ii) with respect to each Individual Property that is a LC Covered Property, any breach of the covenants or agreements set forth in this Section 5.1.1 which does not subject Lender to any criminal liability shall not be a Default hereunder as long as such Individual Property remains an LC Covered Property.
               5.1.2 Taxes and Other Charges. Borrower shall pay or shall cause Operator Tenants to pay all Taxes and Other Charges now or hereafter levied or assessed or imposed against the Properties or any part thereof prior to delinquency; provided, however, Borrower’s obligation to directly pay Taxes and Other Charges shall be suspended for so long as Borrower complies with the terms and provisions of Section 7.2 hereof. Borrower shall furnish to Lender receipts or other reasonable evidence for the payment of Taxes and Other Charges within five (5) days of Lender’s written request after the same shall become delinquent provided, however, Borrower is not required to furnish such receipts for payment of Taxes and Other Charges in the event that such Taxes and Other Charges have been paid by Lender pursuant to Section 7.2 hereof, or in the event that such Taxes and Other Charges are being contested pursuant to this Section. Borrower shall promptly cause to be paid and discharged any Lien or charge whatsoever which may be or become a Lien or charge against the Properties. After prior notice to Lender, Borrower, at its own expense, may contest by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the amount or validity or application in whole or in part of any Taxes or Other Charges, provided that (a) intentionally omitted; (b) such proceedings shall be conducted in accordance with all applicable statutes, laws and ordinances; (c) no Individual Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, cancelled or lost by reason thereof; (d) Borrower shall promptly upon final determination thereof pay the amount of any such Taxes or Other Charges, together with all costs, interest and penalties which are payable in connection therewith; (e) if such Taxes have not been paid, such proceeding shall suspend the collection of such contested Taxes or Other Charges from the applicable Individual Property; and (f) Borrower shall furnish such security as is required in the proceeding, or as is reasonably requested by Lender, to insure the payment of any such Taxes or Other Charges, if found to be valid, together with all interest and penalties thereon. Lender may pay over any such cash deposit or part thereof held by Lender to the claimant entitled thereto at any time when, in the reasonable judgment of Lender, the entitlement of such claimant is established or any Individual Property (or part thereof or interest therein) shall be in danger of being sold, forfeited, terminated, cancelled or lost or there shall be any danger of the Lien of any Mortgage being primed by any related Lien.
               5.1.3 Litigation. Borrower shall give prompt notice to Lender of any litigation or governmental proceedings of which Borrower has knowledge which is pending or threatened against Borrower, Principal, any Operator Tenant and Guarantor which could reasonably be expected to materially adversely affect Borrower’s, Principal’s or Guarantor’s condition (financial or otherwise) or business or any Individual Property.
               5.1.4 Access to Properties. Subject to the rights of Operator Tenants under the Operating Leases Borrower shall permit agents, representatives and employees of Lender to inspect the Properties or any part thereof at reasonable hours upon reasonable advance notice.
               5.1.5 Notice of Default. Borrower shall promptly advise Lender of any material adverse change in Borrower’s, Principal’s any Operator Tenant’s or Guarantor’s condition, financial or otherwise, or of the occurrence of any Default or Event of Default of which Borrower has knowledge.
               5.1.6 Cooperate in Legal Proceedings. Borrower shall cooperate fully with Lender with respect to any proceedings before any court, board or other Governmental Authority or Health Care Authority which could reasonably be expected to materially adversely affect the rights of Lender hereunder or any rights obtained by Lender under any of the other Loan Documents and, in connection therewith, permit Lender, at its election, to participate in any such proceedings.
               5.1.7 Perform Loan Documents. Borrower shall observe, perform and satisfy all the terms, provisions, covenants and conditions of, and shall pay when due all costs, fees and expenses to the extent required under the Loan Documents executed and delivered by, or applicable to, Borrower.
               5.1.8 Award and Insurance Benefits. Borrower shall cooperate with Lender in obtaining for Lender the benefits of any Awards or Insurance Proceeds to which Lender is entitled under this Agreement which are lawfully or equitably payable in connection with any Individual Property, and Lender shall be reimbursed for any reasonable expenses incurred in connection therewith (including reasonable attorneys’ fees and disbursements, and the payment by Borrower of the expense of an appraisal on behalf of and reasonably requested by Lender in case of Casualty or Condemnation affecting any Individual Property or any part thereof) out of such Insurance Proceeds.
               5.1.9 Further Assurances. Borrower shall, at Borrower’s sole cost and expense:
          (a) furnish to Lender all instruments, documents, boundary surveys, footing or foundation surveys, certificates, plans and specifications, appraisals, title and other insurance reports and agreements, and each and every other document, certificate, agreement and instrument required to be furnished by Borrower pursuant to the terms of the Loan Documents or which are reasonably requested by Lender in connection therewith;
          (b) execute and deliver to Lender such documents, instruments, certificates, assignments and other writings, and do such other acts reasonably necessary or desirable, to evidence, preserve and/or protect the collateral at any time securing or intended to secure the obligations of Borrower under the Loan Documents promptly following written request of Lender; and
          (c) do and execute all and such further lawful and reasonable acts, conveyances and assurances for the better and more effective carrying out of the intents and purposes of this Agreement and the other Loan Documents promptly following written request of Lender.
               5.1.10 Mortgage Tax. Borrower represents that it has paid all state, county and municipal recording and all other taxes imposed upon the execution and recordation of the Mortgages. If at any time Lender determines that Lender is not being afforded the maximum amount of security available from any one or more of the Properties as a direct or indirect result of applicable taxes not having been paid with respect to any Individual Property, as of the Initial Closing Date, Borrower agrees that Borrower shall within ten (10) days of written demand pay any such additional taxes.
               5.1.11 Financial Reporting. (a) Borrower will keep and maintain or will cause to be kept and maintained on a Fiscal Year basis, in accordance with GAAP (or such other accounting basis acceptable to Lender), proper and accurate books, records and accounts reflecting all of the financial affairs of Borrower and all items of income and expense payable or paid to or by Borrower in connection with Borrower’s ownership of the Properties. Lender shall have the right from time to time at all times during normal business hours upon reasonable notice to examine such books, records and accounts at the office of Borrower or any other Person maintaining such books, records and accounts and to make such copies or extracts thereof as Lender shall desire. After the occurrence and during the continuance of an Event of Default, Borrower shall pay any costs and expenses incurred by Lender to examine Borrower’s accounting records, as Lender shall determine to be necessary or appropriate in the protection of Lender’s interest.
          (b) Commencing with the fiscal year ending on December 31, 2007, Borrower will furnish to Lender annually, within one hundred twenty (120) days following the end of each Fiscal Year of Borrower, a complete copy of Borrower’s consolidated annual financial statements audited by Ernst & Young, another “Big Four” accounting firm or other independent certified public accountant acceptable to Lender in accordance with GAAP (or such other accounting basis acceptable to Lender) including a worksheet covering the combined Borrower for such Fiscal Year and containing statements of profit and loss and a balance sheet for Borrower. Such statements shall set forth the financial condition and the results of operations of the Borrower for such Fiscal Year. Borrower’s annual financial statements shall be accompanied by (i) an unqualified opinion of a “Big Four” accounting firm or other independent certified public accountant reasonably acceptable to Lender, (ii) a list of tenants, under Operating Leases, (iii) a breakdown showing the year in which each Lease then in effect expires, and (iv) an Officer’s Certificate certifying that each annual financial statement presents fairly the financial condition and the results of operations of Borrower and that such financial statements have been prepared in accordance with GAAP and as of the date thereof whether there exists an event or circumstance which constitutes an Event of Default under the Loan Documents executed and delivered by, or applicable to, Borrower, and if such Event of Default exists, the nature thereof, the period of time it has existed and the action then being taken to remedy the same.

          (c) Borrower will furnish, or cause to be furnished, to Lender on or before sixty (60) days after the end of each the first three calendar quarters, and one hundred (100) days after the end of each calendar year, the following items, accompanied by an Officer’s Certificate stating that such items (other than the items described in clause (ii) below and the Debt Service Coverage Ratio) are true, correct, accurate, and complete and fairly present the financial condition and results of the operations of Borrower on a combined basis as well as each Individual Property (subject to normal year-end adjustments) as applicable: (i) a rent roll for the subject calendar quarter (with respect to those Operating Leases of which Borrower is the landlord); (ii) to the extent such information is available to Borrower, quarterly and year-to-date operating statements (including Capital Expenditures) prepared for each calendar month, noting Net Operating Income, Gross Income from Operations, and Operating Expenses (not including any contributions to the Replacement Reserve Fund and the Rollover Reserve Fund), and, upon Lender’s request, other information reasonably necessary to fairly represent the financial condition and results of Borrower during such calendar month, and containing a comparison of budgeted income and expenses and the actual income and expenses together with a detailed explanation of any variances of five percent (5%) or more between budgeted and actual amounts for such periods, all in form reasonably satisfactory to Lender; and (iii) a calculation reflecting the annual Lease Debt Service Coverage Ratio and, to the extent such information is available to Borrower, Debt Service Coverage Ratio for the immediately preceding twelve (12) month period as of the last day of such calendar quarter. In addition, such Officer’s Certificate shall also state that the representations and warranties of Borrower set forth in Section 4.1.30 are true and correct as of the date of such certificate and that there are no trade payables of Borrower outstanding for more than sixty (60) days, other than those which are being contested in good faith.
          (d) With respect to each Individual Property subject to an Operating Lease, Borrower will use reasonable and diligent efforts (subject to the terms and provisions of the applicable Operating Lease) to obtain from the applicable Operator Tenant and deliver to Lender income and expense statements, a statement showing Net Cash Flow, Net Operating Income, Gross Income from Operations and Operating Expenses (audited if available) and all other financial information or documents relating to such Individual Property reasonably requested by Lender. Borrower shall not be obligated to prepare or provide any financial statements or information pursuant to this Section 5.1.11 with respect to the operation by Operating Tenants of any of the Individual Properties except those obtained by Borrower pursuant to the foregoing sentence.
          (e) Intentionally omitted.
          (f) Intentionally omitted.
          (g) Intentionally omitted.
          (h) Intentionally omitted.
          (i) Intentionally omitted.

          (j) Borrower shall furnish Lender, within ten (10) days of the receipt by Borrower, any and all notices (regardless of form) from any Health Care Authority and/or any insurance company, managed care company, or other third-party payor that any Operator Tenant’s license, Medicare or Medicaid certification, or accreditation or ranking by any Health Care Authority, insurance company, managed care company, or other third-party payor is being, or could be, downgraded, revoked, or suspended, that action is pending, being considered or being, or could be, taken to downgrade, revoke, or suspend such license or certification or to fine, penalize or impose remedies upon the Operator Tenant, or that action is pending, being considered, or being, or could be, taken, to discontinue, suspend, deny, decrease or recoup any payments due, made or coming due to the Operator Tenants or related to the operation of any Individual Property.
          (k) Borrower shall use reasonable and diligent efforts to cause each Operator Tenant to file all required Medicare or Medicaid cost reports on or prior to the date such reports are due and, upon written request from Lender, shall furnish Lender, within thirty (30) days of the date of filing, or, in the event such filing is made by an Operator Tenant, within thirty (30) days of receipt by Borrower, a complete and accurate copy of such annual Medicare or Medicaid cost report in Borrower’s possession or control, and promptly furnish Lender any amendments filed with respect to such reports and all notices, responses, audit reports or inquiries with respect to such reports.
          (l) If received from an Operator Tenant, Borrower shall furnish Lender, within thirty (30) days of the receipt by Borrower, the annual Medicaid and Medicare provider agreement(s) and the annual Medicaid and Medicare reimbursement rate sheets. Borrower shall use reasonable efforts to obtain the items referenced in this clause.
          (m) Borrower shall furnish Lender, within ten (10) Business Days of receipt, a copy of any Medicare, Medicaid or other licensing or accreditation or ranking agency or entity survey, report, warning letter, or notice, and any statement of deficiencies, and within the time period required by the particular agency for furnishing a plan of correction also furnish or cause to be furnished to Lender a copy of the plan of correction generated from such survey, report, warning letter, or notice for Borrower or such Operator Tenant and by subsequent correspondence related thereto, and correct or cause to be corrected any deficiency, the curing of which is a condition of continued licensure or of full participation in Medicare or Medicaid or a care program offered by an insurance company, managed care company, or other third-party payor by the date required for cure by such agency or entity (plus extensions granted by such agency or entity). Notwithstanding anything contained in this clause (m) to the contrary, with respect to each Individual Property that is subject to an Effective Operating Lease, any breach of the covenant to correct or cause to be corrected any deficiency as set forth in this clause (m) which does not have and which would not reasonably be expected to have a Material Adverse Effect, such breach shall not be a Default or Event of Default hereunder as long as Borrower is using reasonable and diligent efforts to enforce its rights under the applicable Effective Operating Lease to cause the Operator Tenant thereunder to cure such breach.
          (n) Borrower shall furnish Lender, within ten (10) days of receipt by Borrower, any other notices or charges issued relating to the non-compliance by Borrower or any Operator Tenant with any Health Care Authority, insurance company, managed care company, or other third-parry payor laws, regulations, requirements, licenses, permits, certificates, authorizations or approvals.
          (o) Borrower shall furnish Lender, within ten (10) days of receipt by Borrower, any new, revised or amended Medicare or Medicaid reimbursement rate sheets for Borrower or any Operator Tenant which may be issued subsequent to the annual reimbursement rate sheets.
          (p) Any reports, statements or other information required to be delivered under this Agreement shall, at Borrower’s option, be delivered (i) in paper form, (ii) on a diskette, and (iii) if requested by Lender and within the capabilities of Borrower’s data systems without change or modification thereto, in electronic form and prepared using a Microsoft Word for Windows or WordPerfect for Windows files (which files may be prepared using a spreadsheet program and saved as word processing files). Borrower agrees that Lender may disclose information regarding the Properties and Borrower that is provided to Lender pursuant to this Section in connection with the Securitization to such parties requesting such information in connection with such Securitization.
                    5.1.12 Business and Operations. Borrower will continue to engage in the businesses presently conducted by it as and to the extent the same are necessary for the ownership and leasing of the Properties by Borrower. Borrower will qualify to do business and will remain in good standing under the laws of each jurisdiction as and to the extent the same are required for the ownership and leasing of the Properties.
               5.1.13 Title to the Properties. Borrower will warrant and defend (a) the title to each Individual Property and every part thereof, subject only to the Permitted Encumbrances and (b) the validity and priority of the Liens of the Mortgages and the Assignments of Leases, subject only to the Permitted Encumbrances, in each case against the claims of all Persons whomsoever. Borrower shall reimburse Lender for any losses, costs, damages or expenses (including reasonable attorneys’ fees and court costs) incurred by Lender if an interest in any Individual Property, other than as permitted hereunder, is claimed by another Person.
               5.1.14 Costs of Enforcement. In the event (a) that any Mortgage encumbering any Individual Property is foreclosed in whole or in part or that any such Mortgage is put into the hands of an attorney for collection, suit, action or foreclosure, (b) of the foreclosure of any mortgage prior to or subsequent to any Mortgage encumbering any Individual Property in which proceeding Lender is made a party, or (c) of the bankruptcy, insolvency, rehabilitation or other similar proceeding in respect of Borrower, Principal or Guarantor or an assignment by Borrower, Principal or Guarantor for the benefit of their creditors, Borrower, its successors or assigns, shall be chargeable with and agrees to pay all reasonable costs of collection and defense, including reasonable attorneys’ fees and costs, incurred by Lender or Borrower in connection therewith and in connection with any appellate proceeding or post-judgment action involved therein, together with all required service or use taxes.
               5.1.15 Estoppel Statement. (a) After written request by Lender, Borrower shall within ten (10) Business Days furnish Lender with a statement, duly certified, setting forth

(i) the original principal amount of the Loan, (ii) to Borrower’s knowledge, the then unpaid principal amount of the Loan, (iii) the Applicable Interest Rate of the Loan, (iv) to Borrower’s knowledge, the date installments of interest and/or principal were last paid, (v) any offsets or defenses to the payment of the Debt, if any then known, and (vi) that the Loan Documents are valid, legal and binding obligations of the parties thereto and have not been modified or if modified, giving particulars of such modification.
          (b) Following a written request from Lender, Borrower shall use reasonable efforts to obtain from Tenant and shall deliver to Lender estoppel certificates from each Operator Tenant with respect to the Operating Leases in form and substance reasonably satisfactory to Lender provided that Borrower shall not be required to deliver such certificates from any Operator Tenant more frequently than two (2) times in any calendar year.
               5.1.16 Loan Proceeds. Borrower shall use the proceeds of the Loan received by it on the Closing Date only for the purposes set forth in Section 2.1.4.
               5.1.17 Performance by Borrower. Borrower shall in a timely manner observe, perform and fulfill each and every covenant, term and provision of each Loan Document executed and delivered by, or applicable to, Borrower, and shall not enter into or otherwise suffer or permit any amendment, waiver, supplement, termination or other modification of any Loan Document executed and delivered by, or applicable to, Borrower without the prior consent of Lender.
               5.1.18 Intentionally Omitted.
               5.1.19 No Joint Assessment. Borrower shall not suffer, permit or initiate the joint assessment of any Individual Property (a) with any other real property constituting a tax lot separate from such Individual Property, and (b) which constitutes real property with any portion of such Individual Property which may be deemed to constitute personal property, or any other procedure whereby the lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to such real property portion of the Individual Property.
               5.1.20 Leasing Matters. Borrower shall not execute any Lease or license agreement for all or any portion of any Individual Property (a “New Lease”), except for any Non-Material Lease, without Lender’s prior written consent, which consent of Lender will not, be unreasonably withheld if the Lease complies with the requirements of the first sentence of clause (b) below (and, with respect to a Major Lease, if a Securitization shall have occurred, Borrower shall have obtained and delivered to Lender prior written confirmation from the applicable Rating Agencies that such New Lease will not cause a downgrade, withdrawal or qualification of the then-current ratings of the Securities or any class thereof); provided, however, that, so long as there is no material adverse economic effect on the subject Lease, it shall be unreasonable for Lender to premise its refusal to consent to any New Lease proposed by Borrower or any provision or characteristic of such new Lease which is reasonably necessary, within the reasonable discretion of Borrower, to preserve the status of CapitalSource Inc. (or any of its Affiliates) as a REIT. Borrower shall at all times promptly and faithfully perform (or cause to be performed) in all material respects, all of the covenants, conditions and agreements contained in each Lease, now or hereafter existing, except for any Non-Material Lease, on the part of the landlord and tenant thereunder to be kept and performed. Borrower shall use commercially reasonable efforts to ensure that no act or omission of Borrower will result in a material default by Borrower under any Lease or allow the tenant thereunder to withhold any payment or rent. Borrower shall not further assign, sublet or otherwise Transfer or permit the assignment, sublet or other Transfer of, any Lease or any Rents or other payments (except to the extent required under such Lease or permitted without Borrower’s consent). Borrower, at no cost or expense to Lender, shall use commercially reasonable efforts to enforce, or cause to be enforced the performance and observance of each and every material condition and covenant of Borrower and Operator Tenants under each Lease, except for any Non-Material Lease, and except with the prior written consent of Lender, such consent not to be unreasonably withheld. Borrower shall not, without the prior written consent of Lender, such consent not to be unreasonably withheld and, with respect to a Major Lease, if a Securitization shall have occurred, Borrower shall have obtained and delivered to Lender prior written confirmation that such modification, amendment, supplement or restatement will not cause a downgrade withdrawal or qualification of the then-current ratings of the Securities or any class thereof), modify, amend, supplement or restate (or permit the modification, amendment, supplement or restatement of) any material term of any New Lease or any Operating Lease, terminate or accept the surrender (or permit the termination or surrender) of any New Lease or any Operating Lease, or waive or release (or permit the waiver or release of) any tenant from the performance or observance of any material obligation or condition under any New Lease, and at all times during the term of the Loan, Borrower shall not, without the prior written consent of Lender permit the prepayment of any rents under the Operating Leases or any New Lease for more than one (1) month prior to the due date thereof. All proposed Leases shall be on commercially reasonable terms and shall not contain any terms which would, taken as a whole, materially adversely affect the value of any Individual Property or the Loan.
          (b) All New Leases shall provide that they are subordinate to the Mortgage encumbering the applicable Individual Property and that the lessee agrees to attorn to Lender or any purchaser at a sale by foreclosure or power of sale. Borrower (i) shall observe and perform the obligations imposed upon the lessor under the Leases in a commercially reasonable manner; (ii) shall enforce and may amend or terminate the terms, covenants and conditions contained in the Leases upon the part of the lessee thereunder to be observed or performed in a commercially reasonable manner and in a manner not to impair the value of the Individual Property involved except that no termination by Borrower or acceptance of surrender by a tenant of any Leases shall be permitted unless by reason of a tenant default and then only in a commercially reasonable manner to preserve and protect the Individual Property; (iii) shall not collect any of the rents more than one (1) month in advance (other than security deposits); (iv) shall not execute any other assignment of lessor’s interest in the Leases or the Rents (except as contemplated by the Loan Documents); (v) shall not alter, modify or change the economic terms or the material non-economic terms of the Leases; without the consent of Lender, such consent not be unreasonably withheld, and (vi) shall execute and deliver at the request of Lender all such further assurances, confirmations and assignments in connection with the Leases as Lender shall from time to time reasonably require.
               5.1.21 Alterations. Borrower shall obtain Lender’s prior consent to any alterations to any Improvements, which consent shall not be unreasonably withheld.

Notwithstanding the foregoing, Lender’s consent shall not be required in connection with any alterations that will not have a material adverse effect on Borrower’s financial condition, the value of the applicable Individual Property or the Net Operating Income, provided that such alterations (a) do not materially and adversely affect any structural component of any Improvements, any utility or HVAC system contained in any Improvements or the exterior of any building constituting a part of any Improvements and the aggregate cost thereof does not exceed Five Hundred Thousand and 00/100 Dollars ($500,000) or (b) are performed in connection with the Restoration of an Individual Property after the occurrence of a Casualty or Condemnation in accordance with the terms and provisions of this Agreement. If the total unpaid amounts due and payable with respect to alterations to the Improvements at any Individual Property (other than such amounts to be paid or reimbursed by tenants under the Leases) shall at any time exceed Two Hundred Thousand and 00/100 Dollars ($200,000) (the “Threshold Amount”), Borrower shall promptly deliver to Lender as security for the payment of such amounts and as additional security for Borrower’s obligations under the Loan Documents any of the following: (A) cash, (B) U.S. Obligations, (C) other securities having a rating acceptable to Lender and that the applicable Rating Agencies have confirmed in writing will not, in and of itself, result in a downgrade, withdrawal or qualification of the initial, or, if higher, then current ratings assigned to any Securities or any class thereof in connection with any Securitization, or (D) a completion and performance bond or an irrevocable letter of credit (payable on sight draft only) issued by a financial institution having a rating by S&P of not less than “A-1+” if the term of such bond or letter of credit is no longer than three (3) months or, if such term is in excess of three (3) months, issued by a financial institution having a rating that is acceptable to Lender and that the applicable Rating Agencies have confirmed in writing will not, in and of itself, result in a downgrade, withdrawal or qualification of the initial, or, if higher, then current ratings assigned to any Securities or any class thereof in connection with any Securitization. Such security shall be in an amount equal to the excess of the total unpaid amounts with respect to alterations to the Improvements on the applicable Individual Property (other than such amounts to be paid or reimbursed by tenants under the Leases) over the Threshold Amount and Lender may apply such security from time to time at the option of Lender to pay for such alterations. Upon substantial completion of such alterations, Lender shall promptly return such security to Borrower. This Section 5.1.21 shall not apply to any alterations for which any amounts have been reserved under Article 7 hereof.
               5.1.22 Intentionally Omitted.
               5.1.23 Certain Further Covenants. Notwithstanding anything contained in this Section 5.1.23 to the contrary, (i) with respect to each Individual Property that is subject to an Effective Operating Lease, any breach of the covenants or agreements set forth in this Section 5.1.23 which does not have and which would not reasonably be expected to have a Material Adverse Effect, such breach shall not be a Default or an Event of Default hereunder as long as Borrower is using reasonable and diligent efforts to enforce its rights under the applicable Effective Operating Lease to cause the Operator Tenant thereunder to cure such breach and with respect to each Individual Property that is a LC Covered Property, any breach of the covenants or agreements set forth in this Section 5.1.23 which does not subject Lender to any criminal liability shall not be a Default hereunder as long as such Individual Property remains an LC Covered Property.

          Borrower covenants and agrees with Lender as follows:
          (a) The operations conducted or to be conducted at the Facility shall at all times, at a minimum, be conducted in a manner consistent with or better than (x) Legal Requirements, (y) the level of operation of the Facility as of the Closing Date, and (z) with the level of operation of other such facilities in the industry, and, in connection therewith:
     (i) A standard of care will be maintained for the residents of each Facility at all times at a level necessary to insure a level of quality care for the residents of such Facility in compliance with applicable Legal Requirements and comparable to or better than that existing on the Closing Date;
     (ii) A standard of care will be maintained in the storage, use, transportation and disposal of all medical equipment, medical supplies, medical products or gases, and medical waste, of any kind and in any form, that is in accordance with, at least, that of the highest prudent industry standard and in conformity with all applicable regulations and laws;
     (iii) Each Facility will be operated in a prudent manner in substantial and material compliance with applicable laws and regulations relating thereto and cause all Health Care Licenses, reimbursement or care contracts, and any other agreements necessary for the certification, licensure, accreditation or operation of such Facility as could reasonably be expected to be necessary for participation in the Medicare or Medicaid reimbursement programs, managed care company, insurance company, or other third-party payor reimbursement programs will remain in effect without reduction in the number of licensed beds or beds authorized for use in Medicare or Medicaid reimbursement programs, managed care company, insurance company, or other third-party payor reimbursement programs;
     (iv) The Facilities will be operated in a manner that will not result in a reduction, suspension, denial or elimination of reimbursement for services from, or material recoupment by, Medicare or Medicaid, or any managed care company, insurance company, or other third-party payor; and
     (v) All deposits, including, without limitation, deposits relating to residents or residency agreements will be maintained in accordance with applicable law. To the extent Borrower has such right under the applicable Operating Lease, if such deposits are in cash, Borrower shall cause each Operator Tenant, and/or manager of the operations to deposit and hold such deposits, in accordance with applicable law, at such commercial or savings bank or banks as may be reasonably satisfactory to Lender. To the extent Borrower has such right under the applicable Operating Lease, if such deposits are in any other form, such deposits are to be maintained as Lender may expressly permit. To the extent Borrower has such right under the applicable Operating Lease, Borrower shall cause any bond or other instrument which the applicable Operator Tenant and/or manager of the operations is permitted to hold in lieu of cash deposits under any applicable legal requirements to be maintained in full force and effect unless replaced by cash deposits as hereinabove described, to be issued by an institution reasonably satisfactory to Lender, to, if permitted pursuant to any legal requirements, name Lender as payee or Lender thereunder (or at Lender’s option, be fully assignable to Lender) and to, in all respects, comply with any applicable legal requirements and otherwise be reasonably satisfactory to Lender. Borrower shall, upon request, provide Lender with evidence reasonably satisfactory to Lender of Borrower’s compliance with the foregoing.
          (b) Borrower shall not assign or transfer, or permit (unless required or permitted pursuant to the applicable Operating Lease) any Operator Tenant and/or any manager of the operations, to assign or transfer, any of its interest in any Health Care Licenses or reimbursement or care contracts (including rights to payment thereunder), including any Medicare, Medicaid, managed care company, insurance company, or other third-party payor agreements pertaining to Borrower, any Operator Tenant and/or manager of the operations or any Facility, or assign or transfer, or remove or permit any other person to assign, transfer or remove, any records pertaining to any Facility, including, without limitation, resident records, medical and clinical records (except for removal of such patient resident records as directed by the patients or residents owning such records), without Lender’s prior written consent, which consent may be granted or refused in Lender’s sole discretion.
          (c) Borrower shall not enter into any transaction with any Affiliate other than in the ordinary course of its business and on fair and reasonable terms in compliance with Legal Requirements and, no less favorable to Borrower than those it would obtain in a comparable arms-length transaction with a person or entity not an Affiliate.
          (d) Borrower shall deliver evidence of compliance with any applicable post-transfer license requirements of Health Care Authorities.
          (e) Borrower shall direct each Operator Tenant and/or manager of the operations to (and shall enforce each Operator Tenant’s, and/or manager’s respective obligations to) file all required Medicare or Medicaid cost reports on or prior to the date such reports are due and furnish Lender, within thirty (30) days of the date of filing, a complete and accurate copy of the annual Medicare or Medicaid cost report each Operator Tenant, and/or manager of the operations, or as the case may be, which will be prepared by each Operator Tenant, and/or manager of the operations or as the case may be, and promptly furnish Lender any amendments filed with respect to such reports and all notices, responses, audit reports or inquiries with respect to such reports.
          (f) Borrower shall direct each Operator Tenant and/or manager of the operations to (and shall enforce each Operator Tenant’s or manager’s respective obligations to) furnish Lender, within thirty (30) days of the receipt by each Operator Tenant, or manager as the case may be), and the annual Medicaid and Medicare reimbursement rate sheets.
          (g) Borrower shall direct each Operator Tenant and/or manager of the operations to (and shall enforce each Operator Tenant’s and manager’s, respective obligations to) furnish Lender, within ten (10) Business Days of receipt but at least five (5) days prior to the earliest date on which an Operator Tenant and manager, as the case may be is required to take any action with respect thereto or would suffer any adverse consequence, a copy of any Medicare, Medicaid or other licensing or accreditation or ranking agency or entity survey, report, warning letter, or notice, and any statement of deficiencies, and within the time period required by the particular agency for furnishing a plan of correction also furnish or cause to be furnished to Lender a copy of the plan of correction generated from such survey, report warning letter, or notice for and by subsequent correspondence related thereto, and correct or cause to be corrected any deficiency, the curing of which is a condition of continued licensure or of full participation in Medicare or Medicaid or a care program offered by an insurance company, managed care company, or other third party payor by the date required for cure by such agency or entity (plus extensions granted by such agency or entity).
          (h) Borrower shall direct each Operator Tenant and/or manager of the operations to (and shall enforce each Operator Tenant’s and manager’s respective obligations to) furnish Lender, promptly after receipt thereof by an Operator Tenant or manager, as the case may be, any other notices or charges issued relating to the non compliance by Borrower (or an Operator Tenant, or manager as the case may be) with any Health Care Authority, insurance company, managed care company, or other third party payor laws, regulations, requirements, licenses, permits, certificates, authorizations or approvals.
          (i) Borrower shall direct each Operator Tenant and/or manager of the operations to (and shall enforce each Operator Tenant’s and manager’s respective obligations to) furnish Lender, promptly after receipt thereof by an Operator Tenant, and manager as the case may be, any new, revised or amended Medicare or Medicaid reimbursement rate sheets which may be issued subsequent to the annual reimbursement rate sheets.
          (j) Borrower shall cause all Leases with residents of the Facilities to comply with all Legal Requirements.
          (k) Borrower shall furnish to Lender, within ten (10) days of the receipt by Borrower, any and all notices (regardless of form) from any Health Care Authority and/or any insurance company, managed care company, or other third party payor that Borrower’s, an Operator Tenant’s or manager’s license, Medicare or Medicaid certification, or accreditation or ranking by any Health Care Authority, insurance company, managed care company, or other third party payor is being, or could be, downgraded, revoked, or suspended, that action is pending, being considered or being, or could be, taken to downgrade, revoke, or suspend Borrower’s, an Operator Tenant’s or manager’s license or certification or to fine, penalize or impose remedies upon Borrower, an Operator Tenant, or manager, or that action is pending, being considered, or being, or could be, taken, to discontinue, suspend, deny, decrease or recoup any payments due, made or coming due to Borrower, an Operator Tenant or manager or related to the operation of any Individual Property.
               5.1.24 Lease Debt Service Coverage Ratio. At no time during the term of the Loan shall the Lease Debt Service Coverage Ratio as of the last day of a calendar quarter for the trailing 12 month period for two consecutive calendar quarters be less than 1.05 to 1.00.

               5.1.25 O&M Programs. Borrower shall use reasonable and diligent efforts to cause Operator Tenants at the Properties identified on Attachment A of Schedule VIII attached hereto to, promptly following the closing of the Loan, implement and thereafter maintain O&M Programs for asbestos or lead-based paint that set forth the appropriate procedures and guidelines that, when implemented during facility cleaning, maintenance, and general operations, will minimize human exposure to asbestos fibers and lead-based paint, will minimize the release of asbestos fibers and lead-based paint to the environment, and are in compliance with local, state, and federal governmental requirements and industry practices.
          Section 52. Negative Covenants. From the date hereof until payment and performance in full of all obligations of Borrower under the Loan Documents or the earlier release of the Liens of all Mortgages in accordance with the terms of this Agreement and the other Loan Documents, Borrower covenants and agrees with Lender that it will not do, directly or indirectly, any of the following:
               5.2.1 Operation of Properties. Borrower shall not, without Lender’s prior consent, which consent shall not be unreasonably withheld as long as there is no uncured Event of Default: (i) surrender, terminate or cancel (or permit to be surrendered, terminated or canceled, unless a tenant is permitted to surrender, terminate or cancel the Operating Lease under the applicable Operating Lease) any Operating Lease; (ii) reduce or consent to the reduction of (or permit the reduction or the consent to the reduction) of the term of any of the Operating Leases; (iii) decrease or consent to any decrease (or permit to be decreased or the consent to the decrease) of the amount of any rent or other charges payable under any of the Operating Leases; or (iv) otherwise modify, change, supplement, alter or amend, or waive or release (or permit to be modified, changed, supplemented, altered, amended, waived or released) any of the material rights and remedies of Borrower or any Operator Tenant under any of the Operating Leases.
               5.2.2 Liens. Borrower shall not create, incur, assume or suffer to exist any Lien on any portion of any Individual Property or permit any such action to be taken, except:
                    (i) Permitted Encumbrances;
                    (ii) Liens created by or permitted pursuant to the Loan Documents; and
                    (iii) Liens for Taxes or Other Charges not yet due.
               5.2.3 Dissolution. Except for Transfers permitted under Section 5.2.10, Borrower shall not (a) engage in any dissolution, liquidation or consolidation or merger with or into any other business entity, (b) engage in any business activity not related to the ownership and leasing of the Properties, (c) transfer, lease or sell, in one transaction or any combination of transactions, the assets or all or substantially all of the properties or assets of Borrower except to the extent permitted by the Loan Documents or (d) modify, amend, waive or terminate its organizational documents or its qualification and good standing in any jurisdiction.
               5.2.4 Change in Business. Except for Transfers permitted under Section 5.2.10, Borrower shall not enter into any line of business other than the ownership and leasing of the Properties, or make any material change in the scope or nature of its business objectives, purposes or operations, or undertake or participate in activities other than the continuance of its present business.
               5.2.5 Debt Cancellation. Borrower shall not cancel or otherwise forgive or release any material claim or debt (other than termination or modification of Leases in accordance herewith) owed to Borrower by any Person, except for adequate consideration and in the ordinary course of Borrower’s business.
               5.2.6 Zoning. Borrower shall not initiate or consent to any zoning reclassification of any portion of any Individual Property or seek any variance under any existing zoning ordinance or use or permit the use of any portion of any Individual Property in any manner that could reasonably be expected to result in such use becoming a non-conforming use under any applicable zoning ordinance or other land use law, rule or regulation, without the prior consent of Lender.
               5.2.7 Intentionally Omitted.
               5.2.8 Principal Place of Business and Organization. Borrower shall not change its principal place of business set forth in the introductory paragraph of this Agreement without first giving Lender thirty (30) days prior notice. Borrower shall not change the place of its organization as set forth in Section 4.1.28 without the consent of Lender, which consent shall not be unreasonably withheld. Upon Lender’s request, Borrower shall execute and deliver additional financing statements, security agreements and other instruments which may be necessary to effectively evidence or perfect Lender’s security interest in the Property as a result of such change of principal place of business or place of organization.
               5.2.9 ERISA. (a) Borrower shall not engage in any transaction which would cause any obligation, or action taken or to be taken, hereunder (or the exercise by Lender of any of its rights under the Loan Documents) to be a non-exempt (under a statutory or administrative class exemption) prohibited transaction under ERISA.
          (b) Borrower further covenants and agrees to deliver to Lender such certifications or other evidence from time to time throughout the term of the Loan, as reasonably requested by Lender, that (i) Borrower is not an “employee benefit plan” as defined in Section 3(3) of ERISA, which is subject to Title I of ERISA, or a “governmental plan” within the meaning of Section 3(32) of ERISA; (ii) Borrower is not subject to any state statute regulating investments of, or fiduciary obligations with respect to, governmental plans; and (iii) one or more of the following circumstances is true:
     (A) Equity interests in Borrower are publicly offered securities, within the meaning of 29 C.F.R. §2510.3-101(b)(2);
     (B) Less than twenty-five percent (25%) of each outstanding class of equity interests in Borrower is held by “benefit plan investors” within the meaning of 29 C.F.R. §2510.3-101(f)(2); or

     (C) Borrower qualifies as an “operating company” or a “real estate operating company” within the meaning of 29 C.F.R. §2510.3-101(c) or (e).
               5.2.10 Transfers. (a) Borrower acknowledges that Lender has examined and relied on the experience of Borrower and its beneficial owners in owning properties such as the Properties in agreeing to make the Loan, and will continue to rely on Borrower’s ownership of the Properties as a means of maintaining the value of the Properties as security for repayment of the Debt and the performance of the obligations contained in the Loan Documents. Borrower acknowledges that Lender has a valid interest in maintaining the value of the Properties so as to ensure that, should Borrower default in the repayment of the Debt or the performance of the obligations contained in the Loan Documents, Lender can recover the Debt by a sale of the Properties.
          (b) Without the prior written consent of Lender and except to the extent otherwise expressly permitted and set forth in Article 2 or this Section 5.2.10, Borrower shall not, and shall not permit any Restricted Party to, (i) sell, convey, mortgage, grant, bargain, encumber, pledge, assign, grant options with respect to, or otherwise transfer or dispose of (directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, and whether or not for consideration or of record) any Individual Property or any part thereof or any legal or beneficial interest therein or (ii) permit a Sale or Pledge of a direct or indirect ownership interest in any Restricted Party (collectively, a “Transfer”), other than pursuant to Leases of space in the Improvements to tenants in accordance with the provisions of Section 5.1.20.
          (c) A Transfer shall include, but not be limited to, (i) an installment sales agreement wherein Borrower agrees to sell an Individual Property or any part thereof for a price to be paid in installments; (ii) an agreement by Borrower leasing all or a substantial part of an Individual Property for other than actual occupancy or actual operation by a tenant or operator thereunder or a sale, assignment or other transfer of, or the grant of a security interest in, Borrower’s right, title and interest in and to any Leases or any Rents; (iii) if a Restricted Party is a corporation, any merger, consolidation or Sale or Pledge of such corporation’s stock or the creation or issuance of new stock; (iv) if a Restricted Party is a limited or general partnership or joint venture, any merger or consolidation or the change, removal, resignation or addition of a general partner or the Sale or Pledge of the partnership interest of any general partner or any profits or proceeds relating to such partnership interest, or the Sale or Pledge of limited partnership interests or any profits or proceeds relating to such limited partnership interest or the creation or issuance of new limited partnership interests; (v) if a Restricted Party is a limited liability company, any merger or consolidation or the change, removal, resignation or addition of a managing member or non-member manager (or if no managing member, any member) or the Sale or Pledge of the membership interest of a managing member (or if no managing member, any member) or any profits or proceeds relating to such membership interest, or the Sale or Pledge of non-managing membership interests or the creation or issuance of new non-managing membership interests; or (vi) if a Restricted Party is a trust or nominee trust, any merger, consolidation or the Sale or Pledge of the legal or beneficial interest in a Restricted Party or the creation or issuance of new legal or beneficial interests.

          (d) Notwithstanding the provisions of this Section 5.2.10 or any other provisions of any Loan Document, the following shall be permitted without the consent of Lender or Servicer: (i) the Sale or Pledge or other Transfer, in one or a series of transactions, of indirect ownership interests in a Borrower Entity provided that immediately after such Transfer Guarantor must continue to Control each Borrower Entity and own, directly or indirectly, at least a 51% interest in each Borrower Entity and the Sale or Pledge or other Transfer of any ownership interest in Guarantor. As used herein, the term “Control” means the possession, directly or indirectly of the power to direct or cause the direction of the management and policies of the Person in question through the ownership of voting securities, by contract or otherwise.
          (e) No consent to any assumption of the Loan shall occur on or before the first anniversary of the first Payment Date. Thereafter, Lender reserves the right to condition the consent required hereunder upon (a) a modification of the terms hereof, the Note, the Mortgages or the other Loan Documents; (b) an assumption of this Agreement, the Note, the Mortgages and the other Loan Documents as so modified by the proposed transferee, subject to the provisions of Section 9.4 hereof; (c) payment of all of fees and expenses incurred in connection with such Transfer including, without limitation, the cost of any third party reports, legal fees and expenses, Rating Agency fees and expenses or required legal opinions; (d) the payment of a non-refundable $5,000 application fee and an assumption fee equal to one percent (1%) of the outstanding principal balance of the Loan; (e)the delivery of a nonconsolidation opinion reflecting the proposed transfer satisfactory in form and substance to Lender; (f) the proposed transferee’s continued compliance with the representations and covenants set forth in Section 4.1.30 and Section 5.2.9 hereof; (g) the delivery of evidence satisfactory to Lender that the single purpose nature and bankruptcy remoteness of Borrower, its shareholders, partners or members, as the case may be, following such transfers are in accordance with the then current standards of Lender and the Rating Agencies; (h) prior to any release of the Guarantor, a substitute guarantor acceptable to Lender shall have assumed the Guaranty executed by Guarantor or executed a replacement guaranty reasonably satisfactory to Lender; (i) if required by Lender, confirmation in writing from the Rating Agencies to the effect that such transfer will not result in a re-qualification, reduction or withdrawal of the then current rating assigned to the Securities or any class thereof in any applicable Securitization; or (j) such other conditions as Lender shall determine in its reasonable discretion to be in the interest of Lender, including, without limitation, the creditworthiness, reputation and qualifications of the transferee with respect to the Loan and the Property. Lender shall not be required to demonstrate any actual impairment of its security or any increased risk of default hereunder in order to declare the Debt immediately due and payable upon a Transfer without Lender’s consent. This provision shall apply to every Transfer other than a Transfer permitted under Section 5.2.10(b) or (d) regardless of whether voluntary or not, or whether or not Lender has consented to any previous Transfer.
               5.2.11 Borrower Operation of the Properties. Borrower covenants and agrees that at no time while all or any portion of the Debt is outstanding shall it, Principal or Guarantor operate the Properties or permit any residents to occupy the Property or unless such Property is subject to an effective Operating Lease or is an LC Covered Property or permit a Facility to be open for operations unless such Property is subject to an effective Operating Lease or is an LC Covered Property. Borrower covenants and agrees that at no time while all or any

          VI. INSURANCE; CASUALTY; CONDEMNATION; REQUIRED REPAIRS
          Section 6.1. Insurance. (a) Borrower shall obtain and maintain, or cause Operator Tenants to obtain and maintain, insurance for Borrower and each of the Individual Properties providing at least the following coverages:
     (i) comprehensive all risk insurance on the Improvements and the Personal Property, including contingent liability from Operation of Building Laws, Demolition Costs and Increased Cost of Construction Endorsements, in each case (A) in an amount equal to one hundred percent (100%) of the “Full Replacement Cost,” which for purposes of this Agreement shall mean actual replacement value (exclusive of costs of excavations, foundations, underground utilities and footings) with a waiver of depreciation, but the amount shall in no event be less than the outstanding principal balance of the Loan; (B) containing an agreed amount endorsement with respect to the Improvements and Personal Property waiving all co-insurance provisions; (C) providing for no deductible in excess of One Hundred Thousand and Dollars ($100,000) for all such insurance coverage; and (D) containing an “Ordinance or Law Coverage” or “Enforcement” endorsement if any of the Improvements or the use of the Individual Property shall at any time constitute legal non-conforming structures or uses and covering the increased cost of construction, demolition cost, value of the undamaged portion of the structure and any increased time to rebuild due to the enforcement of building or zoning laws or requirements following a covered loss to such Individual Properties. In addition, Borrower shall obtain: (x) if any portion of the Improvements is currently or at any time in the future located in a federally designated “special flood hazard area”, flood hazard insurance in an amount equal to the lesser of (1) the outstanding principal balance of the Note or (2) the maximum amount of such insurance available under the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994, as each may be amended or such greater amount as Lender shall require; (y) earthquake insurance in amounts and in form and substance reasonably satisfactory to Lender in the event the Individual Property is located in an area with a high degree of seismic activity and (z) coastal windstorm insurance in amounts and in form and substance reasonably satisfactory to Lender in the event the Individual Property is located in any coastal region, provided that the insurance pursuant to clauses (x), (y) and (z) hereof shall be on terms consistent with the comprehensive all risk insurance policy required under this subsection (i);
     (ii) commercial general liability insurance against claims for personal injury, bodily injury, death or property damage occurring upon, in or about the Individual Property, such insurance (A) to be on the so-called “occurrence” form with a combined limit of not less than Two Million and No/100 Dollars ($2,000,000.00) in the aggregate and One Million and No/100 Dollars ($1,000,000.00) per occurrence (and, if on a blanket policy, containing an “Aggregate Per Location” endorsement); (B)to continue at not less than the

($2,000,000.00) in the aggregate and One Million and No/100 Dollars ($1,000,000.00) per occurrence (and, if on a blanket policy, containing an “Aggregate Per Location” endorsement); (B) to continue at not less than the aforesaid limit until required to be changed by Lender in writing by reason of changed economic conditions making such protection inadequate; and (C) to cover at least the following hazards: (1) premises and operations; (2) products and completed operations on an “if any” basis; (3) independent contractors; (4) blanket contractual liability for all legal contracts; and (5) contractual liability covering the indemnities contained in Article 8 of the Mortgages to the extent the same is available;
     (iii) business income insurance (A) with loss payable to Lender; (B) covering all risks required to be covered by the insurance provided for in subsection (i) above; (C) containing an extended period of indemnity endorsement which provides that after the physical loss to the Improvements and Personal Property has been repaired, the continued loss of income will be insured until such income either returns to the same level it was at prior to the loss, or the expiration of twelve (12) months from the date that the applicable Individual Property is repaired or replaced and operations are resumed, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period; and (D) in an amount equal to one hundred percent (100%) of the projected gross income from each Individual Property for a period of twelve (12) months from the date of such Casualty (assuming such Casualty had not occurred) and notwithstanding that the policy may expire at the end of such period. The amount of such business income insurance shall be determined prior to the Closing Date and at least once each year thereafter based on Borrower’s reasonable estimate of the gross income from each Individual Property for the succeeding twelve (12) month period. Notwithstanding anything to the contrary in Section 2.6 hereof, all proceeds payable to Lender pursuant to this subsection shall be held by Lender and shall be applied at Lender’s sole discretion to (I) the obligations secured by the Loan Documents from time to time due and payable hereunder and under the Note or (II) Operating Expenses approved by Lender in its sole discretion; provided, however, that nothing herein contained shall be deemed to relieve Borrower of its obligations to pay the obligations secured by the Loan Documents on the respective dates of payment provided for in the Note and the other Loan Documents except to the extent such amounts are actually paid out of the proceeds of such business income insurance;
     (iv) at all times during which structural construction, repairs or alterations are being made with respect to the Improvements, and only if the Individual Property coverage form does not otherwise apply, (A) owner’s contingent or protective liability insurance covering claims not covered by or under the terms or provisions of the above mentioned commercial general liability insurance policy; and (B) the insurance provided for in subsection (i) above written in a so-called builder’s risk completed value form (1) on a non-reporting basis, (2) against all risks insured against pursuant to subsection (i) above,

(3) including permission to occupy the Individual Property, and (4) with an agreed amount endorsement waiving co-insurance provisions;
     (v) if an Individual Property includes commercial property, worker’s compensation insurance with respect to any employees of Borrower, as required by any Governmental Authority or Legal Requirement;
     (vi) comprehensive boiler and machinery insurance, if applicable, in amounts as shall be reasonably required by Lender on terms consistent with the commercial property insurance policy required under subsection (i) above;
     (vii) umbrella liability insurance in an amount not less than Ten Million and No/100 Dollars ($10,000,000.00) per occurrence on terms consistent with the commercial general liability insurance policy required under subsection (ii) above;
     (viii) motor vehicle liability coverage for all owned and non-owned vehicles, including rented and leased vehicles containing minimum limits per occurrence, including umbrella coverage, of One Million and No/100 Dollars ($1,000,000.00);
     (ix) if an Individual Property is or becomes a legal “non-conforming” use, ordinance or law coverage and insurance coverage to compensate for the cost of demolition or rebuilding of the undamaged portion of the Individual Property along with any reduced value and the increased cost of construction in amounts as requested by Lender;
     (x) the commercial property and business income insurance required under Sections 6.1(a)(i) and (iii) above shall cover perils of terrorism and acts of terrorism and Borrower shall maintain commercial property and business income insurance for loss resulting from perils and acts of terrorism on terms (including amounts) consistent with those required under Sections 6.1(a)(i) and (iii) above at all times during the term of the Loan;
     (xi) professional liability and malpractice insurance with commercially reasonable limits, however, limits of insurance shall be no less than those required by the operating lease:
     (xii) upon sixty (60) days’ notice, such other reasonable insurance and in such reasonable amounts as Lender from time to time reasonably requests against such other insurable hazards which at the time are commonly insured against for property similar to the Individual Property located in or around the region in which the Individual Property is located.
          (b) All insurance provided for in Section 6.1(a) shall be obtained under valid and enforceable policies (collectively, the “Policies” or in the singular, the “Policy”), and shall be subject to the approval of Lender as to insurance companies, amounts, deductibles, loss payees and insureds. The Policies shall be issued by financially sound and responsible insurance companies authorized to do business in the State and (i) with respect to existing Policies obtained by Operator Tenants providing the coverage described in clauses (i), (iii), (iv)B, (vi), (ix) and (x) of Section 6.1(a) hereof, the insurance companies issuing such Policies need have a claims paying ability rating of no less than “A-” or better by S&P or Moody’s or A/X by A. M. Best, and (ii) with respect to renewals of any such existing Policies obtained by Operator Tenants providing the coverage described in clauses (i), (iii), (iv)B, (vi), (ix) and (x) of Section 6.1(a) hereof, such renewals shall not be of a lesser claims paying ability rating than is in effect on the date hereof and in no event shall such coverage be less than the amount required by Governmental Authority. The Policies described in Section 6.1(a) (other man those strictly limited to liability protection) shall designate Lender as loss payee. Not less than five (5) days prior to the expiration dates of the Policies theretofore furnished to Lender, binding evidence of insurance reasonably satisfactory to Lender showing renewal of the Policies described herein shall be delivered by Borrower to Lender.
          (c) Any blanket insurance Policy shall specifically allocate to the Individual Property the amount of coverage from time to time required hereunder and shall otherwise provide the same protection as would a separate Policy insuring only the Properties in compliance with the provisions of Section 6.1(a).
          (d) All Policies provided for or contemplated by Section 6.1(a), except for the Policy referenced in Section 6.1(a)(v), shall name Borrower as the insured and Lender as the additional insured, as its interests may appear, and in the case of property damage, business income, boiler and machinery, flood and earthquake insurance, shall contain a so-called New York standard non-contributing mortgagee clause in favor of Lender providing that the loss thereunder shall be payable to Lender.
          (e) All Policies provided for in Section 6.1 shall contain clauses or endorsements to the effect that:
     (i) no act or negligence of Borrower, or anyone acting for Borrower, or of any tenant or other occupant, or failure to comply with the provisions of any Policy, which might otherwise result in a forfeiture of the insurance or any part thereof, shall in any way affect the validity or enforceability of the insurance insofar as Lender is concerned;
     (ii) the Policies shall not be materially changed (other than to increase the coverage provided thereby) or canceled without at least thirty (30) days’ notice to Lender and any other party named therein as an additional insured;
     (iii) the issuers thereof shall give notice to Lender if the Policies have not been renewed fifteen (15) days prior to its expiration; and
     (iv) Lender shall not be liable for any Insurance Premiums thereon or subject to any assessments thereunder.
          (f) If at any time Lender is not in receipt of written evidence that all Policies are in full force and effect, Lender shall have the right, without notice to Borrower, to take such action as Lender deems necessary to protect its interest in the Properties, including, without limitation, the obtaining of such insurance coverage as Lender in its sole discretion deems appropriate. All premiums incurred by Lender in connection with such action or in obtaining such insurance and keeping it in effect shall be paid by Borrower to Lender upon demand and, until paid, shall be secured by the Mortgages and shall bear interest at the Default Rate.
          (g) Notwithstanding anything in this Section 6.1 to the contrary but subject to the provisions of Section 6.1(h), with respect to each Individual Property subject to an Effective Operating Lease, Borrower will not be in default under this Section 6.1 if and as long as (i) (1) with respect to the insurance described in clauses (i), (iii), (iv)B, (vi), (ix) and (x) of Section 6.1(a), (I) Borrower causes the Operator Tenant to procure and maintain such Policies as it is obligated to procure and maintain under its Operating Lease; (II) Borrower shall obtain and provide to Lender such certificates and information with respect to the Policies as the Operator Tenant is obligated to provide to Borrower; (III) to the extent that the Operating Lease obligates the Operator Tenant to provide, at the cost of Operator Tenant, one or more coverages described in Section 6.1(a) only if so requested by Borrower or Lender, Borrower shall cause Operator Tenant to procure and maintain such coverages; and (IV) to the extent that the Operating Lease obligates the Operator Tenant to name Lender as additional insured and/or loss payee under the Policies maintained by them, Borrower shall cause Operator Tenant to so name Lender; and (2) with respect to all other insurance required under Section 6.1(a). Borrower is using reasonable and diligent efforts to cause the Operator Tenant to procure and maintain such Policies as such Operator Tenant is obligated to provide to Borrower and to comply with all other provisions of its Operator Lease relating to insurance policies, and (ii) Borrower or Operator Tenant obtains and maintains the supplemental insurance policies described on Schedule VII annexed hereto (the “BSI Policies”). Notwithstanding the foregoing, Borrower shall not be obligated to obtain the initial BSI Policies until forty-five (45) days after the date hereof.
          Section 6.2. Casualty. If an Individual Property shall be damaged or destroyed, in whole or in part, by fire or other casualty (a “Casualty”), Borrower shall give prompt notice of such damage to Lender and shall promptly commence and diligently prosecute the completion of the Restoration of the Individual Property as nearly as possible to the condition the Individual Property was in immediately prior to such Casualty, with such alterations as are reasonably approved by Lender and otherwise in accordance with Section 6.4. Borrower shall pay or shall cause the Operator Tenant to pay all costs of such Restoration whether or not such costs are covered by insurance. Lender may, but shall not be obligated to make proof of loss if not made promptly by Borrower. In the event of a Casualty where the loss does not exceed the Restoration Threshold, Borrower may settle and adjust such claim; provided that (a) no Event of Default has occurred and is continuing and (b) such adjustment is carried out in a commercially reasonable and timely manner. In the event of a Casualty where the loss exceeds the Restoration Threshold or if an Event of Default then exists, Borrower may settle and adjust such claim only with the consent of Lender, and Lender shall have the opportunity to participate, at Borrower’s cost, in any such settlement or adjustment discussions with any insurance companies with respect to any Casualty and Borrower shall deliver to Lender all instruments required by Lender to permit such participation.
          Section 6.3. Condemnation. Borrower shall promptly give Lender notice of the actual or threatened commencement of any proceeding for the Condemnation of any Individual Property and shall deliver to Lender copies of any and all papers served on Borrower in connection with such proceedings. Lender may participate in any such proceedings, and Borrower shall from time to time deliver to Lender all instruments reasonably requested by it to permit such participation. Borrower shall, at its expense, diligently prosecute any such proceedings, and shall consult with Lender, its attorneys and experts, and cooperate with them in the carrying on or defense of any such proceedings. Notwithstanding any taking by any public or quasi-public authority through Condemnation or otherwise (Including, but not limited to, any transfer made in lieu of or in anticipation of the exercise of such taking), Borrower shall continue to pay the Debt at the time and in the manner provided for its payment in the Note and in this Agreement and the Debt shall not be reduced until any Award shall have been actually received and applied by Lender, after the deduction of expenses of collection, to the reduction or discharge of the Debt. Lender shall not be limited to the interest paid on the Award by the condemning authority but shall be entitled to receive out of the Award interest at the rate or rates provided herein or in the Note. If any Individual Property or any portion thereof is taken by a condemning authority, Borrower shall promptly commence and diligently prosecute the Restoration of the applicable Individual Property and otherwise comply with the provisions of Section 6.4. If any Individual Property is sold, through foreclosure or otherwise, prior to the receipt by Lender of the Award, Lender shall have the right, whether or not a deficiency judgment on the Note shall have been sought, recovered or denied, to receive the Award, or a portion thereof sufficient to pay the Debt.
          Section 6.4. Restoration. The following provisions shall apply in connection with the Restoration of any Individual Property:
          (a) If the Net Proceeds shall be less than the Restoration Threshold and the costs of completing the Restoration shall be less than the Restoration Threshold, the Net Proceeds will be disbursed by Lender to Borrower upon receipt, provided that all of the conditions set forth in Section 6.4(b)(i) are met and Borrower delivers to Lender a written undertaking to expeditiously commence and to satisfactorily complete with due diligence the Restoration in accordance with the terms of this Agreement.
          (b) If the Net Proceeds are equal to or greater than the Restoration Threshold or the costs of completing the Restoration is equal to or greater than the Restoration Threshold, the Net Proceeds will be held by Lender and Lender shall make the Net Proceeds available for the Restoration in accordance with the provisions of this Section 6.4. The term “Net Proceeds” for purposes of this Section 6.4 shall mean: (i) the net amount of all insurance proceeds received by Lender pursuant to Section 6.1(a)(i), (iv), (vi), (ix) and (x) as a result of such damage or destruction, after deduction of its reasonable costs and expenses (including, but not limited to, reasonable counsel fees), if any, in collecting same (“Insurance Proceeds”), or (ii) the net amount of the Award, after deduction of its reasonable costs and expenses (including, but not limited to, reasonable counsel fees), if any, in collecting same (“Condemnation Proceeds”), whichever the case may be.
     (i) The Net Proceeds shall be made available to Borrower for Restoration upon the determination of Lender in its sole but reasonable discretion that the following conditions are met:
     (A) no Event of Default shall have occurred and be continuing;

     (B) either, (1) such Individual Property is subject to an Effective Operating Lease, such Operating Lease does not permit the landlord thereunder to terminate such Operating Lease as a result of the Casualty or Condemnation and the tenant thereunder does not terminate such Operating Lease as a result of the Casualty or Condemnation, or (2) in all other instances (I) in the event the Net Proceeds are Insurance Proceeds, less than twenty-five percent (25%) of the total floor area of the Improvements on the Individual Property has been damaged, destroyed or rendered unusable as a result of such Casualty or (II) in the event the Net Proceeds are Condemnation Proceeds, less than ten percent (10%) of the land constituting the Individual Property is taken, and such land is located along the perimeter or periphery of the Individual Property, and no portion of the Improvements is located on such land;
     (C) the Operating Lease for such Individual Property, shall remain in full force and effect during and after the completion of the Restoration, notwithstanding the occurrence of any such Casualty or Condemnation, whichever the case may be, and the Operator Tenant under such Operating Lease is required to make all necessary repairs and restorations thereto at its sole cost and expense;
     (D) Borrower shall commence or cause the commencement of the Restoration as soon as reasonably practicable (but in no event later than sixty (60) days after such Casualty or Condemnation, whichever the case may be, occurs) and shall diligently pursue the same to satisfactory completion;
     (E) Lender shall be satisfied that any operating deficits, including all scheduled payments of principal and interest under the Note, which will be incurred with respect to the Individual Property as a result of the occurrence of any such Casualty or Condemnation, whichever the case may be, will be covered out of (1) the Net Proceeds, (2) the insurance coverage referred to in Section 6.1(a)(iii), if applicable, or (3) by other funds of Borrower;
     (F) Lender shall be satisfied that the Restoration will be completed on or before the earliest to occur of (1) twelve (12) months prior to the Maturity Date, (2) the earliest date required for such completion under the terms of any Operating Leases, (3) such time as may be required under applicable Legal Requirements or (4) the expiration of the insurance coverage referred to in Section 6.1(a)(iii);
     (G) the Individual Property and the use thereof after the Restoration will be in compliance with and permitted under all applicable Legal Requirements and Health Care Requirements;

     (H) the Restoration shall be done and completed by Borrower in an expeditious and diligent fashion and in compliance with all applicable Legal Requirements and all necessary or required approvals or consent from all Governmental Authorities and Health Care Authorities can, in Lender’s reasonable judgment, be obtained to allow the rebuilding, reoccupancy and continued use of the Individual Property as a Facility containing the current number of beds;
     (I) such Casualty or Condemnation, as applicable, does not result in the permanent loss of access to the Individual Property or the related Improvements;
     (J) Borrower shall deliver, or cause to be delivered, to Lender a signed detailed budget approved in writing by Borrower’s architect or engineer stating the entire cost of completing the Restoration, which budget shall be acceptable to Lender; and
     (K) the Net Proceeds together with any cash or cash equivalent deposited by Borrower with Lender are sufficient in Lender’s discretion to cover the cost of the Restoration.
     (ii) The Net Proceeds shall be held by Lender in an interest-bearing account and, until disbursed in accordance with the provisions of this Section 6.4(b), shall constitute additional security for the Debt and other obligations under the Loan Documents. The Net Proceeds shall be disbursed by Lender to, or as directed by, Borrower from time to time during the course of the Restoration, upon receipt of evidence reasonably satisfactory to Lender that (A) all materials installed and work and labor performed (except to the extent that they are to be paid for out of the requested disbursement) in connection with the Restoration have been paid for in full, and (B) mere exist no notices of pendency, stop orders, mechanic’s or materialman’s liens or notices of intention to file same, or any other liens or encumbrances of any nature whatsoever on the Individual Property which have not either been fully bonded to the satisfaction of Lender and discharged of record or in the alternative fully insured to the satisfaction of Lender by the title company issuing the Title Insurance Policy.
     (iii) All plans and specifications required in connection with the Restoration shall be subject to prior review and acceptance in all respects by Lender and by an independent consulting engineer selected by Lender (the “,Casualty Consultant”). Lender shall have the use of the plans and specifications and all permits, licenses and approvals required or obtained in connection with the Restoration. The identity of the contractors, subcontractors and materialmen engaged in the Restoration, as well as the contracts under which they have been engaged, shall be subject to prior review and acceptance by Lender and the Casualty Consultant. All reasonable costs and expenses incurred by Lender in connection with making the Net Proceeds available for the

Restoration including, without limitation, reasonable counsel fees and disbursements and the Casualty Consultant’s fees, shall be paid by Borrower.
          (iv) In no event shall Lender be obligated to make disbursements of the Net Proceeds in excess of an amount equal to the costs actually incurred from time to time for work in place as part of the Restoration, as certified by the Casualty Consultant, minus the Casualty Retainage. The term “Casualty Retainage” shall mean an amount equal to ten percent (10%) of the costs actually incurred for work in place as part of the Restoration, as certified by the Casualty Consultant, until the Restoration has been completed. The Casualty Retainage shall in no event, and notwithstanding anything to the contrary set forth above in this Section 6.4(b), be less than the amount actually held back by Borrower from contractors, subcontractors and materialmen engaged in the Restoration. The Casualty Retainage shall not be released until the Casualty Consultant certifies to Lender that the Restoration has been completed in accordance with the provisions of this Section 6.4(b) and that all approvals necessary for the re-occupancy and use of the Individual Property have been obtained from all appropriate governmental and quasi-governmental authorities, and Lender receives evidence reasonably satisfactory to Lender that the costs of the Restoration have been paid in full or will be paid in full out of the Casualty Retainage; provided, however, that Lender will release the portion of the Casualty Retainage being held with respect to any contractor, subcontractor or materialman engaged in the Restoration as of the date upon which the Casualty Consultant certifies to Lender mat the contractor, subcontractor or materialman has satisfactorily completed all work and has supplied all materials in accordance with the provisions of the contractor’s, subcontractor’s or materialman’s contract, the contractor, subcontractor or materialman delivers the lien waivers and evidence of payment in full of all sums due to the contractor, subcontractor or materialman as are reasonably requested by Lender or by the title company issuing the Title Insurance Policy, and Lender receives an endorsement to the Title Insurance Policy insuring the continued priority of the lien of the related Mortgage and evidence of payment of any premium payable for such endorsement. If required by Lender, the release of any such portion of the Casualty Retainage shall be approved by the surety company, if any, which has issued a payment or performance bond with respect to the contractor, subcontractor or materialman.
     (v) Lender shall not be obligated to make disbursements of the Net Proceeds more frequently than once every calendar month.
     (vi) If at any time the Net Proceeds or the undisbursed balance thereof shall not, in the opinion of Lender in consultation with the Casualty Consultant, be sufficient to pay in full the balance of the costs which are estimated by the Casualty Consultant to be incurred in connection with the completion of the Restoration, Borrower shall deposit the deficiency (the “Net Proceeds Deficiency”) with Lender before any further disbursement of the Net Proceeds shall be made. The Net Proceeds Deficiency deposited with Lender shall be held by Lender and shall be disbursed for costs actually incurred in connection with the Restoration on the same conditions applicable to the disbursement of the Net Proceeds, and until so disbursed pursuant to this Section 6.4(b) shall constitute additional security for the Debt and other obligations under the Loan Documents.
     (vii) The excess, if any, of the Net Proceeds and the remaining balance, if any, of the Net Proceeds Deficiency deposited with Lender after the Casualty Consultant certifies to Lender that the Restoration has been completed in accordance with the provisions of this Section 6.4(b), and the receipt by Lender of evidence reasonably satisfactory to Lender that all costs incurred in connection with the Restoration have been paid in full, shall be remitted by Lender to Borrower, provided no Event of Default shall have occurred and shall then be continuing.
          (c) All Net Proceeds not required (i) to be made available for the Restoration or (ii) to be returned to Borrower as excess Net Proceeds pursuant to Section 6.4(b)(vii) may be retained and applied by Lender in accordance with Section 2.4.2 hereof toward the payment of the Debt whether or not then due and payable in such order, priority and proportions as Lender in its sole discretion shall deem proper, or, at the discretion of Lender, the same may be paid, either in whole or in part, to Borrower for such purposes as Lender shall approve, in its discretion. If all or substantially all of an Individual Property is damaged by a Casualty and Lender receives and applies the Net Proceeds toward payment of the Debt in accordance with Section 2.4.2, then provided that (i) there is then no uncured Event of Default, and (ii) the Net Proceeds equals or exceeds the Adjusted Release Price, then such Individual Property shall be released from the lien of the Mortgage thereof and from the related Loan Documents.
          (d) In the event of foreclosure of the Mortgage with respect to the Individual Property, or other transfer of title to the Individual Property in extinguishment in whole or in part of the Debt all right, title and interest of Borrower in and to the Policies that are not blanket Policies then in force concerning the Individual Property and all proceeds payable thereunder shall thereupon vest in the purchaser at such foreclosure or Lender or other transferee in the event of such other transfer of title.
          VII. RESERVE FUNDS
          Section 7.1. Required Repair Funds.
               7.1.1 Deposits. Borrower shall use reasonable and diligent efforts to perform or cause to be performed the repairs at the Properties, as more particularly set forth on Schedule III hereto (such repairs hereinafter collectively referred to as “Required Repairs”). Upon the occurrence of such an Event of Default, Lender, at its option, may withdraw all Required Repair Funds from the Required Repair Account and Lender may apply such funds either to completion of the Required Repairs at one or more of the Properties or toward payment of the Debt in such order, proportion and priority as Lender determines in its sole discretion. Lender’s right to withdraw and apply Required Repair Funds shall be in addition to all other rights and remedies provided to Lender under this Agreement and the other Loan Documents. On the Initial Closing Date, Borrower deposited with Lender the amount for each Individual Property set forth on such Schedule III hereto, for deposit by Lender into the Required Repair

Account (hereinafter defined). Amounts so deposited with Lender shall be held by Lender in accordance with Section 7.5 hereof. Amounts so deposited shall hereinafter be referred to as Borrower’s “Required Repair Fund” and the account in which such amounts are held shall hereinafter be referred to as Borrower’s “Required Repair Account”. Upon completion of all of the Required Repairs to Lender’s reasonable satisfaction, the balance, if any, of the Required Repair Funds shall be promptly remitted to Borrower, provided there is then no uncured Event of Default.
               7.1.2 Release of Required Repair Funds. Lender shall promptly disburse to Borrower the Required Repair Funds from the Required Repair Account from time to time, but not more frequently than once in any thirty (30) day period, upon satisfaction by Borrower of each of the following conditions: (a) Borrower shall submit a written request for payment to Lender at least thirty (30) days prior to the date on which Borrower requests such payment be made and specifies the Required Repairs to be paid, (b) on the date such request is received by Lender and on the date such payment is to be made, no Default or Event of Default shall exist and remain uncured, (c) Lender shall have received an Officer’s Certificate (i) stating that, to such Officer’s knowledge, all Required Repairs at the applicable Individual Property to be reserved for by the requested disbursement have been completed in good and workmanlike manner and in accordance with all applicable federal, state and local laws, rules and regulations, such Officer’s Certificate to be accompanied by evidence of payment reasonably satisfactory to Lender, (d) at Lender’s option, a title search for such Individual Property indicating that such Individual Property is free from all liens, claims and other encumbrances not previously approved by Lender, and (e) Lender shall have received such other evidence as Lender shall reasonably request that the Required Repairs at such Individual Property to be reimbursed or funded by the requested disbursement have been completed and are paid for or will be paid upon such disbursement to Borrower. Lender shall not be required to make disbursements from the Required Repair Account with respect to any Individual Property unless such requested disbursement is in an amount greater than $5,000 (or a lesser amount if the total amount in the Required Repair Account for such Individual Property is less than $5,000) and such disbursement shall be made only upon satisfaction of each condition contained in this Section 7.1.2.
               Section 7.2. Tax and Insurance Escrow Fund. (a) On the Initial Closing Date Borrower deposited with Lender the sum of Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00), which amount was transferred by Lender into an account (the “Tax and Insurance Account”). Amounts deposited into the Tax and Insurance Account pursuant to this Section 7.2 are referred to as the “Tax and Insurance Escrow Fund.” If Borrower has not supplied to Lender evidence of payment of Taxes prior to the delinquency date thereof or Insurance Premiums prior to the due date thereof, Lender shall have the right to apply the Tax and Insurance Funds in the Tax and Insurance Account to payments of Taxes or Insurance Premiums, as applicable notwithstanding that such failure shall not constitute an Event of Default. In making any payment relating to Taxes or Insurance Premiums, Lender may do so according to any bill, statement or estimate procured from the appropriate public office (with respect to Taxes) or insurer or agent (with respect to Insurance Premiums) without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax, assessment, sale, forfeiture, tax lien or title or claim thereof. If Lender applies any Tax and Insurance Funds to pay Taxes or Insurance Premiums, funds in the Cash Management Account will be deposited into the Tax and Insurance Account until the amount in the Tax and Insurance Account equals $250,000 pursuant to Section 2.6.2.(b).
           (b) With respect to each Operating Lease which requires the Operator Tenant (or permits the landlord thereunder to require the Operator Tenant) to escrow for Taxes and/or Insurance Premiums, Borrower will use reasonable and diligent efforts to cause such Operator Tenant to deposit into the Tax and Insurance Account such escrows for Taxes and/or Insurance Premiums, as applicable in accordance with the terms and provisions of the applicable Operating Lease or if no procedure is set forth in such Operating Lease, then in accordance with this Section 7.2(b). To the extent an Operating Lease requires escrow for Taxes and/or Insurance Premiums but no procedure is set forth therein Borrower will use reasonable and diligent efforts to cause the following procedures to be complied with by such Operator Tenant: On the Closing Date Borrower will cause each such Operator Tenant to deposit a sufficient amount as reasonably determined by Lender to commence the escrow. Thereafter, each month each such Operator Tenant will deposit into the Tax and Insurance Account (i) one-twelfth of the Taxes that Lender estimates will be payable during the ensuring 12 months to accumulate with Lender sufficient funds to pay all such Taxes at least thirty (30) days prior to their respective due dates, and/or, as applicable, (ii) one-twelfth of the Insurance Premiums that Lender estimates will be payable for the renewal of the coverage afforded by the Policies upon the expiration thereof in order to accumulate with Lender sufficient funds to pay all such Insurance Premiums at least thirty (30) days prior to the expiration of the Policies. Notwithstanding the foregoing, Borrower will not have any obligation to cause any Operator Tenant to deposit escrows for Taxes with Lender pursuant to this clause (b) unless and until such Operator Tenant defaults in the payment of its Taxes and Lender gives a notice to Borrower requiring such deposit and escrow with Lender.
          (c) Lender will apply the funds received by it pursuant to this Section 7.2 with respect to an Individual Property to payments of Taxes and Insurance Premiums for the Individual Property in question (to the extent it has sufficient funds). In making any payment, Lender may do so according to any bill, statement or estimate procured from the appropriate public office (with respect to Taxes) or insurer or agent (with respect to Insurance Premiums), without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax, assessment, sale, forfeiture, tax lien or title or claim thereof. If at any time Lender reasonably determines that the funds held by Lender under this Section 7.2 are not or will not be sufficient to pay Taxes and Insurance Premiums by the dates set forth in (i) and (ii) above, Lender shall notify Borrower of such determination and Borrower shall use reasonable and diligent efforts to cause the applicable Operator Tenants to increase such Operator Tenant’s monthly payments to Lender by the amount that Lender estimates is sufficient to make up the deficiency at least thirty (30) days prior to the due date of the Taxes and/or thirty (30) days prior to expiration of the Policies, as the case may be.
          (d) With respect to each Individual Property with respect to which the applicable Operator Tenant is not escrowing with Lender for Taxes and/or Insurance Premiums, it is the intent of the parties that the applicable Operator Tenant pay such Taxes and/or Insurance Premiums directly to the taxing authority or insurance companies but the foregoing shall not affect Borrower’s obligation to pay Taxes and Insurance Premiums.

          Section 7.3. Replacement Reserve.
               7.3.1 Replacement Reserve Fund. With respect to each Replacement Reserve Target Property, Borrower shall pay to Lender on each Payment Date hereafter one-twelfth (1/12) of $300.00 per licensed bed in the Replacement Reserve Target Property, which is the amount (the “Replacement Reserve Monthly Deposit”) reasonably estimated by Lender in its sole discretion to be due for replacements and repairs required to be made to each Replacement Reserve Target Property during the calendar year in which such deposits are made (collectively, the “Replacements”). Amounts so deposited shall hereinafter be referred to as Borrower’s “Replacement Reserve Fund” and the account in which such amounts are held shall hereinafter be referred to as Borrower’s “Replacement Reserve Account”. Any amount held in the Replacement Reserve Account and allocated for an Individual Property shall be retained by Lender and credited toward the future Replacement Reserves Monthly Deposits required by Lender hereunder in the event such Individual Property is released from the Lien of its related Mortgage in accordance with Section 2.5 hereof.
               7.3.2 Disbursements from Replacement Reserve Account. Lender shall make disbursements from the Replacement Reserve Fund from time to time as requested by Borrower, and reasonably approved by Lender, but no more frequently than once in any thirty (30) day period and in amounts no less than $5,000.00 per disbursement, upon delivery by Borrower of Lender’s standard form of draw request accompanied by evidence reasonably satisfactory to Lender for the amounts requested. Lender may require an inspection of the Property at Borrower’s expense prior to making a disbursement in order to verify completion of replacements and repairs of items in excess of $10,000.00 for which disbursement is sought.
               7.3.3 Balance in the Replacement Reserve Account. The insufficiency of any balance in the Replacement Reserve Account shall not relieve Borrower from its obligation to fulfill all preservation and maintenance covenants in the Loan Documents.
          Section 7.4. Debt Service Reserve.
               7.4.1 Deposit to Debt Service Reserve Fund. On the Initial Closing Date, Borrower deposited with Lender the sum of One Million Seven Hundred Fifty Thousand and 00/100 Million Dollars ($1,750,000.00), which Lender deposited into an account (the “Debt Service Reserve Account”). Such amount so deposited shall hereinafter be referred to as the “Debt Service Reserve Fund”.
               7.4.2 Disbursement of Debt Service Reserve Funds. All monies in the Debt Service Reserve Account will be disbursed in accordance with the provisions of Section 7.7 and payment in full of the Debt the Debt Service Fund will be disbursed to Borrower. If Lender applies any Debt Service Reserve Funds to pay the Debt, funds in the Cash Management Account will be deposited into the Debt Service Reserve Fund until the amount in the Debt Service Reserve Account equals $1,750,000.00 pursuant to Section 2.6.2(b).
          Section 7.5. Landlord Contribution Reserve.
               7.5.1 Deposit to Landlord Contribution Reserve Account. Pursuant to the Operating Lease with respect to the Individual Properties located in Douglas, AZ and in

Safford, AZ, Borrower, as landlord thereunder, is required to make a capital expenditure contribution to the Operating Tenant in an amount of approximately $450,000.00 (the “Landlord Contribution Fund”). On the Initial Closing Date, Borrower deposited with Lender the sum of Four Hundred Fifty Thousand and 00/100 Dollars ($450,000.00) for deposit by Lender in the “Landlord Contribution Reserve Account”.
               7.5.2 Disbursement of Monies in Landlord Contribution Reserve Account. Lender shall make disbursements from the Landlord Contribution Reserve Fund from time to time as requested by Borrower, and reasonably approved by Lender, but no more frequently than once in any thirty (30) day period and in amounts no less than $5,000 per disbursement (or a lesser amount if the total amount in the Landlord Contribution Reserve Account is less than $5,000), upon delivery by Borrower to Lender of Lender’s standard form of draw request accompanied by copies of evidence reasonably satisfactory to Lender of payment of the amounts requested. Lender may require an inspection of the Individual Property at Borrower’s expense prior to making a disbursement with respect to any Individual Property in excess of $50,000 in order to verify completion of work for which such disbursement is sought. Upon substantial completion of all work for which the Landlord Contribution Reserve Fund has been established, the balance of the Landlord Contribution Reserve Fund, if any, shall be disbursed to Borrower.
          Section 7.6. BSI Reserve Account
On the Initial Closing Date Borrower deposited with Lender the sum of Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00), which was deposited into an account (the “BSI Reserve Account”). If Borrower has not supplied to Lender evidence of payment of Insurance Premiums for the initial BSI Policies within 45 days after the date hereof or for any subsequent BSI Policies prior to the due date thereof, Lender shall have the right to apply the monies in the BSI Reserve Account to payments of Insurance Premiums for such BSI Policies. If Lender applies any money in the BSI Reserve Account to pay Insurance Premiums for BSI Policies, funds in the Cash Management Account will be deposited into the BSI Reserve Account until the amount in the BSI Reserve Account equals $250,000 pursuant to Section 2.6.2(b). Except as set forth above, all monies in the BSI Reserve Account will be disbursed in accordance with the provisions of Section 7.7.
           Section 7.7, Reserve Funds, Generally.
          (a) Borrower grants to Lender a first-priority perfected security interest in each of the Reserve Funds and any and all monies now or hereafter deposited in each Reserve Fund as additional security for payment of the Debt. Until expended or applied in accordance herewith, the Reserve Funds shall constitute additional security for the Debt. Upon the occurrence of an Event of Default. Lender may, in addition to any and all other rights and remedies available to Lender, apply any sums then present in any or all of the Reserve Funds to the payment of the Debt in any order in its sole discretion. The Reserve Funds shall not constitute trust funds and may be commingled with other monies held by Lender in the manner provided in the Cash Management Agreement.

          (b) Borrower shall not, without obtaining the prior consent of Lender, further pledge, assign or grant any security interest in any Reserve Fund or the monies deposited therein or permit any lien or encumbrance to attach thereto, or any levy to be made thereon, or any UCC-1 Financing Statements, except those naming Lender as the secured party, to be filed with respect thereto.
          (c) The Reserve Funds shall be held in an Eligible Account and shall bear interest at a money market rate selected by Lender. All interest or other earnings on a Reserve Fund shall be added to and become a part of such Reserve Fund and shall be disbursed in the same manner as other monies deposited in such Reserve Fund. Borrower shall have the right to direct Lender to invest sums on deposit in the Eligible Account in Permitted Investments provided (a) such investments are then regularly offered by Lender for accounts of this size, category and type, (b) such investments are permitted by applicable federal, state and local rules, regulations and laws, (c) the maturity date of the Permitted Investment is not later than the date on which the applicable Reserve Funds are required for payment of an obligation for which such Reserve Fund was created, and (d) no Event of Default shall have occurred and be continuing. Borrower shall be responsible for payment of any federal, state or local income or other tax applicable to the interest or income earned on the Reserve Funds. No other investments of the sums on deposit in the Reserve Funds shall be permitted except as set forth in this Section 7.7. Borrower shall bear all reasonable costs associated with the investment of the sums in the account in Permitted Investments. Such costs shall be deducted from the income or earnings on such investment, if any, and to the extent such income or earnings shall not be sufficient to pay such costs, such costs shall be paid by Borrower promptly on demand by Lender. Lender shall have no liability for the rate of return earned or losses incurred on the investment of the sums in Permitted Investments.
          (d) Borrower shall indemnify Lender and hold Lender harmless from and against any and all actions, suits, claims, demands, liabilities, losses, damages, obligations and costs and expenses (including litigation costs and reasonable attorneys fees and expenses) arising from or in any way connected with the Reserve Funds or the performance of the obligations for which the Reserve Funds were established. Borrower shall assign to Lender all rights and claims Borrower may have against all Persons supplying labor, materials or other services which are to be paid from or secured by the Reserve Funds; provided, however, that Lender may not pursue any such right or claim unless an Event of Default has occurred and remains uncured.
          VIII. DEFAULTS
          Section 8.1. Event of Default. (a) Each of the following events shall constitute an event of default hereunder (an “Event of Default”):
     (i) if any portion of the Debt is not paid when due (unless with respect to the payment of the Monthly Debt Service Payment Amount due on any Payment Date, the amount of money in the Cash Management Account on such Payment Date equals or exceeds such Monthly Debt Service Payment Amount);

     (ii) if any of the Taxes or Other Charges are not paid as provided in Section 5.1.2 and if such default remains uncured for seven (7) days after written notice to Borrower from Lender;
     (iii) with respect to each Individual Property (other than an LC Covered Property) if the Policies described in clauses (i) (iii), (iv)(B), (vi), (ix) and (x) of Section 6.1(a) or the BSI Policies are not kept in full force and effect (unless Borrower has timely delivered an Insurance Letter of Credit pursuant to Section 8.1(d)), or if certificates of insurance for such Policies certified by Borrower are not delivered to Lender upon request or if Borrower is otherwise in default of its obligations under Section 6.1(g) hereof;
     (iv) if Borrower Transfers or otherwise encumbers any portion of the Properties without Lender’s prior consent in violation of the provisions of this Agreement or Article 6 of the Mortgage;
     (v) if any representation or warranty made by Borrower herein or in any other Loan Document, or in any report, certificate, financial statement or other instrument, agreement or document furnished to Lender shall have been false or misleading in any material respect as of the date the representation or warranty was made;
     (vi) if Borrower, Principal, or Guarantor shall make a general assignment for the benefit of creditors;
     (vii) if a receiver, liquidator or trustee shall be appointed for Borrower, Principal, or Guarantor, or any material portion of its assets, or if Borrower, Principal, or Guarantor shall be adjudicated a bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by or against, consented to, or acquiesced in by, Borrower, Principal, or Guarantor, or if any proceeding for the dissolution or liquidation of Borrower, Principal, or Guarantor shall be instituted; provided, however, if such appointment, adjudication, petition or proceeding was involuntary and not consented to by Borrower, Principal, or Guarantor, upon the same not being discharged, stayed or dismissed within thirty (30) days;
     (viii) if Borrower attempts to assign its rights under this Agreement or any of the other Loan Documents or any interest herein or therein in contravention of the Loan Documents;
     (ix) if Borrower breaches any covenant contained in Section 4.1.30 hereof;
     (x) with respect to any term, covenant or provision set forth in any Loan Document which specifically contains a notice requirement or grace period, if Borrower shall be in default under such term, covenant or condition after the giving of such notice or the expiration of such grace period;

     (xi) if any of the assumptions contained in the Insolvency Opinion delivered to Lender in connection with the Loan, or in the Additional Insolvency Opinion delivered subsequent to the closing of the Loan, is or shall become untrue in any material respect;
     (xii) Intentionally omitted;
     (xiii) if (A) there shall occur any material default by Borrower, as landlord under any Operating Lease, in the observance or performance of any term, covenant or condition any Operating Lease on the part of Borrower to be observed or performed, after the expiration of any applicable notice and grace periods contained therein, if any, (B) if any one or more of the events referred to in any Operating Lease shall occur which would cause such Operating Lease to terminate without notice or action by the Operator Tenant under any Operating Lease or which would entitle the Operator Tenant to terminate any Operating Lease and the term thereof by giving notice to Borrower, as landlord thereunder, other than a termination arising from a casualty or condemnation with respect to which Lender elects to apply any Insurance Proceeds or Award to the principal balance of the Loan instead of making the same available for Restoration, (C) if any Operating Lease shall be surrendered or any Operating Lease shall be terminated or canceled for any reason or under any circumstances whatsoever in violation of the terms of this Agreement, except with the consent of Lender or (D) if any of the terms, covenants or conditions of any Operating Lease shall in any manner be modified, changed, supplemented, altered, restated or amended in violation of the provisions of this Agreement without the consent of Lender (and Borrower shall not have cured such Default within the applicable grace period set forth in subsection (xvi);
     (xiv) if Borrower fails to comply with the covenants as to Prescribed Laws set forth in Section 5.1.1 hereof;
     (xv) with respect to each Individual Property (other than an LC Covered Property) if Borrower shall be in default of its obligations under Section 6.1(h) hereof;
     (xvi) if Borrower shall continue to be in Default under any of the other terms, covenants or conditions of this Agreement not specified in subsections (i) to (xv) above, for ten (10) days after written notice to Borrower from Lender, in the case of any Default which can be cured by the payment of a sum of money, or for thirty (30) days after written notice from Lender to Borrower in the case of any other Default; provided, however, that if such non-monetary Default is susceptible of cure but cannot reasonably be cured within such thirty (30) day period and provided further that Borrower shall have commenced to cure such Default within such thirty (30) day period and thereafter diligently and expeditiously proceeds to cure the same, such thirty (30) day period shall be extended for such time as is reasonably necessary for Borrower in the exercise of due diligence to cure such Default, such additional period not to exceed sixty (60) days;
     (xvii) if there shall be default under any of the other Loan Documents beyond any expressly stated applicable cure periods contained in such documents, whether as to Borrower or any Individual Property, or if any other such event shall occur or condition shall exist, if the effect of such event or condition is to accelerate the maturity of any portion of the Debt or to permit Lender to accelerate the maturity of all or any portion of the Debt;
     (xviii) with respect to each Individual Property (other than an LC Covered Property) Borrower ceases to continuously operate by itself or through an operator (including an Operator Tenant) any Individual Property or any material portion thereof as a Facility for any reason whatsoever (other than temporary cessation as a result of a total casualty or in connection with any repair or renovation thereof undertaken with the consent of Lender);
     (xix) if there shall be a breach of the provisions of Section 5.1.23 or a default under this Agreement constituting a violation of Health Care Requirements (and with respect to a Default hereunder with respect to an Operator Tenant which is not an Affiliate of Borrower and/or an Operating Lease, Borrower shall not have cured such Default within the applicable grace period set forth in subsection (xvi));
     (xx) if Borrower, any Manager, any Operator Tenant or any Facility violates in any material respect any applicable law or regulation and shall fail to correct, within the time deadlines set by any Health Care Authority, managed care company, insurance company or other third-party payor any deficiency, if such violation or deficiency would reasonably be expected to result in any of the following actions with respect to such Facility: (x) a termination of the applicable Borrower’s or Facility’s Medicare contract or Medicaid contract or any of the Health Care Licenses; (y) a ban on payment for new admissions generally or on payment for residents otherwise qualifying for Medicaid or Medicare coverage without opportunity to correct or to contest (provided that such contest would stay enforcement action or the exercise of remedies by Health Care Authorities) prior to termination; or (z) a suspension, discontinuance, elimination or material reduction or recoupment of reimbursement for services without opportunity to correct or to contest (provided that such contest would stay enforcement action or the exercise of remedies by Health Care Authorities) (and with respect to a Default hereunder with respect to an Operator Tenant which is not an Affiliate of Borrower and/or an Operating Lease, Borrower shall not have cured such Default within the applicable grace period set forth in subsection (xvi));
     (xxi) any Borrower Entity shall revoke or modify any instruction or agreement governing the direction of payments by any Operator Tenant, without in each instance the prior written consent of Lender; or

     (xxii) any of the events described in clause (vi) or (vii) occur to an Operator Tenant and within 90 days after the occurrence of such event either (1) Borrower has not entered into a Replacement Operating Lease with an Operator Tenant approved by Lender with respect to the Individual Property or Properties operated by such Operator Tenant, or (2) such Operator Tenant has not properly assumed all of the obligations of the tenant under the Operating Lease in question.
          (b) Upon the occurrence of an Event of Default (other than an Event of Default described in clauses (vi) or (vii) above) and at any time thereafter, in addition to any other rights or remedies available to it pursuant to this Agreement and the other Loan Documents or at law or in equity, Lender may take such action, without notice or demand, that Lender deems advisable to protect and enforce its rights against Borrower and in and to all or any Individual Property, including, without limitation, declaring the Debt to be immediately due and payable, and Lender may enforce or avail itself of any or all rights or remedies provided in the Loan Documents against Borrower and any or all of the Properties, including, without limitation, all rights or remedies available at law or in equity; and upon any Event of Default described in clauses (vi) or (vii) above, the Debt and all other obligations of Borrower hereunder and under the other Loan Documents shall immediately and automatically become due and payable, without notice or demand, and Borrower hereby expressly waives any such notice or demand, anything contained herein or in any other Loan Document to the contrary notwithstanding.
          (c) Notwithstanding anything to the contrary contained in this Agreement, a default under clause (a)(xiii), clause (a)(xiv) (due to a violation of any Health Care Requirement) or (iii) clause (a)(xviii), clause (a)(xix), clause (a)(xx), clause (a)(xxii) above (each, a “Limited Cure Default”) shall not, in each instance, constitute an Event of Default hereunder in the event that Borrower, in accordance with Section 2.5.1 hereof (except for purposes of this Section 8.1(c) only, Borrower shall not be required to satisfy clauses 2.5.1(b) and 2.5.1(c)), obtains the release of the Individual Property, subject to the Operating Lease with such affected Operator Tenant, from the Lien of the Mortgage thereon within ten (10) Business Days of such Limited Cure Default or if a Letter of Credit is timely delivered pursuant to clause (e) below, prior to the expiration of the nine (9) month period referenced therein (each such release, a “Limited Cure Release”), except that (x) the amount of principal required to be prepaid for each such Individual Property shall be equal to one hundred percent (100%) of the Adjusted Release Amount for such Individual Property (such amount, the “Limited Cure Release Amount”), and (y) in the event that the Lockout Release Date shall not have occurred, Borrower shall deposit the Limited Cure Release Amount, or a Letter of Credit therefor, with Lender to be held by Lender as additional collateral for the Loan until the release is completed pursuant to this clause (y), and Borrower shall effect such Limited Cure Release within twenty (20) Business Days after the occurrence of the Lockout Release Date (in which event Lender shall apply such Limited Cure Release Amount as provided herein). If Borrower delivers a Letter of Credit in accordance with clause (y), then such Letter of Credit may be drawn upon by Lender (A) twenty (20) Business Days after the occurrence of the Lockout Release Date if Borrower has not obtained the Limited Cure Release as provided herein, or (B) at any time less than thirty (30) days prior to the expiration date of such Letter of Credit, in which event Lender shall hold the proceeds of such Letter of Credit as Reserve Funds until the earlier of the occurrence of an Event of Default (in which event the provisions of Section 7.6 shall be applicable). In no event shall Borrower be entitled to Limited Cure Releases under this Section

8.1(c) during the term of the Loan once the aggregate amount of principal prepaid pursuant to this Section 8.1(c) first equals or exceeds in the aggregate 10% of the original principal amount of the Loan
          (d) Notwithstanding anything to the contrary contained in this Agreement a default under clause (a) (iii) shall not constitute an Event of Default if, prior to the occurrence of the Event of Default, Borrower delivers to Lender a Letter of Credit in an amount equal to 100% of the replacement cost of such Property, in which event (i) such Letter of Credit will be returned to Borrower promptly after Borrower cures such default, provided that there is then no uncured Event of Default, and (ii) such Letter of Credit shall be additional security for the repayment of the Debt and may be drawn upon by Lender (A) upon the occurrence and during the continuance of an Event of Default or (B) at any time less than thirty (30) days prior to the expiration date of such Letter of Credit if such Letter of Credit is not renewed prior thereto, or if a substitute Letter of Credit is not delivered to Lender prior thereto, in which event Lender shall hold the proceeds of such Letter of Credit as Reserve Funds until the earlier of the occurrence of an Event of Default (in which event the provisions of Section 7.7 shall be applicable) or Borrower becomes entitled to the disbursement thereof as provided above.
          (e) Notwithstanding anything to the contrary contained in this Agreement, a default with respect to any Individual Property under clauses (a)(xiii), (a)(xiv) (due to a violation of any Heath Care Requirement), (a)(xviii), (a)(xix), (a)(xx) or (a)(xxii) shall not in each instance constitute an Event of Default hereunder if Borrower, within 25 days after the occurrence of such Default, delivers to Lender a Letter of Credit in an amount equal to the Release Amount of such Individual Property, in which event (1) such Letter of Credit shall be additional security for repayment of the Debt, (2) such Letter of Credit may be drawn upon by Lender (A) upon the occurrence and during the continuance of an Event of Default or (B) at any time less than thirty (30) days prior to the expiration of such Letter of Credit if such Letter of Credit is not renewed prior thereto, or if a substitute Letter of Credit is not delivered to Lender prior thereto, in which event Lender shall hold the proceeds of such Letter of Credit as Reserve Funds until the earlier of the occurrence of an Event of Default (in which event the provisions of Section 7.7 shall be applicable) or Borrower becomes entitled to the disbursement thereof as provided below, (3) in no event may the face amount of the Letters of Credit held by Lender under this clause (e) exceed $30 Million in the aggregate, (4) within nine (9) months after the delivery of such Letter of Credit the provisions of this clause (e) will cease to suspend such Default and (5) such Letter of Credit will be returned to Borrower after the cure of such Default provided that there is then no uncured Event of Default and Borrower gives a notice to Lender requesting the return of such Letter of Credit.
          Section 8.2. Remedies. (a) Upon the occurrence during the continuance of an Event of Default, all or any one or more of the rights, powers, privileges and other remedies available to Lender against Borrower under this Agreement or any of the other Loan Documents executed and delivered by, or applicable to, Borrower or at law or in equity may be exercised by Lender at any time and from time to time, whether or not all or any of the Debt shall be declared due and payable, and whether or not Lender shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under any of the Loan Documents with respect to all or any Individual Property. Any such actions taken by Lender shall be cumulative and concurrent and may be pursued independently, singularly, successively, together or otherwise, at such time and in such order as Lender determines in its sole discretion, to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of Lender permitted by law, equity or contract or as set forth herein or in the other Loan Documents. Without limiting the generality of the foregoing, Borrower agrees that if an Event of Default is continuing (i) Lender is not subject to any “one action” or “election of remedies” law or rule, and (ii) all Liens and other rights, remedies or privileges provided to Lender shall remain in full force and effect until Lender has exhausted all of its remedies against the Properties and each Mortgage has been foreclosed, sold and/or otherwise realized upon in satisfaction of the Debt or the Debt has been paid in full.
          (b) With respect to Borrower and the Properties, nothing contained herein or in any other Loan Document shall be construed as requiring Lender to resort to any Individual Property for the satisfaction of any of the Debt in preference or priority to any other Individual Property, and Lender may seek satisfaction out of all of the Properties or any part thereof, in its absolute discretion in respect of the Debt. In addition, Lender shall have the right from time to time to partially foreclose the Mortgages in any manner and for any amounts secured by the Mortgages then due and payable as determined by Lender in its sole discretion including, without limitation, the following circumstances: (i) in the event Borrower defaults beyond any applicable grace period in the payment of one or more scheduled payments of principal and interest. Lender may foreclose one or more of the Mortgages to recover such delinquent payments, or (ii) in the event Lender elects to accelerate less than the entire outstanding principal balance of the Loan, Lender may foreclose one or more of the Mortgages to recover so much of the principal balance of the Loan as Lender may accelerate and such other sums secured by one or more of the Mortgages as Lender may elect. Notwithstanding one or more partial foreclosures, the Properties shall remain subject to the Mortgages to secure payment of sums secured by the Mortgages and not previously recovered.
          (c) At any time (whether before or after the occurrence of an Event of Default), Lender shall have the right from time to time to sever the Note and the other Loan Documents into one or more separate notes, mortgages and other security documents (the “Severed Loan Documents”) in such denominations as Lender shall determine in its sole discretion for purposes of evidencing and enforcing its rights and remedies provided hereunder. Borrower shall execute and deliver to Lender from time to time, promptly after the request of Lender, a severance agreement and such other documents as Lender shall reasonably request in order to effect the severance described in the preceding sentence, all in form and substance reasonably satisfactory to Lender. Borrower hereby absolutely and irrevocably appoints Lender as its true and lawful attorney, coupled with an interest, in its name and stead to make and execute all documents necessary or desirable to effect the aforesaid severance, Borrower ratifying all that its said attorney shall do by virtue thereof; provided, however, Lender shall not make or execute any such documents under such power until three (3) Business Days after notice has been given to Borrower by Lender of Lender’s intent to exercise its rights under such power. Except as required in connection with a Securitization pursuant to Section 9.1 hereof, (i) Borrower shall not be obligated to pay any costs or expenses incurred in connection with the preparation, execution, recording or filing of the Severed Loan Documents, (ii) the Severed Loan Documents shall not result in any economic change in the Loan adverse to Borrower, Principal or Guarantor or materially increase their obligations, or materially decrease their rights, under the Loan Documents; and (iii) the Severed Loan Documents shall not contain any representations, warranties or covenants not contained in the Loan Documents and any such representations and warranties contained in the Severed Loan Documents will be given by Borrower only as of the Closing Date.
           (d) Remedies Cumulative; Waivers. The rights, powers and remedies of Lender under this Agreement shall be cumulative and not exclusive of any other right, power or remedy which Lender may have against Borrower pursuant to this Agreement or the other Loan Documents, or existing at law or in equity or otherwise. Lender’s rights, powers and remedies may be pursued singularly, concurrently or otherwise, at such time and in such order as Lender determines in Lender’s sole discretion. No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of one Default or Event of Default with respect to Borrower shall not be construed to be a waiver of any subsequent Default or Event of Default by Borrower or to impair any remedy, right or power consequent thereon.
          IX. SPECIAL PROVISIONS
          Section 9.1. Sale of Notes and Securitization. Borrower acknowledges and agrees that the Lender may sell all or any portion of the Loan and the Loan Documents, or issue one or more participations therein, or consummate one or more private or public securitizations of rated single- or multi-class securities (the “Securities”) secured by or evidencing ownership interests in all or any portion of the Loan and the Loan Documents or a pool of assets that include the Loan and the Loan Documents (such sales, participations and/or securitizations, collectively, a “Securitization”). At the request of Lender, and to the extent not already required to be provided by Borrower under this Agreement, Borrower shall use reasonable efforts to provide information not in the possession of Lender which is reasonably required by Lender in order to satisfy the market standards to which Lender customarily adheres or is reasonably required by prospective investors and/or the Rating Agencies in connection with any such Securitization (provided same is not protected by confidentiality and is otherwise reasonably producable) including, without limitation, to:
          (a) provide additional and/or updated Provided Information, together with appropriate verification and/or consents related to the Provided Information through letters of auditors or opinions of counsel of independent attorneys reasonably acceptable to Lender and the Rating Agencies;
          (b) if requested, supervise, third-party service providers engaged by Borrower, the Principal and their respective affiliates to obtain, collect, and deliver information reasonably requested or required by Lender or the Rating Agencies;
          (c) deliver (i) updated opinions of counsel as to non-consolidation, due execution and enforceability with respect to the Properties, Borrower, the Principal and their respective Affiliates and the Loan Documents, (including, without limitation, a so-called “10b-5” opinion with respect to the Covered Disclosure Information) and (ii) revised organizational documents for Borrower (provided such revised organizational documents do not adversely affect Borrower, Principal or Guarantor (other than in an insignificant manner), which counsel opinions and organizational documents shall be reasonably satisfactory to Lender and the Rating Agencies; and
          (d) execute such amendments to the Loan Documents as may be reasonably requested by Lender or requested by the Rating Agencies to effect the Securitization and/or deliver one or more new component notes to replace the original note or modify the original note to reflect multiple components of the Loan and modify the Cash Management Agreement with respect to the newly created components provided that such amendments shall not result in any change in the transaction adverse to Borrower, Principal or Guarantor (other than an adverse change which is insignificant).
          Notwithstanding anything in any Loan Document to the contrary, (a) Borrower shall not have any obligation to reimburse Lender or Rating Agencies for any costs incurred by them with respect to a Securitization and (b) Lender agrees to reimburse Borrower for all reasonable out of pocket costs or expenses incurred by Borrower in order to comply with Borrower’s obligations under this Section 9.1.
          Section 9.2. Securitization Indemnification. (a) Borrower understands that certain of the Provided Information may be included in Disclosure Documents in connection with the Securitization and may also be included in filings with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), or provided or made available to investors or prospective investors in the Securities, the Rating Agencies, and service providers relating to the Securitization.
          (b) The Indemnifying Persons agree to provide, in connection with the Securitization, an indemnification agreement (i) (1) certifying that (A) the Indemnifying Persons have carefully examined the sections of the Disclosure Documents entitled “Description of the Mortgages,” “Description of die Mortgage Loans and Mortgaged Property,” and “The Borrower” (but only to the extent they related to the Mortgages, the Loan, the Properties or Borrower and only if Borrower has been given a reasonable opportunity to review such sections) (collectively, the “Disclosure Documents Sections”) and (B) the Disclosure Documents Sections and any Provided Information properly used in connection with the preparation of the Disclosure Documents (collectively, the “Covered Disclosure Information”) do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading, (provided that such certification shall be as to Borrower’s knowledge with respect to information provided or furnished by Operator Tenants to Borrower) and (2) which is otherwise reasonably satisfactory to Lender and Borrower, (ii) jointly and severally indemnifying Lender, CS (whether or not it is the Lender), any Affiliate of CS that has filed any registration statement relating to the Securitization or has acted as the sponsor or depositor in connection with the Securitization, any Affiliate of CS that acts as an underwriter, placement agent or initial purchaser of Securities issued in the Securitization, any other co-underwriters, co-placement agents or co-initial purchasers of Securities issued in the Securitization, and each of their respective officers, directors, partners, employees, representatives, agents and Affiliates and each Person or entity who controls any such Person within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act

(collectively, the “Indemnified Persons”), for any losses, claims, damages, liabilities, costs or expenses (including, without limitation, legal fees and expenses for enforcement of these obligations (collectively, the “Liabilities”)) to which any such Indemnified Person may become subject insofar as the Liabilities arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Covered Disclosure Information or arise out of or are based upon the omission or alleged omission to state in the Covered Disclosure Information a material fact necessary in order to make the statements in the Covered Disclosure Information, in light of the circumstances under which they were made, not misleading (provided that such indemnification shall be applicable with respect to information furnished by Operator Tenants to Borrower only if Borrower has knowledge that such information was an untrue statement- of material fact or was an omission or alleged omission to state a material fact necessary in order to make such information, in light of the circumstances under which it was made, not misleading) and (iii) agreeing to reimburse each Indemnified Person for any legal or other expenses incurred by such Indemnified Person, as they are incurred, in connection with investigating or defending the Liabilities. This indemnity agreement will be in addition to any liability which Borrower may otherwise have. Moreover, the indemnification provided for in clauses (ii) and (iii) above shall be effective whether or not an indemnification agreement described in clause (i) above is provided.
          (c) In connection with any filings under the Exchange Act, the Indemnifying Persons jointly and severally agree to indemnify (i)the Indemnified Persons for Liabilities to which any such Indemnified Person may become subject insofar as the Liabilities arise out of or are based upon any untrue statement or alleged untrue statement of any material fact in the Disclosure Documents Sections or in any Provided Information properly used in connection with the preparation of the Disclosure Documents or any filings under the Exchange Act (collectively, the “Filings Covered Disclosure Information”), or the omission or alleged omission to state in the Filings Covered Disclosure Information a material fact necessary in order to make the statements in the Filings Covered Disclosure Information, in light of the circumstances under which they were made, not misleading (provided that such indemnification shall be applicable with respect to information furnished by Operator Tenants to Borrower only if Borrower has knowledge that such information was an untrue statement of material fact or was an omission or alleged omission to state a material fact necessary in order to make such information, in light of the circumstances under which it was made, not misleading) and (ii) reimburse each Indemnified Person for any legal or other expenses incurred by such Indemnified Persons, as they are incurred, in connection with defending or investigating the Liabilities.
          (d) Promptly after receipt by an Indemnified Person of notice of any claim or the commencement of any action, the Indemnified Person shall, if a claim in respect thereof is to be made against any Indemnifying Person, notify such Indemnifying Person in writing of the claim or the commencement of that action; provided, however, that the failure to notify such Indemnifying Person shall not relieve it from any liability which it may have under the indemnification provisions of this Section 9.2 except to the extent that it has been materially prejudiced by such failure and, provided further that the failure to notify such Indemnifying Person shall not relieve it from any liability which it may have to an Indemnified Person otherwise than under the provisions of this Section 9.2. If any such claim or action shall be brought against an Indemnified Person, and any Indemnifying Person shall be entitled to participate therein and, to the extent that it wishes, assume the defense thereof with counsel reasonably satisfactory to the Indemnified Person. After notice from any Indemnifying Person to the Indemnified Person of its election to assume the defense of such claim or action, such Indemnifying Person shall not be liable to the Indemnified Person for any legal or other expenses subsequently incurred by the Indemnified Person in connection with the defense thereof except as provided in the following sentence; provided, however, if the defendants in any such action include both an Indemnifying Person, on the one hand, and one or more Indemnified Persons on the other hand, and an Indemnified Person shall have reasonably concluded that there are any legal defenses available to it and/or other Indemnified Persons that are different or in addition to those available to the Indemnifying Person, the Indemnified Person as a group shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such Indemnified Person. The Indemnified Person shall instruct its counsel to maintain reasonably detailed billing records for fees and disbursements for which such Indemnified Person is seeking reimbursement hereunder and shall submit copies of such detailed billing records to substantiate that such counsel’s fees and disbursements are solely related to the defense of a claim for which the Indemnifying Person is required hereunder to indemnify such Indemnified Person. Indemnifying Persons shall not be liable for the expenses of more than one (1) such separate counsel.
          (e) Without the prior consent of CS (which consent shall not be unreasonably withheld), no Indemnifying Person shall settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought hereunder (for any Indemnified Person that is an actual party or reasonably could become a party to such claim, action, suit or proceeding) unless the Indemnifying Person that shall have given CS reasonable prior notice thereof and shall have obtained an unconditional release of each Indemnified Person hereunder from all liability arising out of such claim, action, suit or proceedings. As long as an Indemnifying Person has complied with its obligations to defend and indemnify hereunder, such Indemnifying Person shall not be liable for any settlement made by any Indemnified Person without the consent of such Indemnifying Person (which consent shall not be unreasonably withheld).
          (f) The Indemnifying Persons agree that if any indemnification or reimbursement sought pursuant to this Section 9.2 is finally judicially determined to be unavailable for any reason or is insufficient to hold any Indemnified Person harmless (with respect only to the Liabilities that are the subject of this Section 9.2), then the Indemnifying Persons, on the one hand, and such Indemnified Person, on the other hand, shall contribute to the Liabilities for which such indemnification or reimbursement is held unavailable or is insufficient: (x)in such proportion as is appropriate to reflect the relative benefits to the Indemnifying Persons, on the one hand, and such Indemnified Person, on the other hand, from the transactions to which such indemnification or reimbursement relates; or (y) if the allocation provided by clause (x) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (x) but also the relative faults of the Indemnifying Persons, on the one hand, and all Indemnified Persons, on the other hand, as well as any other equitable considerations. Notwithstanding the provisions of this Section 9.2, (A) no party found liable for a fraudulent misrepresentation shall be entitled to contribution from any other party who is not also found liable for such fraudulent misrepresentation, and (B) the Indemnifying Persons agree that in no event shall the amount to be contributed by the Indemnified Persons collectively pursuant to this paragraph exceed the amount of the fees (by underwriting discount or otherwise) actually received by the Indemnified Persons in connection with the closing of the Loan or the Securitization.
          (g) The Indemnifying Persons agree that the indemnification, contribution and reimbursement obligations set forth in this Section 9.2 shall apply whether or not any Indemnified Person is a formal party to any lawsuits, claims or other proceedings. The Indemnifying Persons further agree that the Indemnified Persons are intended third party beneficiaries under this Section 9.2.
          (h) The liabilities and obligations of the Indemnified Persons and the Indemnifying Persons under this Section 9.2 shall survive the termination of this Agreement and the satisfaction and discharge of the Debt.
          (i) Notwithstanding anything to the contrary contained herein, Borrower shall have no obligation to act as depositor with respect to the Loan or an issuer or registrant with respect to the Securities issued in any Securitization.
          Section 9.3. Achievements. If the Debt Service Coverage Ratio, for any calendar quarter is not at least 1.4 to 1.0, or if the Lease Debt Service Coverage Ratio, for any calendar quarter is not at least 1.1 to 1.00, then Lender may retain such Excess Cash Flow in the Cash Management Account to be held by Lender. Any such funds escrowed shall be returned to Borrower if the Debt Service Coverage Ratio, as thereafter calculated in any two (2) consecutive months equals or exceeds 1.4 to 1.0 and if the Lease Debt Service Coverage Ratio, as calculated for such two (2) consecutive months equals or exceeds 1.1 to 1,00, and Lender shall not thereafter retain Excess Cash Flow unless and until Lender may thereafter be entitled again to retain them pursuant to the first sentence of this Section. Such period in which Lender is entitled to retain Excess Cash Flow shall be referred to as a “Cash Trap Period.” All such deposit amounts shall be treated as a “Reserve Fund” for purposes of Section 7.6 hereof. All additional amounts retained or deposited under this section shall be additional security for the repayment of the Debt and may be withdrawn by Lender upon the occurrence of an Event of Default and applied by Lender in such order and priority as Lender may determine. All calculations of Debt Service Coverage Ratio and Lease Debt Service Coverage Ratio shall be subject to verification by Lender.
          Section 9.4. Exculpation. Subject to the qualifications below, Lender shall not enforce the liability and obligation of Borrower to perform and observe the obligations contained in the Note, this Agreement, the Mortgages or the other Loan Documents by any action or proceeding wherein a money judgment shall be sought against Borrower, except that Lender may bring a foreclosure action, an action for specific performance or any other appropriate action or proceeding to enable Lender to enforce and realize upon its interest under the Note, this Agreement, the Mortgages and the other Loan Documents, or in the Properties, the Rents, or any other collateral given to Lender pursuant to the Loan Documents; provided, however, that, except as specifically provided herein, any judgment in any such action or proceeding shall be enforceable against Borrower only to the extent of Borrower’s interest in the Properties, in the Rents and in any other collateral given to Lender, and Lender, by accepting the

Note, this Agreement, the Mortgages and the other Loan Documents, agrees that it shall not sue for, seek or demand any deficiency judgment against Borrower in any such action or proceeding under, or by reason of, or in connection with, the Note, this Agreement, the Mortgages or the other Loan Documents. The provisions of this Section shall not, however, (a) constitute a waiver, release or impairment of any obligation evidenced or secured by any of the Loan Documents; (b) impair the right of Lender to name Borrower as a party defendant in any action or suit for foreclosure and sale under any of the Mortgages; (c) affect the validity or enforceability of or any Guaranty made in connection with the Loan or any of the rights and remedies of Lender thereunder; (d) impair the right of Lender to obtain the appointment of a receiver; (e) impair the enforcement of any of the Assignments of Leases; (f) constitute a prohibition against Lender to seek a deficiency judgment against Borrower in order to fully realize the security granted by each of the Mortgages or to commence any other appropriate action or proceeding in order for Lender to exercise its remedies against all of the Properties; or (g) constitute a waiver of the right of Lender to enforce the liability and obligation of Borrower, by money judgment or otherwise, to the extent of any loss, damage, cost, expense, liability, claim or other obligation incurred by Lender (including attorneys’ fees and costs reasonably incurred) arising out of or in connection with the following:
     (i) fraud or intentional misrepresentation by Borrower, Guarantor or any Affiliate thereof in connection with the Loan;
     (ii) waste by Borrower, Guarantor or any Affiliate thereof to one or more of the Individual Properties;
     (iii) the gross negligence or willful misconduct of Borrower, Guarantor or any Affiliate thereof;
     (iv) the breach of any representation, warranty, covenant or indemnification provision in the Environmental Indemnity concerning environmental laws, hazardous substances and asbestos and any indemnification of Lender with respect thereto;
     (v) the removal or disposal by Borrower, Guarantor or any Affiliate thereof of any portion of one or more of the Properties after the occurrence and during the continuance of an Event of Default;
     (vi) the misappropriation or conversion by Borrower of (A) any Insurance Proceeds paid by reason of any Casualty, (B) any Awards received in connection with a Condemnation, (C) any Rents after the occurrence and during the continuance of an Event of Default, or (D) any Rents paid more than one (1) month in advance;
     (vii) failure to pay charges for labor or materials or other charges that can create Liens on any portion of the Properties;
     (viii) any security deposits, advance deposits or any other deposits collected by Borrower or any Affiliate thereof with respect to the Properties which are not delivered to Lender upon a foreclosure of the Properties or action in lieu thereof, except to the extent any such security deposits were applied in accordance with the terms and conditions of any of the Leases prior to the occurrence of the Event of Default that gave rise to such foreclosure or action in lieu thereof;
     (ix) any amounts received by Borrower or any Affiliate thereof that are not deposited into the Lockbox Account to the extent required to be so deposited hereunder or under the Cash Management Agreement;
     (x) if (1) Borrower fails to permit on-site inspections of any of the Properties, subject to terms of each respective Operating Lease, upon the request of Lender or (2) Borrower fails to provide financial information concerning Borrower, Principal or Guarantor in its possession (or financial information which could be obtained by Borrower through commercially reasonable efforts) or (3) Borrower fails to provide financial information in its possession or control (or financial information which could be obtained by Borrower through commercially reasonable efforts) concerning any Operator Tenant or collections under the Operating Leases, in each case, to the extent required by and in accordance with the terms and provisions of this Agreement;
     (xi) any breach of the representations and warranties set forth in Section 4.1.30(a) and (b) hereof (except for any representation or warrants that Borrower or Principal will remain solvent, maintain adequate capital or pay its debts or liabilities as the same may become due); and
          Notwithstanding anything to the contrary in this Agreement, the Note or any of the Loan Documents, (A) Lender shall not be deemed to have waived any right which Lender may have under Section 506(a), 506(b), 1111(b) or any other provisions of the U.S. Bankruptcy Code to file a claim for the full amount of the Debt secured by the Mortgages or to require that all collateral shall continue to secure all of the Debt owing to Lender in accordance with the Loan Documents, and (B) the Debt shall be fully recourse to Borrower, only (i) in the event of: (a) Borrower filing a voluntary petition under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law; (b) the filing of an involuntary petition against Borrower under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law, which is assisted, supported, aided or abetted by Borrower and/or Guarantor or with respect to which Borrower and/or Guarantor fails to contest (where good grounds exist for such contest); (c) Borrower filing an answer consenting to or otherwise acquiescing in or joining in any involuntary petition filed against it, by any other Person under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law, or soliciting or causing to be solicited petitioning creditors for any involuntary petition from any Person; (d) Borrower consenting to or acquiescing in or joining in an application for the appointment of a custodian, receiver, trustee, or examiner for Borrower or any material portion of any Property; or (e) Borrower making a general assignment for the benefit of creditors, or admitting, in writing or in any legal proceeding, its insolvency or inability to pay its debts as they become due; (ii) if Borrower fails to maintain its status as a Single Purpose Entity, as required by, and in accordance with, the terms and provisions of the Loan Agreement or the other Loan Documents (except for any covenant to remain solvent, maintain adequate capital or pay its debts or liabilities as they become due or the additional covenant to comply with any assumption in the Insolvency Opinion in any Additional Insolvency Opinion); (iii) if Borrower fails to obtain Lender’s prior consent to any Indebtedness or voluntary Lien encumbering one or more of the Individual Properties or any material portion of one or more of the Individual Properties the extent required by the Loan Agreement; or (iv) if Borrower fails to obtain Lender’s prior consent to any Transfer to the extent required by the Loan Agreement.
          Section 9.5. Servicer. At the option of Lender, the Loan may be serviced by a servicer/trustee (the “Servicer”) selected by Lender and Lender may delegate all or any portion of its responsibilities under this Agreement and the other Loan Documents to the Servicer pursuant to a servicing agreement (the “Servicing Agreement”) between Lender and Servicer, Borrower shall be responsible for any reasonable set-up fees or any other initial costs relating to or arising under the Servicing Agreement, which set-up fees or initial costs shall not exceed $500; provided, however, that Borrower shall not be responsible for payment of the monthly servicing fee due to the Servicer under the Servicing Agreement.
          Section 9.6. Guarantor Net Worth Threshold. As used in this Section 9.6, the term “Net Worth” shall mean, as of a given date, (x) the total assets of Guarantor as of such date less (y) Guarantor’s total liabilities as of such date, determined in accordance with GAAP.
          (b) Until all of the Guaranteed Obligations have been paid in full, Guarantor shall maintain a Net Worth in excess of Five Hundred Million Dollars ($500,000,000).
          (c) Any default under this Section 9.6 which remains uncured for fourteen (14) days after Borrower’s receipt of written notice thereof from Lender shall constitute an Event of Default.
           Section 9.7. Severance of Loan. Lender shall have the right, at any time (whether prior to, in connection with, or after any Securitization), with respect to all or any portion of the Loan, to modify, split and/or sever all or any portion of the Loan in accordance with this Section 9.7. Lender may (i) cause the Note and the Mortgage to be split into a first and second mortgage loan, (ii) create one more senior and subordinate notes (i.e., an A/B or A/B/C structure), (iii) create multiple components of the Note or Notes (and allocate or reallocate the principal balance of the Loan among such components) or (iv) otherwise sever the Loan into two (2) or more loans secured by mortgages and by a pledge of partnership or membership interests (directly or indirectly) in Borrower (i.e., a senior loan/mezzanine loan structure), in each such case, in whatever proportion and whatever priority Lender determines; provided, however, in each such instance (a) the outstanding principal balance of all the Notes evidencing the Loan (or components of such Notes) immediately after the effective date of such modification equals the outstanding principal balance of the Loan immediately prior to such modification, (b) the weighted average of the interest rates for all such Notes (or components of such Notes) immediately after the effective date of such modification equals the interest rate of the original Note immediately prior to such modification, (c) each payment (including, without limitation, scheduled amortization and partial prepayments) of the Loan after the effective date of such modification shall be applied to pay down the Notes pro rata in proportion to their original principal amounts, and (d) there shall be no change, modification or amendment of the transaction or the Loan Documents adverse to Borrower, Principal or Guarantor (other than an adverse change which is insignificant). If requested by Lender, Borrower (and Borrower’s constituent members, if applicable, and Guarantor) shall execute within two (2) Business Days after such request, such documentation as Lender may reasonably request to evidence and/or effectuate any such modification or severance in accordance with Section 9.7.
          X. MISCELLANEOUS
          Section 10.1. Survival. This Agreement and all covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the making by Lender of the Loan and the execution and delivery to Lender of the Note, and shall continue in full force and effect so long as all or any of the Debt is outstanding and unpaid unless a longer period is expressly set forth herein or in the other Loan Documents. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party. All covenants, promises and agreements in this Agreement by or on behalf of Borrower, shall inure to the benefit of the successors and assigns of Lender.
          Section 10.2. Lender’s Discretion. Whenever pursuant to this Agreement, Lender exercises any right given to it to approve or disapprove, or any arrangement or term is to be satisfactory to Lender, the decision of Lender to approve or disapprove or to decide whether arrangements or terms are satisfactory or not satisfactory shall (except as is otherwise specifically herein provided) be in the sole discretion of Lender and shall be final and conclusive. Whenever this Agreement expressly provides that Lender may not unreasonably withhold its consent, agreement to or approval of an arrangement or term, or decide or determine whether an arrangement or term is reasonably satisfactory, or words of similar effect, such provisions shall also be deemed to prohibit Lender from unreasonably delaying or conditioning such consent, agreement, approval, decision or determination.
          Section 10.3. Governing Law.
          (A) THIS AGREEMENT WAS NEGOTIATED IN THE STATE OF NEW YORK, THE LOAN WAS MADE BY LENDER AND ACCEPTED BY BORROWER IN THE STATE OF NEW YORK, AND THE PROCEEDS OF THE LOAN DELIVERED PURSUANT HERETO WERE DISBURSED FROM THE STATE OF NEW YORK, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY, AND IN ALL RESPECTS, INCLUDING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS AND THE OBLIGATIONS ARISING HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE (WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS) AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA, EXCEPT THAT AT ALL TIMES THE PROVISIONS FOR THE CREATION, PERFECTION, AND ENFORCEMENT OF THE LIENS AND

SECURITY INTERESTS CREATED PURSUANT HERETO AND PURSUANT TO THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED ACCORDING TO THE LAW OF THE STATE IN WHICH THE APPLICABLE INDIVIDUAL PROPERTY IS LOCATED, IT BEING UNDERSTOOD THAT, TO THE FULLEST EXTENT PERMITTED BY THE LAW OF SUCH STATE, THE LAW OF THE STATE OF NEW YORK SHALL GOVERN THE CONSTRUCTION, VALIDITY AND ENFORCEABILITY OF ALL LOAN DOCUMENTS AND ALL OF THE OBLIGATIONS ARISING HEREUNDER OR THEREUNDER. TO THE FULLEST EXTENT PERMITTED BY LAW, BORROWER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS, AND THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK PURSUANT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.
          (B) ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST LENDER OR BORROWER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS MAY AT LENDER’S OPTION BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN THE CITY OF NEW YORK, COUNTY OF NEW YORK, PURSUANT TO SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND BORROWER WAIVES ANY OBJECTIONS WHICH IT MAY NOW OR HEREAFTER HAVE BASED ON VENUE AND/OR FORUM NON CONVENIENS OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND BORROWER HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING. BORROWER DOES HEREBY DESIGNATE AND APPOINT EFFECTIVE 10 BUSINESS DAYS AFTER THE DATE HEREOF:
CT CORPORATION SYSTEM
111 Eighth Avenue
New York, NY 10011
AS ITS AUTHORIZED AGENT TO ACCEPT AND ACKNOWLEDGE ON ITS BEHALF SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY FEDERAL OR STATE COURT IN NEW YORK, NEW YORK, AND AGREES THAT SERVICE OF PROCESS UPON SAID AGENT AT SAID ADDRESS AND NOTICE OF SAID SERVICE MAILED OR DELIVERED TO BORROWER IN THE MANNER PROVIDED HEREIN SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON BORROWER IN ANY SUCH SUIT, ACTION OR PROCEEDING IN THE STATE OF NEW YORK. BORROWER (I) SHALL GIVE PROMPT NOTICE TO LENDER OF ANY CHANGED ADDRESS OF ITS AUTHORIZED AGENT HEREUNDER, (II) MAY AT ANY TIME AND FROM TIME TO TIME DESIGNATE A SUBSTITUTE AUTHORIZED AGENT WITH AN OFFICE TN NEW YORK, NEW YORK (WHICH SUBSTITUTE AGENT AND OFFICE SHALL BE DESIGNATED AS THE PERSON AND ADDRESS FOR SERVICE OF PROCESS), AND (III) SHALL PROMPTLY

DESIGNATE SUCH A SUBSTITUTE IF ITS AUTHORIZED AGENT CEASES TO HAVE AN OFFICE IN NEW YORK, NEW YORK OR IS DISSOLVED WITHOUT LEAVING A SUCCESSOR.
           Section 10.4. Modification, Waiver in Writing. No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement, or of the Note, or of any other Loan Document, nor consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in a writing signed by the parry against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given. Except as otherwise expressly provided herein, no notice to, or demand on Borrower, shall entitle Borrower to any other or future notice or demand in the same, similar or other circumstances.
          Section 10.5. Delay Not a Waiver. Neither any failure nor any delay on the part of Lender in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege hereunder, or under the Note or under any other Loan Document, or any other instrument given as security therefor, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege. In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under this Agreement, the Note or any other Loan Document, Lender shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under this Agreement, the Note or the other Loan Documents, or to declare a default for failure to effect prompt payment of any such other amount.
          Section 10.6. Notices. All notices, consents, approvals and requests required or permitted hereunder or under any other Loan Document shall be given in writing and shall be effective for all purposes if hand delivered or sent by (a) certified or registered United States mail, postage prepaid, return receipt requested or (b) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of attempted delivery, and by telecopier (with answer back acknowledged), addressed as follows (or at such other address and Person as shall be designated from time to time by any parry hereto, as the case may be, in a notice to the other parties hereto in the manner provided for in this Section 10.6):

If to Lender:	Column Financial, Inc. 11 Madison Avenue New York, New York 10010 Attention: Richard Lerner Facsimile No.: (212)325-8105

with a copy to:	Column Financial, Inc. One Madison Avenue New York, New York 10019 Legal and Compliance Department Attention: Casey McCutcheon, Esq. Facsimile No.: (212) 325-8282

with a copy to:	Troutman Sanders LLP 405 Lexington Avenue New York, New York 10174 Attention: Simon Cices, Esq. Facsimile No. (212) 704-8343

If to Borrower:	The Entities Listed on Schedule 1 to the Loan Agreement 4445 Willard Avenue Chevy Chase, MD 20815 Attention: Treasurer Telecopier: (301) 841-2307

With a copy to:	The Entities Listed on Schedule 1 to the Loan Agreement 30699 Russell Ranch Road, Suite 200 Westlake Village, CA 91362 Attention: General Counsel — HRG Telecopier: (818) 540-2157
A notice shall be deemed to have been given: in the case of hand delivery, at the time of delivery; in the case of registered or certified mail, when delivered or the first attempted delivery on a Business Day; or in the case of expedited prepaid delivery, upon the first attempted delivery on a Business Day; or in the case of telecopy, upon sender’s receipt of a machine-generated confirmation of successful transmission after advice by telephone to recipient that a telecopy notice is forthcoming.
           Section 10.7. Trial by Jury. BORROWER AND LENDER HEREBY AGREE NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVE ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THE LOAN DOCUMENTS, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE LENDER AND BORROWER ARE HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER.
          Section 10.8. Headings. The Article and/or Section headings and the Table of Contents in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.
          Section 10.9. Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

          Section 10.10. Preferences. During the continuance of an Event of Default, Lender shall have the continuing and exclusive right to apply or reverse and reapply any and all payments by Borrower to any portion of the obligations of Borrower hereunder. To the extent Borrower makes a payment or payments to Lender, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the obligations hereunder or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Lender.
          Section 10.11. Waiver of Notice. Borrower hereby expressly waives, and shall not be entitled to, any notices of any nature whatsoever from Lender except with respect to matters for which this Agreement or the other Loan Documents specifically and expressly provide for the giving of notice by Lender to Borrower and except with respect to matters for which Borrower is not, pursuant to applicable Legal Requirements, permitted to waive the giving of notice.
          Section 10.12. Remedies of Borrower. In the event that a claim or adjudication is made that Lender or its agents have acted unreasonably or unreasonably delayed acting in any case where by law or under this Agreement or the other Loan Documents, Lender or such agent, as the case may be, has an obligation to act reasonably or promptly, Borrower agrees that neither Lender nor its agents shall be liable for any monetary damages, and Borrower’s sole remedies shall be limited to commencing an action seeking injunctive relief or declaratory judgment. The parties hereto agree that any action or proceeding to determine whether Lender has acted reasonably shall be determined by an action seeking declaratory judgment.
          Section 10.13. Expenses: Indemnity. (a) Borrower covenants and agrees to pay or, if Borrower fails to pay, to reimburse, Lender upon receipt of notice from Lender for all reasonable costs and expenses (including reasonable attorneys’ fees and disbursements) incurred by Lender in connection with (i) the preparation, negotiation, execution and delivery of this Agreement and the other Loan Documents and the consummation of the transactions contemplated hereby and thereby and all the costs of furnishing all opinions by counsel for Borrower (including without limitation any opinions requested by Lender as to any legal matters arising under this Agreement or the other Loan Documents with respect to the Properties); (ii) Borrower’s ongoing performance of and compliance with Borrower’s respective agreements and covenants contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date, including, without limitation, confirming compliance with environmental and insurance requirements; (iii) Lender’s ongoing performance and compliance with all agreements and conditions contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date; (iv) the negotiation, preparation, execution, delivery and administration of any consents, amendments, waivers or other modifications to this Agreement and the other Loan Documents and any other documents or matters requested by Lender; (v) securing Borrower’s compliance with any reasonable requests made pursuant to the provisions of this Agreement; (vi) the filing and recording fees and expenses, title insurance and reasonable fees and expenses of counsel for providing to Lender all required legal opinions, and other similar expenses incurred in creating and perfecting the Liens in favor of Lender pursuant to this Agreement and the other Loan Documents; (vii) enforcing or preserving any rights, either in response to third party claims or in prosecuting or defending any action or proceeding or other litigation, in each case against, under or affecting Borrower, this Agreement the other Loan Documents, the Properties, or any other security given for the Loan; and (viii) enforcing any obligations of or collecting any payments due from Borrower under this Agreement, the other Loan Documents or with respect to the Properties or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or of any insolvency or bankruptcy proceedings; provided, however, that Borrower shall not be liable for the payment of any such costs and expenses to the extent the same (1) arise by reason of the gross negligence, illegal acts, fraud or willful misconduct of Lender or its agents, (2) constitute Lender’s overhead or (3) except as otherwise expressly set forth in Section 9.1 or Section 9.2, relate to a Securitization. Any cost and expenses due and payable to Lender may be paid from any amounts in the Lockbox Account.
           (b) Borrower shall indemnify, defend and hold harmless Lender from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel for Lender in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not Lender shall be designated a party thereto), that may be imposed on, incurred by, or asserted against Lender in any manner relating to or arising out of (i) any breach by Borrower of its obligations under, or any material misrepresentation by Borrower contained in, this Agreement or the other Loan Documents, (ii) the use or intended use of the proceeds of the Loan or (iii) all paid and unpaid liability claims, including Medicare and Medicaid claims in connection with the Properties and any other prior liability of Borrower or any prior owner of the Properties (collectively, the “Indemnified Liabilities”); provided, however, that Borrower shall not have any obligation to Lender hereunder to the extent that such Indemnified Liabilities arise from the gross negligence, illegal acts, fraud or willful misconduct of Lender or as agent. To the extent that the undertaking to indemnify, defend and hold harmless set forth in the preceding sentence may be unenforceable because it violates any law or public policy, Borrower shall pay the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Lender.
          Section 10.14. Schedules Incorporated. The Schedules annexed hereto are hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.
          Section 10.15. Offsets, Counterclaims and Defenses. Any assignee of Lender’s interest in and to this Agreement, the Note and the other Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which are unrelated to such documents which Borrower may otherwise have against any assignor of such documents, and no such unrelated counterclaim or defense shall be interposed or asserted by Borrower in any action or proceeding brought by any such assignee upon such documents and any such right to interpose or assert any such unrelated offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by Borrower.

           Section 10.16. No Joint Venture or Partnership; No Third Party Beneficiaries. (a) Borrower and Lender intend that the relationships created hereunder and under the other Loan Documents be solely that of borrower and lender. Nothing herein or therein is intended to create a joint venture, partnership, tenancy-in-common, or joint tenancy relationship between Borrower and Lender nor to grant Lender any interest in the Properties other than that of mortgagee, beneficiary or lender.
          (b) This Agreement and the other Loan Documents are solely for the benefit of Lender and Borrower and nothing contained in this Agreement or the other Loan Documents shall be deemed to confer upon anyone other than Lender and Borrower any right to insist upon or to enforce the performance or observance of any of the obligations contained herein or therein. All conditions to the obligations of Lender to make the Loan hereunder are imposed solely and exclusively for the benefit of Lender and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that Lender will refuse to make the Loan in the absence of strict compliance with any or all thereof and no other Person shall under any circumstances be deemed to be a beneficiary of such conditions, any or all of which may be freely waived in whole or in part by Lender if, in Lender’s sole discretion, Lender deems it advisable or desirable to do so.
          Section 10.17. Publicity. All news releases, publicity or advertising by Borrower or their Affiliates through any media intended to reach the general public which refers to the Loan Documents or the financing evidenced by the Loan Documents, to Lender, CS, or any of their Affiliates shall be subject to the prior approval of Lender (such approval not to be unreasonably withheld), except to the extent any releases of information by Borrower or its Affiliates is required in order for Borrower or such Affiliates to comply with legal requirements applicable to them, including without limitation disclosure required under the Exchange Act or the Securities Act, or regulations promulgated thereunder. All news releases, publicity or advertising by Lender or its Affiliates through any media intended to reach the general public which refers to the Loan Documents or the financing evidenced by the Loan Documents, to Borrower or any of their Affiliates shall be subject to the prior approval of Borrower (such approval not to be unreasonably withheld), except to the extent any releases of information by Lender, CS or their Affiliates is required in order for Lender or such Affiliates to comply with legal requirements applicable to them, including without limitation disclosure required under the Exchange Act or the Securities Act, or regulations promulgated thereunder.
           Section 10.18. Cross-Default; Cross-Collateralization; Waiver of Marshalling of Assets. (a) Borrower acknowledges that Lender has made the Loan to Borrower upon the security of its collective interest in the Properties and in reliance upon the aggregate of the Properties taken together being of greater value as collateral security than the sum of each Individual Property taken separately. Borrower agrees that the Mortgages are and will be cross-collateralized and cross-defaulted with each other so that (i) an Event of Default under any of the Mortgages shall constitute an Event of Default under each of the other Mortgages which secure the Note; (ii) an Event of Default under the Note or this Loan Agreement shall constitute an Event of Default under each Mortgage; (iii) each Mortgage shall constitute security for the Note as if a single blanket lien were placed on all of the Properties as security for the Note; and (iv) such cross-collateralization shall in no event be deemed to constitute a fraudulent conveyance.

          (b) To the fullest extent permitted by law, Borrower, for itself and its successors and assigns, waives all rights to a marshalling of the assets of Borrower, Borrower’s partners and others with interests in Borrower, and of the Properties, or to a sale in inverse order of alienation in the event of foreclosure of all or any of the Mortgages, and agrees not to assert any right under any laws pertaining to the marshalling of assets, the sale in inverse order of alienation, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of Lender under the Loan Documents to a sale of the Properties for the collection of the Debt without any prior or different resort for collection or of the right of Lender to the payment of the Debt out of the net proceeds of the Properties in preference to every other claimant whatsoever. In addition, Borrower, for itself and its successors and assigns, waives in the event of foreclosure of any or all of the Mortgages, any equitable right otherwise available to Borrower which would require the separate sale of the Properties or require Lender to exhaust its remedies against any Individual Property or any combination of the Properties before proceeding against any other Individual Property or combination of Properties; and further in the event of such foreclosure Borrower does hereby expressly consent to and authorize, at the option of Lender, the foreclosure and sale either separately or together of any combination of the Properties.
          Section 10.19. Waiver of Counterclaim. Borrower hereby waives the right to assert a counterclaim, other than a compulsory counterclaim, in any action or proceeding brought against it by Lender or its agents.
           Section 10.20. Conflict; Construction of Documents; Reliance. Except as otherwise provided to the contrary in other Loan Documents, in the event of any conflict between the provisions of this Loan Agreement and any of the other Loan Documents, the provisions of this Loan Agreement shall control. Without limiting the generality of the foregoing, in the event of any conflict between the terms of Section 3.4 through 3.9 inclusive and Article 6 of the Mortgages and this Agreement, the terms of this Agreement shall control. The parties hereto acknowledge that they were represented by competent counsel in connection with the negotiation, drafting and execution of the Loan Documents and that such Loan Documents shall not be subject to the principle of construing their meaning against the party which drafted same. Borrower acknowledges that, with respect to the Loan, Borrower shall rely solely on its own judgment and advisors in entering into the Loan without relying in any manner on any statements, representations or recommendations of Lender or any parent, subsidiary or Affiliate of Lender. Lender shall not be subject to any limitation whatsoever in the exercise of any rights or remedies available to it under any of the Loan Documents or any other agreements or instruments which govern the Loan by virtue of the ownership by it or any parent, subsidiary or Affiliate of Lender of any equity interest any of them may acquire in Borrower, and Borrower hereby irrevocably waives the right to raise any defense or take any action on the basis of the foregoing with respect to Lender’s exercise of any such rights or remedies. Borrower acknowledges that Lender engages in the business of real estate financings and other real estate transactions and investments which may be viewed as adverse to or competitive with the business of Borrower or its Affiliates.
          Section 10.21. Brokers and Financial Advisors. Borrower hereby represents that it has dealt with no financial advisors, brokers, underwriters, placement agents, agents or finders in connection with the transactions contemplated by this Agreement. Borrower hereby agrees to indemnify, defend and hold Lender harmless from and against any and all claims, liabilities, costs and expenses of any kind (including Lender’s attorneys’ fees and expenses) in any way relating to or arising from a claim by any Person that such Person acted on behalf of Borrower or Lender in connection with the transactions contemplated herein. The provisions of this Section 10.21 shall survive the expiration and termination of this Agreement and the payment of the Debt.
          Section 10.22. Prior Agreements. This Agreement and the other Loan Documents contain the entire agreement of the parties hereto and thereto in respect of the transactions contemplated hereby and thereby, and all prior agreements among or between such parties with respect to such transactions, whether oral or written, including, without limitation, the term sheet dated November 7, 2006 (as amended) between an Affiliate of Borrower and Lender are superseded by the terms of this Agreement and the other Loan Documents.
          Section 10.23. Contribution. Notwithstanding that the Borrower Entities are jointly and severally liable to Lender for payment of the Loan, as among the Borrower Entities, each shall be liable only for such Borrower Entities’ Allocated Amount (as hereinafter defined) and, accordingly, each Borrower Entity whose Property or other assets are, from time to time, utilized to satisfy a portion of the Debt in excess of such Borrower Entities’ Allocated Loan Amount, shall be entitled, commencing ninety-five (95) days after payment in full of the Debt, to contribution from each of the other Borrower Entities pro-rata in accordance with their respective liabilities in accordance with this Agreement. This Allocated Amount for each Borrower Entity shall equal the allocated Loan Amount for the Individual Property owned by such Borrower Entity.
           XI. JOINT AND SEVERAL LIABILITY; WAIVERS
          Section 11.1. Joint and Several Liability; Primary Obligors. Each entity comprising Borrower (each, a “Borrower Entity”) shall be a primary obligor with respect to payment of the Debt and performance of Borrower’s obligations under the Loan Documents and all such Borrower Entities shall be jointly and severally liable for payment of the Debt and performance of such other obligations. As used in this Article, references to “Other Borrowers” shall mean all Borrower Entities other than the particular Borrower Entity referred to.
          Section 11.2. Waivers. Without limiting the primary liability of each Borrower Entity as set forth above, to the extent any such Borrower Entity is determined to be secondarily liable with respect to any portion of the Debt or any other obligation hereunder, the following shall apply:
               11.2.1 No Duty To Pursue Others. It shall not be necessary for Lender (and each Borrower Entity hereby waives any rights which such Borrower Entity may have to require Lender), in order to enforce the obligations of such Borrower Entity hereunder, first to (a) institute suit or exhaust its remedies against any Other Borrower or others liable on the Debt or any other person, (b) enforce Lender’s rights against any collateral mortgaged, pledged or granted by any Other Borrower which shall ever have been given to secure the Debt (“Other Borrower Collateral”), (c) enforce Lender’s rights against any other guarantors of the Debt

(d) join Borrower or any others liable on the Debt in any action against any Other Borrower seeking to enforce the Loan Documents, (e) exhaust any remedies available to Lender against any collateral which shall ever have been given to secure the Debt, or (f) resort to any other means of obtaining payment of the Loan by any Other Borrower. Lender shall not be required to mitigate damages or take any other action pertaining to any Other Borrower or any Other Borrower Collateral to reduce, collect or enforce the Debt from any Other Borrower.
               11.2.2 Waivers. Such Borrower Entity agrees to the provisions of the Loan Documents, and hereby waives notice of (a) any loans or advances made by Lender to any Other Borrower, (b) acceptance of the Loan Documents, (c) any amendment or extension of the Note, the Loan Agreement or of any other Loan Documents entered into by any Other Borrower, (d) the execution and delivery by any Other Borrower and Lender of any other loan or credit agreement or of any Other Borrower’s execution and delivery of any promissory notes or other documents arising under the Loan Documents or in connection with the Other Borrower Collateral, (e) the occurrence of any breach by any Other Borrower or an Event of Default with respect to any Other Borrower or Other Borrower Collateral, (f) Lender’s transfer or disposition of the Debt, or any part thereof, (g) sale or foreclosure (or posting or advertising for sale or foreclosure) of any Other Borrower Collateral, (h) protest, proof of non-payment or default by any Other Borrower and (i) any other action at any time taken or omitted by Lender, and, generally, all demands and notices to any Other Borrower of every kind in connection with the Loan Documents, any documents or agreements evidencing, securing or relating to any of the Debt.
               11.2.3 Waiver of Subrogation, Reimbursement and Contribution. Notwithstanding anything to the contrary contained in the Loan Documents, each Borrower hereby unconditionally and irrevocably waives, releases and abrogates, prior to the payment in full of the Loan and for a period of ninety-one (91) days thereafter any and all rights it may now or hereafter have under any agreement, at law or in equity (including any law subrogating such Borrower Entity to the rights of Lender), to assert any claim against or seek contribution, indemnification or any other form of reimbursement from any Other Borrower or any other party liable for payment of any or all of the Debt for any payment made by such Borrower Entity under or in connection with the Loan Documents or otherwise.
               11.2.4 Events And Circumstances Not Reducing Or Discharging Guarantor’s Obligations. Each Borrower Entity hereby consents and agrees to each of the following, and agrees that such Borrower Entity’s obligations under the Loan Documents shall not be released, diminished, impaired, reduced or adversely affected by any of the following, and waives any common law, equitable, statutory or other rights (including rights to notice) which such Borrower Entity might otherwise have as a result of or in connection with any of the following:
          (a) Modifications. Any renewal, extension, increase, modification, alteration, restatement or rearrangement entered into by any Other Borrower of all or any part of the Debt, the Note, the Loan Agreement, the other Loan Documents, or any other document, instrument, contract or understanding between any Other Borrower and Lender, or any other parties, pertaining to the Debt or any failure of Lender to notify Borrower Entity of any such action.

          (b) Adjustment. Any adjustment indulgence, forbearance or compromise that might be granted or given by Lender to any Other Borrower.
          (c) Condition of Borrower or Borrower Entity. The insolvency, bankruptcy, arrangement, adjustment composition, liquidation, disability, dissolution or lack of power of any Other Borrower or any other party at any time liable for the payment of all or part of the Debt; or any dissolution of any Other Borrower, or any sale, lease or transfer of any or all of the assets of Borrower or of any Other Borrower, or any changes in the shareholders, partners or members of any Other Borrower; or any reorganization of any Other Borrower.
          (d) Invalidity of Debt. The invalidity, illegality or unenforceability of all or any part of the Debt or any document or agreement executed in connection with the Debt for any reason whatsoever, including the fact that (a) the Debt, or any part thereof, exceeds the amount permitted by law, (b) the act of creating the Debt or any part thereof is ultra vires, (c) the officers or representatives executing the Note, the Loan Agreement or the other Loan Documents or otherwise creating the Debt acted in excess of their authority, (d) the Debt violate applicable usury laws, (e) any Other Borrower has valid defenses (except Other Borrower’s performance of such obligations and then only to the extent of such performance), claims or offsets (whether at law, in equity or by agreement) which render the Debt wholly or partially uncollectible from such Other Borrower, (f) the creation, performance or repayment of the Debt (or the execution, delivery and performance of any document or instrument by any Other Borrower representing part of the Debt or executed in connection with the Debt, or given to secure the repayment of the Debt) is illegal, uncollectible or unenforceable, or (g) the Note, the Loan Agreement or any of the other Loan Documents have been forged or otherwise are irregular or not genuine or authentic, it being agreed that such Borrower Entity shall remain liable hereon regardless of whether any Other Borrower or any other Person be found not liable on the Debt or any part thereof for any reason.
          (e) Release of Obligors. Any full or partial release of the liability of any Other Borrower on the Debt or any part thereof, or of any guarantor(s) thereof, or any other person or entity now or hereafter liable, whether directly or indirectly, jointly, severally, or jointly and severally, to pay, perform, guarantee or assure the payment of the Debt or any part thereof, it being recognized, acknowledged and agreed by such Borrower Entity that such Borrower Entity may be required to pay the Debt in full without assistance or support of any other party, and such Borrower Entity has not been induced to enter into the Loan Documents on the basis of a contemplation, belief, understanding or agreement that other Persons will be liable to pay or perform the Debt or that Lender will look to other Persons to pay or perform the Debt.
          (f) Other Collateral. The taking or accepting of any other security, collateral or guaranty, or other assurance of payment, for all or any part of the Debt.
          (g) Release of Collateral. Any release, surrender, exchange, subordination, deterioration, waste, loss or impairment (including negligent willful, unreasonable or unjustifiable impairment) of any collateral, property or security at any time existing in connection with, or assuring or securing payment of, all or any part of the Debt.

          (h) Care and Diligence. The failure of Lender or any other party to exercise diligence or reasonable care in the preservation, protection, enforcement, sale or other handling or treatment of Other Borrower Collateral, all or any part of such collateral, property or security, including any neglect, delay, omission, failure or refusal of Lender (a) to take or prosecute any action for the collection of any of the Debt or (b) to foreclose, or initiate any action to foreclose, or, once commenced, prosecute to completion any action to foreclose upon Other Borrower Collateral, or (c) to take or prosecute any action in connection with any instrument or agreement evidencing or securing all or any part of the Debt.
          (i) Unenforceability. The fact that any collateral, security, security interest or lien contemplated or intended to be given, created or granted as security for the repayment of the Debt, or any part thereof, shall not be properly perfected or created, or shall prove to be unenforceable or subordinate to any other security interest or lien, it being recognized and agreed by such Borrower Entity that such Borrower Entity is not entering into the Loan Documents in reliance on, or in contemplation of the benefits of, the validity, enforceability, collectibility or value of any of the collateral for the Debt.
          (j) Offset. Any existing or future right of offset claim or defense of Borrower against Lender, or any other Person, or against payment of the Debt (except Other Borrower’s performance of such obligations and then only to the extent of such performance) by any Other Borrower, whether such right of offset claim or defense arises in connection with the Debt (or the transactions creating the Debt) or otherwise.
          (k) Merger. The reorganization, merger or consolidation of any Other Borrower into or with any other corporation or entity.
          (l) Preference. Any payment by Borrower to Lender is held to constitute a preference under bankruptcy laws, or for any reason Lender is required to refund such payment or pay such amount to Borrower or someone else.
          Section 11.3. Other Actions Taken or Omitted. Any other action taken or omitted to be taken with respect to the Loan Documents, the Debt, or Other Borrower Collateral, whether or not such action or omission prejudices such Borrower Entity or increases the likelihood that such Borrower Entity will be required to pay the Debt pursuant to the terms hereof, it is the unambiguous and unequivocal intention of such Borrower Entity that such Borrower Entity shall be obligated to pay the Debt when due, notwithstanding any occurrence, circumstance, event action, or omission whatsoever pertaining to any Other Borrower or any Other Borrower Collateral, whether contemplated or uncontemplated, and whether or not otherwise or particularly described herein, which obligation shall be deemed satisfied only upon the full and final payment and satisfaction of the Debt.
          Section 11.4. Amendment and Restatement. This Agreement amends and restates in its entirety that certain Loan Agreement between Lender and Borrower dated as of December 1, 2006.

          IN WITNESS WHEREOF, the parties hereto have caused this Amended & Restated Loan Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.
     BORROWERS:

CSE Albany LLC,
a Delaware limited liability company
CSE Amarillo LLC, d/b/a CapitalSource Amarillo LLC,
a Delaware limited liability company
CSE Augusta LLC,
a Delaware limited liability company
CSE Bedford LLC,
a Delaware limited liability company
CSE Cambridge LLC,
a Delaware limited liability company
CSE Canton LLC,
a Delaware limited liability company
CSE Cedar Rapids LLC,
a Delaware limited liability company
CSE Chelmsford LLC,
a Delaware limited liability company
CSE Chesterton LLC,
a Delaware limited liability company
CSE Claremont LLC, d/b/a CapitalSource Claremont LLC,
a Delaware limited liability company
CSE Denver LLC,
a Delaware limited liability company
CSE Douglas LLC,
a Delaware limited liability company
CSE Dumas LLC,
a Delaware limited liability company
CSE Elkton LLC,
a Delaware limited liability company
CSE Fort Wayne LLC,
a Delaware limited liability company
CSE Frankston LLC, d/b/a CapitalSource Frankston LLC,
a Delaware limited liability company
CSE Georgetown LLC,
a Delaware limited liability company
CSE Green Bay LLC,
a Delaware limited liability company
CSE Hilliard LLC,
a Delaware limited liability company
CSE Huntsville LLC,
a Delaware limited liability company
CSE Indianapolis — Continental LLC,
a Delaware limited liability company
CSE Indianapolis — Greenbriar LLC,
a Delaware limited liability company
CSE Issaquah LLC,
a Delaware limited liability company
CSE Jeffersonville — Hillcrest Center LLC,
a Delaware limited liability company
CSE Jeffersonville — Jennings House LLC,
a Delaware limited liability company
CSE Kingsport LLC,
a Delaware limited liability company
CSE Lake City LLC,
a Delaware limited liability company
CSE Lake Worth LLC,
a Delaware limited liability company
CSE Lakewood LLC,
a Delaware limited liability company
CSE Las Vegas LLC,
a Delaware limited liability company
CSE Lawrenceburg LLC,
a Delaware limited liability company
CSE Lexington Park LLC,
a Delaware limited liability company
CSE Ligonier LLC,
a Delaware limited liability company
CSE Live Oak LLC,
a Delaware limited liability company

CSE Logansport LLC,
a Delaware limited liability company
CSE Lowell LLC,
a Delaware limited liability company
CSE Mobile LLC,
a Delaware limited liability company
CSE Moore LLC,
a Delaware limited liability company
CSE Omro LLC,
a Delaware limited liability company
CSE Orange Park LLC,
a Delaware limited liability company
CSE Orlando — Pinar Terrace Manor LLC,
a Delaware limited liability company
CSE Orlando-Terra Vista Rehab LLC,
a Delaware limited liability company
CSE Piggott LLC,
a Delaware limited liability company
CSE Pilot Point LLC, d/b/a CapitalSource Pilot Point LLC,
a Delaware limited liability company
CSE Pittsburg LLC, d/b/a CapitalSource Pittsburg LLC,
a Delaware limited liability company
CSE Ponca City LLC,
a Delaware limited liability company
CSE Port St Lucie LLC,
a Delaware limited liability company
CSE Richmond LLC,
a Delaware limited liability company
CSE Safford LLC,
a Delaware limited liability company
CSE Salina LLC,
a Delaware limited liability company
CSE Seminole LLC,
a Delaware limited liability company
CSE Shawnee LLC,
a Delaware limited liability company
CSE Stillwater LLC,
a Delaware limited liability company
CSE Taylorsville LLC,
a Delaware limited liability company
CSE Texarkana LLC, d/b/a CapitalSource Texarkana LLC,
a Delaware limited liability company
CSE Texas City LLC, d/b/a CapitalSource Texas City LLC,
a Delaware limited liability company
CSE Upland LLC,
a Delaware limited liability company
CSE West Point LLC,
a Delaware limited liability company
CSE Wichita LLC,
a Delaware limited liability company
CSE Winter Haven LLC,
a Delaware limited liability company
CSE Yorktown LLC,
a Delaware limited liability company
CSE Arden L.P.,
a Delaware limited partnership

By:	CSE North Carolina Holdings I LLC a Delaware limited liability company, its general partner

CSE King L.P., a Delaware limited partnership
By:	CSE North Carolina Holdings I LLC a Delaware limited liability company, its general partner

CSE Knightdale L.P., a Delaware limited partnership
By:	CSE North Carolina Holdings I LLC a Delaware limited liability company, its general partner

CSE Lenoir L.P., a Delaware limited partnership
By:	CSE North Carolina Holdings I LLC a Delaware limited liability company, its general partner

CSE Walnut Cove L.P., a Delaware limited partnership
By:	CSE North Carolina Holdings I LLC a Delaware limited liability company, its general partner

CSE Woodfin L.P., a Delaware limited partnership
By:	CSE North Carolina Holdings I LLC a Delaware limited liability company, its general partner

By:	/s/ Giles Coates
	Name:	Giles Coates
	Title:	Assistant Treasurer

[Signatures continue on following page]

“MARYLAND GUARANTORS” (as Borrower Entities under this Agreement) CSE Cambridge Realty LLC, a Delaware limited partnership
By:	/s/ Giles Coates
	Name:	Giles Coates
	Title:	Assistant Treasurer

CSE Elkton Realty LLC, a Delaware limited partnership
By:	/s/ Giles Coates
	Name:	Giles Coates
	Title:	Assistant Treasurer

CSE Lexington Park Realty a Delaware limited partnership
By:	/s/ Giles Coates
	Name:	Giles Coates
	Title:	Assistant Treasurer

[Signatures continue on following page]

COLUMN FINANCIAL, INC.
By:	/s/ Susana Iannicelli
	Name:	Susana Iannicelli
	Title:	Vice President